Exhibit 96.3 P a g e 1 | 130 Goldfields.com Technical Report Summary of Mineral reserves and Mineral resources 31 December 2021 For The material asset of Gold Fields Limited – Damang Gold Mine – Ghana

P a g e 2 | 130 Table of Contents 1 Executive Summary ............................................................................................................................................................. 8 1.1 Property description and ownership ............................................................................................................................ 8 1.2 Geology and mineralisation ........................................................................................................................................ 8 1.3 Exploration, development and operations ................................................................................................................... 9 1.3.1 Damang Mini Cutback (MCB) .......................................................................................................................... 10 1.3.2 Tomento Hydrothermal ..................................................................................................................................... 10 1.3.3 Epieso prospecting Lease (PL 2/382) ................................................................................................................ 11 1.4 Mineral resource estimates ........................................................................................................................................ 12 1.5 Mineral reserve estimates .......................................................................................................................................... 12 1.6 Capital and operating cost estimates ......................................................................................................................... 13 1.7 Permitting .................................................................................................................................................................. 14 1.8 Conclusions and recommendations ........................................................................................................................... 15 2 Introduction......................................................................................................................................................................... 16 2.1 Registrant for whom the technical report summary was prepared............................................................................. 16 2.2 Terms of reference and purpose of the technical report summary ............................................................................. 16 2.3 Sources of Information .............................................................................................................................................. 16 2.4 Report version update ............................................................................................................................................... 16 3 Property description ........................................................................................................................................................... 18 3.1 Property location ....................................................................................................................................................... 18 3.2 Ownership ................................................................................................................................................................. 19 3.3 Property area ............................................................................................................................................................. 19 3.4 Property mineral titles, claims, mineral rights, leases and options ............................................................................ 19 3.5 Mineral rights description ......................................................................................................................................... 20 3.6 Encumbrances ........................................................................................................................................................... 21 3.7 Other significant factors and risks ............................................................................................................................. 21 3.8 Royalties or similar interest....................................................................................................................................... 22 4 Accessibility, climate, local resources, infrastructure and physiography .................................................................... 23 4.1 Topography, elevation, and vegetation ..................................................................................................................... 23 4.2 Access ....................................................................................................................................................................... 23 4.3 Climate ...................................................................................................................................................................... 23 4.4 Infrastructure ............................................................................................................................................................. 23 4.5 Book Value ............................................................................................................................................................... 25 5 History .................................................................................................................................................................................. 27 6 Geological setting, mineralisation, and deposit ............................................................................................................... 28 6.1 Geological setting ..................................................................................................................................................... 28 6.2 Mineralisation ........................................................................................................................................................... 32 6.2.1 Palaeoplacer mineralisation ............................................................................................................................... 33 6.2.2 Hydrothermal mineralisation ............................................................................................................................. 33 7 Exploration .......................................................................................................................................................................... 35 7.1 Exploration ................................................................................................................................................................ 35 7.1.1 Damang Mini Cutback (MCB) .......................................................................................................................... 36 7.1.2 Tomento Hydrothermal ..................................................................................................................................... 39 7.1.3 Epieso prospecting Lease (PL 2/382) ................................................................................................................ 39 7.2 Drilling ...................................................................................................................................................................... 40 7.2.1 Type and extent ................................................................................................................................................. 40 7.2.2 Procedures ......................................................................................................................................................... 40 7.2.3 Results ............................................................................................................................................................... 41 7.3 Hydrogeology ........................................................................................................................................................... 42

P a g e 3 | 130 7.4 Geotechnical ............................................................................................................................................................. 42 7.4.1 Uniaxial compressive test (UCS) ...................................................................................................................... 42 7.4.2 Triaxial compressive test (TCS) ........................................................................................................................ 43 7.5 Density ...................................................................................................................................................................... 44 8 Sample preparation, analyses, and security .................................................................................................................... 45 8.1 Sample collection ...................................................................................................................................................... 45 8.2 Sample preparation ................................................................................................................................................... 46 8.3 Sample analysis ......................................................................................................................................................... 47 8.4 Quality control and quality assurance (QA/QC) ....................................................................................................... 48 9 Data verification ................................................................................................................................................................. 50 9.1 Data verification ........................................................................................................................................................ 50 9.2 Data Management ..................................................................................................................................................... 50 9.3 Plant Sampling .......................................................................................................................................................... 51 9.4 Drilling ...................................................................................................................................................................... 51 9.5 Sampling ................................................................................................................................................................... 51 9.6 Verification of historical boreholes ........................................................................................................................... 51 9.7 Survey ....................................................................................................................................................................... 52 9.8 Sample analysis ......................................................................................................................................................... 52 9.9 Geological modelling ................................................................................................................................................ 52 10 Mineral processing and metallurgical testing ................................................................................................................. 53 10.1 Testing and procedures ............................................................................................................................................. 53 10.1.1 ALS Metallurgy, 2012 Test work ...................................................................................................................... 53 10.1.2 Tarkwa University of Mines and Technology, 2017 Test work (Damang cut-back) ......................................... 54 10.1.3 Tarkwa University of Mines and Technology, 2019 Test work (Huni cut-back) .............................................. 54 10.1.4 AMTEL Gold Deportment study, 2020 ............................................................................................................. 54 10.2 Relevant results ......................................................................................................................................................... 56 10.2.1 Head analyses .................................................................................................................................................... 56 10.2.2 Metallurgical Recovery ..................................................................................................................................... 57 10.2.3 Ore hardness ...................................................................................................................................................... 59 10.3 Plant sampling and reconciliation ............................................................................................................................. 60 10.4 Deleterious elements ................................................................................................................................................. 61 10.5 Metallurgical Risks ................................................................................................................................................... 61 10.5.1 Sample Representativity .................................................................................................................................... 61 10.5.2 Laboratory Test Methods and Scale-up ............................................................................................................. 62 10.5.3 Deleterious Elements ........................................................................................................................................ 62 11 Mineral resource estimates ................................................................................................................................................ 63 11.1 Mineral resources estimation criteria ........................................................................................................................ 63 11.1.1 Geological model and interpretation ................................................................................................................. 63 11.1.2 Block modelling ................................................................................................................................................ 63 11.1.3 Bulk density ...................................................................................................................................................... 63 11.1.4 Compositing and domaining ............................................................................................................................. 64 11.1.5 Top cuts ............................................................................................................................................................. 64 11.1.6 Variography ...................................................................................................................................................... 65 11.1.7 Grade estimation ............................................................................................................................................... 66 11.1.8 Selective mining units ....................................................................................................................................... 68 11.1.9 Model validation ............................................................................................................................................... 68 11.1.10 Cut-off grades ................................................................................................................................................... 69 11.1.11 Reasonable prospects of economic extraction ................................................................................................... 70 11.1.12 Classification criteria ........................................................................................................................................ 70 11.2 Mineral resources as of 31 December 2021 .............................................................................................................. 72 11.3 Audits and reviews .................................................................................................................................................... 72 11.4 Comparison with 31 December 2020 and 31 December 2021 Mineral resource ...................................................... 73

P a g e 4 | 130 12 Mineral reserve estimates .................................................................................................................................................. 74 12.1 Level of assessment .................................................................................................................................................. 74 12.2 Mineral reserve estimation criteria ............................................................................................................................ 75 12.2.1 Recent production performance ........................................................................................................................ 75 12.2.2 Key assumptions and parameters ...................................................................................................................... 75 12.2.3 Risks.................................................................................................................................................................. 77 12.2.4 Cut-Off Grades .................................................................................................................................................. 78 12.2.5 Mine design ....................................................................................................................................................... 78 12.2.6 Mining planning and schedule .......................................................................................................................... 81 12.2.7 Processing schedule .......................................................................................................................................... 83 12.2.8 Classification criteria ........................................................................................................................................ 83 12.2.9 Economic assessment ........................................................................................................................................ 83 12.3 Mineral reserves as of 31 December 2021 ................................................................................................................ 83 12.4 Audits and reviews .................................................................................................................................................... 84 12.5 Comparison 31 December 2021 with 31 December 2020 Mineral reserve ............................................................... 85 13 Mining methods .................................................................................................................................................................. 86 13.1 Geotechnical models ................................................................................................................................................. 86 13.2 Hydrogeological models ........................................................................................................................................... 88 13.3 Mining methods ........................................................................................................................................................ 88 13.4 Site layout ................................................................................................................................................................. 89 13.5 Equipment and labour requirements .......................................................................................................................... 91 13.6 Final Reserve outline ................................................................................................................................................ 91 14 Processing and recovery methods ..................................................................................................................................... 92 14.1 Flow sheet and design ............................................................................................................................................... 92 14.2 Recent process plant performance ............................................................................................................................. 94 14.3 Process plant requirements ........................................................................................................................................ 94 14.4 Processing Risks ....................................................................................................................................................... 95 14.4.1 Major Equipment Failure .................................................................................................................................. 95 14.4.2 Plant Operational Management ......................................................................................................................... 95 14.4.3 Operating Costs, Plant Consumables and Reagents .......................................................................................... 95 15 Infrastructure ...................................................................................................................................................................... 97 15.1 Tailings storage facilities (TSF) ................................................................................................................................ 97 15.2 Waste rock dumps ................................................................................................................................................... 100 15.3 Water ....................................................................................................................................................................... 100 15.4 Power ...................................................................................................................................................................... 101 15.5 Accommodation ...................................................................................................................................................... 102 15.6 Site access ............................................................................................................................................................... 102 15.7 Other infrastructure ................................................................................................................................................. 102 16 Market studies ................................................................................................................................................................... 103 16.1 Preliminary Market Study ....................................................................................................................................... 103 16.2 Metal Price history .................................................................................................................................................. 104 17 Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups .... 105 17.1 Permitting ................................................................................................................................................................ 105 17.2 Environmental studies ............................................................................................................................................. 107 17.3 Waste disposal, monitoring and water management ............................................................................................... 108 17.3.1 Tailings storage facilities (TSF) ...................................................................................................................... 108 17.3.2 Waste rock dumps ........................................................................................................................................... 109 17.3.3 Water management.......................................................................................................................................... 109 17.4 Social and community ............................................................................................................................................. 110 17.5 Mine closure............................................................................................................................................................ 111 18 Capital and operating costs ............................................................................................................................................. 112

P a g e 5 | 130 18.1 Basis and accuracy .................................................................................................................................................. 112 18.2 Capital costs ............................................................................................................................................................ 112 18.3 Operating costs ........................................................................................................................................................ 112 19 Economic analysis ............................................................................................................................................................. 114 19.1 Key inputs and assumptions .................................................................................................................................... 114 19.2 Economic analysis ................................................................................................................................................... 115 19.3 Sensitivity analysis .................................................................................................................................................. 115 20 Adjacent properties .......................................................................................................................................................... 117 21 Other relevant data and information ............................................................................................................................. 118 22 Interpretation and conclusions ....................................................................................................................................... 120 22.1 Risks and mitigating actions ................................................................................................................................... 121 23 Recommendations ............................................................................................................................................................ 122 24 References .......................................................................................................................................................................... 123 25 Reliance on information provided by the registrant .................................................................................................... 124 26 Definitions .......................................................................................................................................................................... 125 26.1 Adequate geological evidence ................................................................................................................................. 125 26.2 Conclusive geological evidence .............................................................................................................................. 125 26.3 Cutoff grade ............................................................................................................................................................ 125 26.4 Development stage issuer ........................................................................................................................................ 125 26.5 Development stage property.................................................................................................................................... 125 26.6 Economically viable ................................................................................................................................................ 125 26.7 Exploration results .................................................................................................................................................. 125 26.8 Exploration stage issuer .......................................................................................................................................... 125 26.9 Exploration stage property ...................................................................................................................................... 125 26.10 Exploration target .................................................................................................................................................... 125 26.11 Feasibility study ...................................................................................................................................................... 126 26.12 Final market study ................................................................................................................................................... 126 26.13 Indicated Mineral resource ...................................................................................................................................... 126 26.14 Inferred Mineral resource ........................................................................................................................................ 126 26.15 Initial assessment .................................................................................................................................................... 126 26.16 Investment and market assumptions ........................................................................................................................ 127 26.17 Limited geological evidence ................................................................................................................................... 127 26.18 Material ................................................................................................................................................................... 127 26.19 Material of economic interest .................................................................................................................................. 127 26.20 Measured Mineral resource ..................................................................................................................................... 127 26.21 Mineral reserve ....................................................................................................................................................... 127 26.22 Mineral resource ..................................................................................................................................................... 127 26.23 Modifying factors .................................................................................................................................................... 127 26.24 Preliminary feasibility study (or pre-feasibility study) ............................................................................................ 128 26.25 Preliminary market study ........................................................................................................................................ 128 26.26 Probable Mineral reserve ........................................................................................................................................ 128 26.27 Production stage issuer ............................................................................................................................................ 128 26.28 Production stage property ....................................................................................................................................... 128 26.29 Proven Mineral reserve ........................................................................................................................................... 128 26.30 Qualified person ...................................................................................................................................................... 128 26.31 Relevant experience ................................................................................................................................................ 129

P a g e 6 | 130 List of Tables Table 1.4.1: Damang - summary of gold Mineral resources as at 31 December 2021 (fiscal year end) based on a gold price of $1,500/oz ................................................................................................................................................................... 12 Table 1.5.1: Damang - summary of gold Mineral reserves as at 31 December 2021 (fiscal year end) based on a gold price of $1,300/oz ................................................................................................................................................................... 13 Table 1.6.1: Capital costs ($ million) ............................................................................................................................................... 13 Table 1.6.2: Operating costs ($ million) ........................................................................................................................................... 14 Table 1.7.1: Licenses and operating permits are in place ................................................................................................................. 15 Table 2.5.1: List of Qualified persons .............................................................................................................................................. 16 Table 3.4.1: List of Damang mineral titles ....................................................................................................................................... 20 Table 3.5.1: Royalty rate schedule ................................................................................................................................................... 21 Table 4.4.1: AGL National / Expats employee ratio ........................................................................................................................ 25 Table 4.4.2: Community employment ratio ..................................................................................................................................... 25 Table 6.1.1: Divisions of the Birimian and Tarkwaian .................................................................................................................... 30 Table 7.2.1: Drilling for 2021 .......................................................................................................................................................... 40 Table 7.3.1: Summary of slug test results for the Damang pit area .................................................................................................. 42 Table 7.4.1: Summary of rock mass properties ................................................................................................................................ 43 Table 7.5.1: Density by rock type .................................................................................................................................................... 44 Table 8.4.1: Quality control sample types ........................................................................................................................................ 48 Table 10.1.1: Damang Pit samples mineralogical assessment summary (2020) .............................................................................. 55 Table 10.2.1: Damang Pit cut-back metallurgical samples head analyses – key species (2017) ...................................................... 56 Table 10.2.2: Huni Pit cut-back metallurgical samples head analyses – key species (2019) ........................................................... 57 Table 10.2.3: Damang Pit cut-back test work (2017) metallurgical recovery test results summary ................................................. 57 Table 10.2.4: Huni Pit cut-back test work (2019) metallurgical recovery test results summary ...................................................... 58 Table 10.2.5: Damang pit lithologies hardness test results (2017) ................................................................................................... 59 Table 10.2.6: Huni pit lithologies hardness test results (2019) ........................................................................................................ 60 Table 10.2.7: Estimated mill power requirements by lithology and pit ............................................................................................ 60 Table 11.1.1: 2021 Damang Pit Resource Model Top Cut Criteria .................................................................................................. 64 Table 11.1.2: Variogram parameters for the grade estimation ......................................................................................................... 65 Table 11.1.3: Summary of December 2021 Grade estimation parameters ....................................................................................... 67 Table 11.1.4: Damang – Gold metal reconciliation for 2021 ........................................................................................................... 68 Table 11.1.5: Damang open pit resource cut-off grades ................................................................................................................... 69 Table 11.2.1: Damang – Summary of gold Mineral resources at the end of the fiscal year ended 31 December 2021 based on a gold price of $1,500/oz .............................................................................................................................................. 72 Table 12.2.1: Damang – recent operating statistics .......................................................................................................................... 75 Table 12.2.2: Damang – summary of material modifying factors .................................................................................................... 75 Table 12.2.3: Reserve Life of Mine design factors .......................................................................................................................... 76 Table 12.2.4: Damang open pit reserve cut-off grades ..................................................................................................................... 78 Table 12.2.5: Mining Equipment Assumptions and Constraints ...................................................................................................... 81 Table 12.2.6: Damang Mining Schedule (note processing continues to 2025) ................................................................................ 82 Table 12.2.7: Damang LoM processing schedule ............................................................................................................................ 83 Table 12.3.1: Damang - summary of gold Mineral reserves at the end of the fiscal year ended 31 December 2021 based on a gold price of $1,300/oz .............................................................................................................................................. 84 Table 12.5.1: Net difference in Mineral reserves between 31 December 2020 and 31 December 2021 .......................................... 85 Table 13.1.1: Two-dimensional (2D) Slope Stability Analysis ........................................................................................................ 88 Table 14.3.1: Process plant – key requirements summary ............................................................................................................... 94 Table 16.1.1: Metal Price Deck ...................................................................................................................................................... 103 Table 17.1.1: List of Damang Environmental Permits ................................................................................................................... 106

P a g e 7 | 130 Table 18.2.1: Capital costs ($ million) ........................................................................................................................................... 112 Table 18.3.1: Operating costs ($ million) ....................................................................................................................................... 113 Table 18.3.2: Post LoM costs 100 % basis ..................................................................................................................................... 113 Table 19.1.1: LoM physical, operating cost and capital cost inputs and revenue assumptions 100 % basis .................................. 114 Table 19.1.2: Gold Fields 90 % Attributable Gold, FCF and NPV ................................................................................................ 115 Table 19.1.3: Breakdown of ESG expenditure included in Table 18.2.1, Table 18.3.1 and Table 19.1.1 100 % basis .................. 115 Table 19.3.1: NPV sensitivity to changes in gold price ................................................................................................................. 115 Table 19.3.2: NPV sensitivity to changes in grade......................................................................................................................... 115 Table 19.3.3: NPV sensitivity to changes in capital costs .............................................................................................................. 116 Table 19.3.4: NPV sensitivity to changes in operating costs.......................................................................................................... 116 Table 19.3.5: NPV sensitivity to changes in Discount Rate ........................................................................................................... 116 Table 22.1.1: Damang risks and mitigating actions ....................................................................................................................... 121 List of Figures Figure 1.2.1: Location of Damang in Ghana ...................................................................................................................................... 9 Figure 3.1.1: Damang operating sites and infrastructure .................................................................................................................. 18 Figure 3.4.1: Damang Map of Tenements ........................................................................................................................................ 19 Figure 4.4.1: Damang operating sites and infrastructure .................................................................................................................. 24 Figure 6.1.1: Geology of southwest Ghana showing the Ashanti belt .............................................................................................. 28 Figure 6.1.2: Geology – Generalised Stratigraphic Column – South West Ghana ........................................................................... 29 Figure 6.1.3: Geology of the Damang area ...................................................................................................................................... 31 Figure 6.1.4: Stratigraphic correlation between the east and west limbs of the Damang Anticline.................................................. 32 Figure 7.1.1: Exploration areas 2021 and beyond ............................................................................................................................ 36 Figure 7.1.2: Resource Infill drilling at Damang MCB .................................................................................................................... 37 Figure 7.1.3: Plan view of Damang Main pit - Isometric view of the Damang Main pit (looking East) .......................................... 38 Figure 7.1.4: E-W section looking north showing the Damang MCB .............................................................................................. 38 Figure 8.2.1: Sample preparation methodology ............................................................................................................................... 47 Figure 12.2.1: Damang and Huni Reserve outline (Life of mine Reserve) ...................................................................................... 80 Figure 13.1.1: Damang pit geotechnical domains ............................................................................................................................ 87 Figure 13.4.1: Damang site infrastructure and lease boundaries ...................................................................................................... 90 Figure 13.6.1: showing the LoM final pit outline and the pit position as at 31 December 2021 ...................................................... 91 Figure 14.1.1: Schematic flow diagram for the crushing circuit ...................................................................................................... 92 Figure 14.1.2: Schematic flow diagram for the milling circuit ........................................................................................................ 93 Figure 14.1.3: Schematic flow diagram for the extraction circuit .................................................................................................... 93 Figure 15.1.1: Layout of ETSF and FETSF Tailing Storage Facilities ............................................................................................ 97 Figure 15.1.2: Layout and location of STSF .................................................................................................................................... 99 Figure 19.3.1: Properties adjacent to the Damang mine concession .............................................................................................. 117

P a g e 8 | 130 1 Executive Summary This technical report summary was prepared for Gold Fields Limited (Gold Fields or the Company or the Registrant), a production stage issuer. The purpose of this technical report summary for Damang Gold Mine (Damang or Abosso Goldfields Limited (AGL)) is to highlight significant information in the report focusing on property ownership, exploration strategy and results, Mineral resources and Mineral reserves and key capital and operating cost estimates. Damang is a production stage property located in Ghana and this technical report summary has been compiled, in accordance with the Securities and Exchange Commission (SEC) property disclosure requirements for mining registrants as specified in Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations. The effective date of this technical report summary is 31 December 2021. Unless otherwise specified, all units of currency are in United States dollars ($). All measurements are metric with the exception of troy ounces (oz). 1.1 Property description and ownership Damang is located in south-western Ghana, approximately 300 km by road, west of the capital Accra (Figure 1.2.1). Gold Fields has 90 % ownership of two granted mining leases and three granted prospecting licences pending renewal covering a combined area of 24,265 ha. The remaining 10 % ownership is held by the Ghanaian government. The major components of the Damang mining and processing operation are:  Two operating open pits (Damang pit and Huni pit)  A 4.6 Mt per annum carbon-in-leach (CIL) process plant.  Tailings storage facilities (TSF).  A power plant.  Equipment maintenance facilities.  Administration centers.  A residential village. 1.2 Geology and mineralisation The gold deposits at Damang comprise predominantly fresh hydrothermal mineralisation with limited oxide and palaeoplacer ore bodies. They are located within the Tarkwaian System, which is an important stratigraphic component of the Ashanti Belt in south-western Ghana. The Ashanti Belt is a north-easterly striking, broadly synclinal structure made up of Lower Proterozoic sedimentary and volcanic rocks underlain by metavolcanic and metasedimentary rocks of the Birimian System. Damang is located in an area that features several regional-scale fold structures developed within the Tarkwaian stratigraphy which presents as an unconformity overlying the Birimian and is characterized by lower-intensity metamorphism.

Figure 1.2.1: Location of Damang in Ghana



Damang Gold Mine : General Location of Material Assets
LEGEND
Damang Tenements
Prospecting Licences
Administration Offices
Mines / Deposits
Towns
Administration Office and Plant
Damang Mine Camp
Damang
Huni Pit
Damang Pit
Kwesie North Pit
Kwesie South Pit
Lima Pit
Lima South Pit
Tomento Pit
Tomento East Pit
Amoanda Pit
Rex Pit
Damang Gold Mine
Shafts
Abosso
Burkina Faso
Benin
Togo
Wa
Tamale
Yeji
Ghana
Bondoukou
Cote d'Ivoire
Kpalimé
Obuasi
Lomé
Damang
Accra
Abidjan
Sekondi-Takoradi
Takoradi
Atlantic Ocean
WA-DAM-P00089AA-J00074

Source: Damang CPR 2021

The predominantly hydrothermal orebodies are hosted by a north to north-westerly plunging antiform, referred to as the Damang Anticline. The antiform plunges shallowly to the north, with the eastern and western limbs of the antiform dipping steeply to the east and west respectively. All other known palaeoplacer gold mineralisation is located on the east and west limbs of the Damang Anticline

The mining operation primarily exploits fresh hydrothermal mineralisation occurring at the closure of the regional anticline associated with conjugate sets of shear and extensional faults and quartz veins, which cross cut the various local lithologies. In places the lower grade palaeoplacer conglomerates hosted within the antiform have been hydrothermally overprinted resulting in enhanced gold mineralisation.

1.3 Exploration, development and operations

Damang is a well-established mining operation and exploration activities are focused on discovery and resource development to support the exploration pipeline and life of mine extension opportunities. The Tomento and Epieso exploration projects are current focus areas with potential for defining new Mineral resources and the Mini Cutback project could provide a multi-year extension to the life of the current main pit.

Exploration expenditure at Damang totalled $3.6 million in 2021 and an exploration budget of $4.0 million has been approved for 2022.

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P a g e 10 | 130 Exploration at Damang during 2021- 2022 was a combination of:  Resource conversion and extensional drilling to define ore for inclusion in the Damang Reinvestment Project (DRP) and beyond.  Exploration aimed at generating a steady pipeline of near mine targets with potential to extend the Damang life of mine plan.  Early-stage concept and target definition programs utilizing soil geochemistry and follow up on the results from scout drilling campaigns. Exploration during 2021 mainly focused on the following areas:  Damang Mini Cutback area  Tomento hydrothermal zone  Greenfields exploration on ground covered by the Epieso prospecting licence Open pit mining is conducted using conventional drill and blast with truck and shovel methods carried out by contractors. The gold mineralisation is mined selectively to cut-off grades and segregated into grade ranges to balance ore production and processing capacities. Current mining is from the Damang main pit, with stripping ongoing at the Huni pit situated just north of the Damang pit. The recent production performance of Damang is summarized in Table 12.2.1. 1.3.1 Damang Mini Cutback (MCB) The MCB comprises a relatively small layback at the east wall of the Damang main pit that could potentially provide a 5–6-year extension to the Damang life of mine. Exploration expenditure on the MCB during 2021 totalled $3.0 million. Drilling was designed to improve confidence in the resource model necessary for the MCB Pre-feasibility study (PFS) commencing in 2022. In addition, the programme also targeted definition of the high-grade ore shoots associated with the conjugate shear and extensional vein systems that control the distribution of gold. Drilling completed during 2021 comprised 27 diamond drill (DD) and 13 Reverse Circulation (RC) drill holes for a total of 9,481 m. The programme reduced the drill hole spacing in the northern portion of the MCB study area to 32 m x 20 m spacing (indicated resource category) and the spacing in the southern portion of the area to just more than 40 m x 40 m centres. Consequently, the southern portion of the MCB remains in the inferred resource category. An additional 12 DD holes for a total 3,510 m are planned in this area for 2022 pending approval of a $4 million budget. This will close the southern portion of the MCB volume down to 40 m x 40 m centres or closer. However, based on the historic poor reconciliations of the Damang Reinvestment Plan which was based on a 40 m x 40 m spaced resource model, the MCB study will not be advanced to an investment decision without first de-risking the plan by fully infilling the project area to at least a 40 m x 20 m spacing. The current resource model is almost entirely allocated to the indicated resource category within the MCB volume, so there is no technical requirement for infill drilling during the pre-feasibility study (PFS). No Mineral reserves are reported for the MCB in 2021. 1.3.2 Tomento Hydrothermal A further $0.298 million was spent on a first pass combined DD and RC drill programme at the Tomento hydrothermal area. The project area is located within the Damang mining lease (ML1409/96) along the western limb of the Damang Anticline about 100 m west the Tomento haul road that runs between Tomento Pit 1 and the Lima Pit. Exploration activities in the area include historical regional scale soil geochemical sampling completed by Ranger Minerals and subsequent pitting done during a Regional Prospectivity Analysis completed in 2005.

P a g e 11 | 130 Follow up Geochem sampling undertaken during Q4 2020 resulted in the delineation of anomalous gold zones across the area. Six trenches (up to 5 m deep) were completed during Q1 2021 to investigate these zones and establish a basis for follow-up drilling. Drilling completed up to 80 m to 100 m below surface. Initially a total of 21 holes (combination of 16 RC holes and 5 DD holes) were planned along 5 section lines focussing on the main anomalies identified along the Tarkwaian- Birimian (Diorite Porphyry) contact. Eleven (11) holes were completed (6 RC and 5 DD) with no significant intersections returned. Based on the initial results a decision was made to cease further drilling and complete a multi- element analysis on the DD core to determine the nature of the mineralisation and alteration encountered. 1.3.3 Epieso prospecting Lease (PL 2/382) The Epieso PL is located about 20 km south-east of the Damang pit and is at a target definition stage. Post approval from the Minerals Commission to continue work at the Epieso PL, $0.316 million was approved for two phases of follow-up soil geochemical sampling across the licensed ground. The primary objective was to delineate drill targets with either hydrothermal and/or palaeoplacer style mineralisation. Utilization of an integrated dataset generated from a combination of soil geochemical data, hand-held auger sampling and detailed field/regolith mapping underpinned the programme. The initial phase of soil Geochem sampling commenced in Q4 2020, with a total of 896 soil samples being collected on a 480 m x 80 m grid. The data was analyzed in conjunction with the regolith interpretation and generated a number of anomalies in both the Birimian and Tarkwaian Systems. The phase 2 programme subsequently infill drilled across the anomalous zones reduced the sample spacing to 160 m x 40 m, focusing on the anomalous gold zones delineated during the Phase 1 programme. A total of 2,198 samples was collected during the phase 2 programme. Based on the outcome of the analysis done, three anomalous zones were delineated for follow-up prospect drilling.

1.4 Mineral resource estimates

The Damang Mineral resources exclusive of Mineral reserves as of 31 December 2021 are summarized in Table 1.4.1. The Mineral resources are 90 % attributable to Gold Fields and are net of production depletion up to 31 December 2021. The point of reference for the Mineral resources is in-situ over a minimum mining width with dilution applied. Open pit Mineral resources are confined to $1,500 per ounce diluted resource pit shells and the tonnes and grade are reported as undiluted and in situ.

Table 1.4.1: Damang - summary of gold Mineral resources as at 31 December 2021 (fiscal year end) based on a gold price of $1,500/oz

	Resources (exclusive of Mineral reserves)			Cut-off grades/ (g/t Au)	Metallurgical recovery/ (%)
	Amount/ (kt)	Grades/ (g/t Au)	Amount/ (koz Au)		
Open Pit Mineral resources					
OP Measured Mineral resources	3,713	1.7	208	0.52 to 0.86	89.5 to 90.1
OP Indicated Mineral resources	40,341	2.1	2,718	0.52 to 0.86	89.5 to 90.1
OP Measured + Indicated Mineral resources	44,054	2.1	2,926	0.52 to 0.86	89.5 to 90.1
OP Inferred Mineral resources	8,083	2.0	530	0.52 to 0.86	89.5 to 90.1
Stockpile Mineral resources					
SP Measured Mineral resources	2	0.59	0	0.52 to 0.86	89.5 to 90.1
SP Indicated Mineral resources					
SP Measured + Indicated Mineral resources					
SP Inferred Mineral resources	840	0.59	16	0.52 to 0.86	89.5 to 90.1
Total Damang Mineral resources					
Total Measured Mineral resources	3,715	1.7	208	0.52 to 0.86	89.5 to 90.1
Total Indicated Mineral resources	40,341	2.1	2,718	0.52 to 0.86	89.5 to 90.1
Total Measured + Indicated Mineral resources	44,056	2.1	2,926	0.52 to 0.86	89.5 to 90.1
Total Inferred Mineral resources	8,922	1.9	545	0.52 to 0.86	89.5 to 90.1

Notes:
a) Mineral resources are exclusive of Mineral reserves. Rounding of figures may result in minor computational discrepancies.
b) Mineral resources categories are assigned with consideration given to geological complexity, grade variance, drill hole intersection spacing and proximity of mining development.
c) Quoted as diluted in situ metric tonnes and grades. Metallurgical recovery factors have not been applied to the Mineral resource estimates. The approximate metallurgical recovery factor is 92.2 %. The metallurgical recovery is the ratio, expressed as a percentage, of the mass of the specific mineral product recovered from ore treated at the process plant to its total specific mineral content before treatment. Damang mining operations vary according to the mix of the source material (e.g., oxide, transitional, fresh and ore type blend).
d) The gold metal price used for the 2021 Mineral resources is $1,500 per ounce. Open pit Mineral resources at the Ghanaian operations are based on revenue factor 1 pits unless otherwise stated. The gold price used for Mineral resources approximates 15 % higher than the selected Mineral reserve price. The gold price used for Mineral resources is detailed in particularity in Chapter 16 Market studies.
e) The cut-off grade may vary per open pit depending on the respective costs, depletion schedule, ore type, expected mining dilution and expected mining recovery. The average or range of cut-off grade values applied to the Mineral resources are: Damang 0.52 g/t to 0.73 g/t Au mill feed (open pit oxide ore) and 0.61 g/t to 0.86 g/t Au (open pit fresh ore).
f) The Mineral resources are based on initial assessments at the resource gold price of $1,500/oz and consider estimates of all Damang costs, the impact of modifying factors such as mining dilution and mining recovery, processing recovery and royalties. Mineral resources are also tested through the application of Environmental, Social and Governance (ESG) criteria to demonstrate reasonable prospects for economic extraction.
g) The Mineral resources are estimated at a point in time and can be affected by changes in the gold price, US Dollar currency exchange rates, permitting, legislation, costs and operating parameters.
h) Damang is 90 % attributable to Gold Fields and is entitled to mine all declared material located within the property's mineral leases and all necessary statutory mining authorizations and permits are in place or have reasonable expectation of being granted.

Source: Damang CPR, 2021

1.5 Mineral reserve estimates

The Damang Mineral reserves as at 31 December 2021 are summarized in Table 1.5.1. The Mineral reserves are 90 % attributable to Gold Fields and are net of production depletion up to 31 December 2020. The point of reference for the Mineral reserves is ore delivered to the processing facility.

Page 12 | 130

Table 1.5.1: Damang - summary of gold Mineral reserves as at 31 December 2021 (fiscal year end) based on a gold price of $1,300/oz

	Amount/ (kt)	Grades/ (g/t Au)	Amount/ (koz Au)	Cut-off grades/ (g/t Au)	Metallurgical recovery/ (%)
Open Pit Mineral reserves					
OP proven Mineral reserves	1,109	1.2	43	0.57 to 0.75	89.5 to 90.1
OP probable Mineral reserves	7,016	1.4	324	0.57 to 0.75	89.5 to 90.1
OP total Mineral reserves	8,125	1.4	367	0.57 to 0.75	89.5 to 90.1
Stockpile Mineral reserves					
SP Proven Mineral reserves	7,404	0.90	206	0.57 to 0.75	89.5 to 90.1
SP Probable Mineral reserves					
SP total Mineral reserves	7,404	0.90	206	0.57 to 0.75	89.5 to 90.1
Total Mineral reserves					
Total Proven Mineral reserves	8,514	0.91	249	0.57 to 0.75	89.5 to 90.1
Total Probable Mineral reserves	7,016	1.4	324	0.57 to 0.75	89.5 to 90.1
Total Damang Mineral reserves 2021	15,530	1.1	573	0.57 to 0.75	89.5 to 90.1
Total Damang Mineral reserves 2020	19,041	1.5	928		
Year on year difference (%)	-18 %	-24 %	-38 %		

Notes:
a) Rounding of figures may result in minor computational discrepancies.
b) Refer to Table 12.5.1 for year-on-year Mineral reserve comparison.
c) Quoted as mill delivered metric tonnes and run-of-mine grades, inclusive of all mining dilutions and gold losses except mill recovery. Metallurgical recovery factors have not been applied to the reserve figures. The approximate metallurgical recovery factor is 92.2 %. The metallurgical recovery is the ratio, expressed as a percentage, of the mass of the specific mineral product recovered from ore treated at the process plant to its total specific mineral content before treatment. The recoveries for Damang vary according to the mix of the source, lithology and grade of the ore material.
d) The gold price used for the 2021 LoM Mineral reserves is $1,300 per ounce. Open pit Mineral reserves at Damang are based on optimized pits using appropriate mine design and extraction schedules. The gold price used for Mineral reserves is detailed in particularity in Chapter 16 Marketing.
e) Dilution relates to planned and unplanned waste and/or low-grade material being mined and delivered to the process plant. Ranges are given for those operations that have multiple orebody styles and mining methodologies. The mine dilution factors range from 17 % to 25 % (open pit).
f) The mining recovery factor relates to the proportion or percentage of ore mined from the defined orebody at the gold price used for the declaration of Mineral reserves. This percentage will vary from mining area to mining area and reflects planned and scheduled reserves against actual tonnes, grade and metal mined, with all modifying factors and mining constraints applied. The mining recovery factor is 95 % (open pit).
g) The cut-off grade may vary per open pit, depending on the respective costs, depletion schedule, ore type, expected mining dilution and expected mining recovery. The average or range of cut-off grade values applied in the planning process are: Damang 0.57 g/t to 0.65 g/t Au mill feed (oxide ore) and 0.67 g/t to 0.75 g/t Au (fresh ore).
h) A gold ounces-based Mine Call Factor (metal accounted for over metal called for) determined primarily on historic performance but also on realistic planned improvements where appropriate, is applied to the Mineral reserves. A Mine Call Factor of 95 % has been applied at Damang.
i) Damang is 90 % attributable to Gold Fields and is entitled to mine all declared material located within the property's mineral leases and all necessary statutory mining authorizations and permits are in place or have reasonable expectation of being granted.

Source: Damang CPR, 2021

The Damang Mineral reserves are the economically mineable part of the measured and indicated Mineral resources based on technical and economic studies completed to a minimum of a pre-feasibility level based on the reserve gold price of $1,300/oz to justify their extraction as at 31 December 2021. The Damang life of mine reserve has a pre-feasibility study estimated accuracy of ±25 % with a contingency lower than or equal to 15 %.

1.6 Capital and operating cost estimates

Major budgeted capital cost items for the 31 December 2021 Mineral reserve LoM plan include capital waste stripping, Stage 3 construction of the Far East Tailings Storage Facility (FETSF), process plant upgrades, and other sustaining capital costs. The forecast capital costs are summarized in Table 1.6.1.

Table 1.6.1: Capital costs ($ million)

Capital cost	2022	2023	2024	2025
Capital expenditure	51.7	8.1	4.8	0.0

Notes:
a) The detailed capital cost schedule is presented in Table 18.2.1.
b) This capital summary estimate is for the Mineral reserve life of mine schedule.

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P a g e 14 | 130 Source: Damang CPR, 2021 Budgeted operating costs for the 31 December 2021 Mineral reserve LoM plan are summarized in Table 1.6.2. Table 1.6.2: Operating costs ($ million) Operating cost 2022 2023 2024 2025 Operating cost 176.3 156.2 107.9 71.2 Notes: a) The detailed operating cost schedule is presented in Table 18.3.1. b) This operating cost summary estimate is for the Mineral reserve LoM schedule. Source: Damang CPR, 2021 1.7 Permitting The key operating environmental permits for the operation are issued by the Environmental Protection Agency, the Minerals Commission, and the Water Resources Commission and relate to:  Water Use  Mining Operations  Tailings Management Environmental Impact Assessment for new project  Environmental Management Plan. The operation has these permits in place and manages its legal and other obligations through the Environmental Management System. Environmental management at Damang is conducted within the framework of an ISO 14001 certified environmental management system (EMS). Certification of the system first occurred in July 2003 for a three-year period. This has since been the subject of annual third-party audits. Recertification of the EMS under the revised ISO 14001:2015 standard was achieved in May 2018 for another three-year period. The foundation of the EMS is Damang’s Environmental Policy, which is aligned with the Gold Fields Limited Environmental Policy. Damang’s current environmental management plan (EMP) is valid until July 2023. The payment for the certificate (EMP 2020-2023) was made to the Environmental Protection Agency (EPA) in July 2021. The water use permits and the mine operating permits were renewed with the necessary renewal payments at the end of December 2021. These permits are expected to be granted in February 2022. Validity of the permits:  Operating permit: 1 year  Water use permit: 3years

Table 1.7.1: Licenses and operating permits are in place

Category	Title	File Reference	Description/Comment
Certificate	EPA - Environmental Management Plan	No-EPA/EMP/I10	Environmental Certificate. New EMP (2020 – 2023 Valid until July 2023
Permit	Mining operation	0001458/21	Permit fee paid. Awaiting issue of the permit by the Mineral Commission
Permit	Water Use	AGL ID118/19, AGL ID294/19, AGL ID295/19 and AGL ID439/20	Expires in December 2021. Permit fees paid and application for renewal submitted. Awaiting Water Resources Commission to issue permit

Source: Damang CPR, 2021

Environmental management at Damang is conducted within the framework of an ISO 14001 certified environmental management system (EMS). Certification of the system first occurred in July 2003 for a three-year period. This has since been the subject of annual third-party audits. Recertification of the EMS under the revised ISO 14001:2015 standard was achieved in May 2018 for another three-year period. The foundation of the EMS is Damang's Environmental Policy, which is aligned with the Gold Fields Limited Environmental Policy.

Damang's current environmental management plan (EMP) is valid until July 2023. The payment for the certificate (EMP 2020-2023) was made to the Environmental Protection Agency (EPA) in July 2021. The water use permits and the mine operating permits were renewed with the necessary renewal payments at the end of December 2021. These permits are expected to be granted in February 2022.

Validity of the permits:

- Operating permit: 1 year
- Water use permit: 3years
- Expiration date: December 31 2021 with a permit pending

Specific details on which licenses and operating permits are in place (bullet list) for Damang is needed and the status of compliance included.

1.8 Conclusions and recommendations

The Damang Mineral reserves currently support a 4-year life of mine plan to 2025 that values the operation at an attributable net present value of $33.3 million at a discount rate of 8.3% and the reserve gold price of $1,300/oz. It is recommended that further exploration is carried out in the Damang Mini Cutback volume as well as at Rex and Amoanda as these could have the potential for extending the mine life.

Gold Fields' commitment to materiality, transparency and competency in its Mineral resources and Mineral reserves disclosure to regulators and in the public domain is of paramount importance to the Qualified person and the registrants Executive Committee and Board of Directors continue to endorse the company's internal and external review and audit assurance protocols. This Technical Report Summary should be read in totality to gain a full understanding of Damang's Mineral resource and Mineral reserve estimation and reporting process, including data integrity, estimation methodologies, modifying factors, mining and processing capacity and capability, confidence in the estimates, economic analysis, risk and uncertainty and overall projected property value.

However, to ensure consolidated coverage of the company's primary internal controls in generating Mineral resource and reserve estimates a key point summary is provided in Chapter 21 for reference.

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GOLD FIELDS

2 Introduction

2.1 Registrant for whom the technical report summary was prepared

The Damang technical report summary was prepared for Gold Fields Limited (Gold Fields or the Company or the Registrant), a production stage issuer.

2.2 Terms of reference and purpose of the technical report summary

The purpose of this technical report summary is to support the disclosure of Mineral resources and Mineral reserves for the Damang Gold Mine (Damang or the Property), a production stage property located in Ghana (Figure 1.1) and the report has been prepared in accordance with the Securities and Exchange Commission (SEC) property disclosure requirements for mining registrants as specified in Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations.

The effective date of this technical report summary is 31 December 2021.

In addition to this disclosure being in line with the S-K 1300 rule, the Mineral resources and Mineral reserves stated in this technical report summary have also been reported in accordance with the South African Code for the Reporting of Exploration Results, Mineral resources and Mineral reserves (SAMREC Code 2016). SAMREC is aligned to the Committee for Mineral reserves International Reporting Standards (CRIRSCO) Reporting Template November 2019.

2.3 Sources of Information

This technical report summary is principally based on information disclosed in the "Competent Person's Report on the Material Assets of Damang Gold Mine as at 31 December 2021" prepared by Damang Qualified persons on behalf of the Company and has been reviewed by Regional and Corporate subject matter experts and competent persons. The Competent Person's Report (CPR) was supplemented by technical reports and studies prepared by the Company and third-party specialists engaged by the Company as cited throughout this technical report summary and listed in Section 24.

Reliance was also placed on certain economic, marketing and legal information beyond the expertise of the Qualified persons used in the determination of modifying factors. This information provided by the Company is cited throughout this technical report summary and is listed in Section 25.

All units of currency are in United States dollars ($). All measurements are metric with the exception of troy ounces (oz).

2.4 Report version update

This is the maiden technical report summary filed by Gold Fields on the Damang property in the Republic of Ghana.Table 2.4.1. All the Qualified persons have at least five years of relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that the Qualified person is undertaking on behalf of the Company at the time this technical report summary was prepared.

Table 2.4.1: List of Qualified persons

Incumbent	Employer	Position	Affiliations	Relevant experience (years)	Details of inspection	Responsibility
Dr Julian Verbeek	Gold Fields	VP Geology and Mineral resources	FAusIMM - 207994	35	Has not attended site	This document has been prepared under the supervision of and reviewed by Julian Verbeek. Chapters 1-26
Richard Butcher	Gold Fields	Chief Technical Officer GFL Group Technical Services	FAusIMM CP - 211182	41	Has attended site	Overview and review of document. Chapters 1-5, 10 & 12-26

Page 16 | 130

Dr Winfred Assibey-Bonsu	Gold Fields	Group Geostatistician and Evaluator	FSAIMM - 400112/00	35	Has attended site	Resources Estimation Chapters 8 - 9 & 11
Andrew Engelbrecht	Gold Fields	Group Geologist	AusIMM - 224997	22	Has not attended site	Geology and Resources. Chapters 1 - 11
Peter Andrews	Gold Fields	VP: Geotechnical	FAusIMM CP - 302255	20	Has attended site	Geotechnical review. Sections 7.4, 15.2 & 17.3.2
Daniel Hillier	Gold Fields	VP: Metallurgy	FAusIMM CP - 227106	31	Has attended site	Chapters 10 & 14
Johan Boshoff	Gold Fields	Group Head of Tailings	FAusIMM - 1007564	26	Has attended site	Tailings Review. Sections 15.1 & 17.3.1
Andre Badenhorst	Gold Fields	Group Technical and Reporting Governance Manager	AusIMM - 309882	41	Has attended site	Chapters 1-26
Nan Wang	Gold Fields	Vice President Technical Services	AusIMM - 201847	22	Regional employee based at site on rotation	Jointly responsible for the overall correctness, standard and compliance of the Mineral reserve estimate Chapters 1-5, 10 & 12-26
Steven Robins	Gold Fields	Regional Geology Manager	AusIMM - 222533	25	Regional employee based at site on rotation	Jointly responsible for the overall correctness, standard and compliance of the Mineral resource estimate Chapters 1 - 11
Joseph Nyan	Gold Fields	Regional Strategic Mine Planning Manager	FAusIMM CP(Min) - 305323	22	Permanent Gold Fields employee based in the region	Overview and review of document. Chapters 1-5, 10 & 12-26
Mark Neville Biddulph	Gold Fields	Geology Manager	South African Council for Natural Scientific Professions (SACNASP) - 400007/04	24	Permanent Gold Fields employee based on the business unit	Geology and Resources. Chapters 1 - 26
Kwame Appau	Gold Fields	Unit Manager – Strategic Mine Planning	MAusIMM CP(Min) – 316308	14	Permanent Gold Fields employee based at Damang Mine	Reserves and Mining Chapters 1-5, 10 & 12-26
Thomas Kwesi Abakah	Gold Fields	Unit Manager – Resource Geology	MAusIMM - 316516	14	Permanent Gold Fields employee based at Damang Mine	Resources Estimation Chapters 8 - 9 & 11

Notes

a) The Qualified persons where not all able to attend site in 2021 for Mineral reserve and Mineral resource reviews, however, the Mineral reserve and Mineral resource were reviewed according to the chapter 21 description.

b) The recognized professional organization affiliation in good standing has been reviewed by Gold Fields. The Qualified persons have been appointed by Gold Fields.

Source: Damang CPR, 2021

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P a g e 18 | 130 3 Property description 3.1 Property location Damang is located in south-western Ghana, approximately 300 km by road west of the capital Accra (Figure 1.2.1) and approximately 30 km north of the town of Tarkwa at latitude 5°31’ 21.39’’N and longitude 1°51’ 1.71’’W. The Property lies to the north of and is contiguous with Gold Fields’ Tarkwa Property. Figure 3.1.1: Damang operating sites and infrastructure Source: Damang CPR 2021

3.2 Ownership

Abosso Goldfields Limited (AGL) was incorporated in Ghana during the 19th century. AGL was granted a Mining Lease (ML1409/96) covering the Damang mining area in 1995. Gold Fields currently holds 90 % of the issued capital of AGL with the Ghanaian Government holding a 10 % free carried interest as required under the Mining Law of Ghana. AGL has security of tenure for all current exploration and mining tenements that contribute to Damang's Mineral resources and reserves.

3.3 Property area

The Damang property comprises exploration and mining rights covering a total area of 24,265 ha.

3.4 Property mineral titles, claims, mineral rights, leases and options

The Company via its subsidiary AGL has 90 % ownership of two granted mining leases (ML) covering 8,710 ha and pending renewal, three prospecting licenses (PL) covering 15,555 ha (Figure 3.4.1 and Table 3.4.1).

Figure 3.4.1: Damang Map of Tenements



Damang Gold Mine - Tenement Map
LEGEND
Buildings
Mines / Deposits
Town
Mining Lease
Prospecting Licence
Relinquishment Area
Damang
Damang Mine Camp
Damang
Mine Plant Site
Damang (Huni, Damang Cutback and Juno)
Subiri PL
Lima
Tomento
Kwesi North
Kwesi South
Lima South ML
Amoanda
Rex
Bonsa
Epieso
Abosso Deeps
Abosso
Bonsa River Forest Reserve PL
Epieso PL
Ghana
N
S
E
W
Datum : WGS84 UTM Zone 30N
0 Kilometres 5
0 Miles 5
620 000E
640 000E
620 000N
600 000N

Source: Damang CPR 2021

Page 19 | 130

Applications to renew the Subiri, Bonsa River Forest Reserve and Epieso PLs were submitted in May 2012. However, they were never finalised as there was no exploration planned or previously carried out due to financial reasons. Consultation with the Minerals Commission is ongoing, with the outcome of the renewal process pending.

Table 3.4.1: List of Damang mineral titles

Location	ID	Area (ha)	Status	Expiry Date	Comments
Mining Leases					
Damang	ML1409/96	5,838	Valid	Expires 18 April 2025 and is renewable	Revised area after application to enlarge the Damang ML (the Huni Extension) was approved in 2020
Lima South	ML2/151	2,872	Valid	Extended for 10 years to 21 March 2027	Revised area communicated by Minerals Commission (after re-blocking to new cadastral system) for annual mineral rights fee calculation
Prospecting Licences					
Subiri	PL2/370	10,135	Renewal pending	Confirmation of status pending from the Minerals Commission	EPA permit renewal application submitted in May 2012
Bonsa River Forest Reserve	PL2/376	1,720	Renewal pending	Confirmation of status pending from the Minerals Commission. Forest entry permit valid to January 2013	EPA permit expired September 2012. Renewal application submitted in August 2012.
Epieso PL	PL 2/382	3,700	Renewal pending	Confirmation of status pending from the Minerals Commission	EPA permit issued 6 January 2021 for a two-year period.

Notes: a) The Qualified persons opinion is that licenses and tenements can be renewed or extended as required

Source: Damang CPR, 2021

There is an area of overlap between the Gold Fields' Tarkwa and Damang properties that covers the Abosso underground and Abosso tailings areas. Within the overlapping area, Damang holds the mineral rights to exploit the upper 30 m (from surface) of the overlap area as well as use of any surface infrastructure. Tarkwa holds the rights to exploit any mineralisation deeper than 30 m from surface. A formal agreement exists between Tarkwa and Damang whereby Tarkwa (a neighbouring Gold Fields operation) retains the right to explore all underground potential within the overlap area.

An application for the relinquishment of the southern portion of the Damang ML was submitted to the Minerals Commission for approval during 2020. This area includes the overlap between the Damang ML and one of the Tarkwa Mine Lease areas and while approval for the relinquishment was granted in principle, this is still pending final approval from the Minister. The area has been slated for inclusion into a government backed community mining project. Once the process has been finalised and Damang has ceded its rights over the area, the overlap will cease to exist.

3.5 Mineral rights description

Under the Constitution of Ghana, the ownership of all minerals in their natural state falls to the Republic of Ghana, with all minerals vested in the President on behalf of and in trust for the people. Under Ghanaian law, neither a landowner nor any other person may search for minerals or mine on any land without having been granted a mineral right by the Minister responsible for mines. In addition, under Ghanaian law, the Damang property mining leases are subject to ratification by Parliament. The Minerals Commission, which is the statutory corporation overseeing the mining operations on behalf of the Government of Ghana, has confirmed that the Damang mining leases were ratified by Parliament.

The Minerals and Mining Law 1986 (PNDCL 153) (as amended) under which the mineral rights to AGL were granted has been repealed and has been replaced by the Minerals and Mining Act, 2006 (Act 703) which came into effect on 31 March 2006. Act 703 does however make provision for leases, permits and licenses granted or issued under the repealed laws to continue under those laws unless the Minister responsible for minerals provides otherwise by regulation. Therefore, unless and until such regulations are passed in respect of AGL's mineral rights, PNDCL 153, under which the licenses were granted, will continue to apply to AGL's current operations in Ghana. Act 703 further

Page 20 | 130

Gold Fields

provides that even if a mineral right is made subject to the new provisions, this shall not have the effect of increasing the holder's costs or financial burden for a period of five years from when Act 703 came into effect.

Under the provisions of PNDCL 153, the size of an area in respect of which a mining lease may be granted cannot exceed 50 km² for any single grant or 150 km² in the aggregate for any one company.

Three forms of mineral rights are recognized under Ghanaian law. The first is a reconnaissance licence that entitles the holder to search for minerals by geochemical, geophysical and geological means but does not permit drilling or excavation. The second is a prospecting licence that allows the holder to search for minerals and permits, among other things, such excavation as may be necessary for prospecting. The third form of mineral right is a mining lease which entitles the holder to extract minerals.

A licence is required for the export, sale or other disposal of minerals and the permission of the Chief Inspector of Mines is required to remove minerals obtained by the holder of a mineral right. Under Ghanaian law, the Government has a pre-emptive right to purchase gold produced and all products derived from the refining or treatment of minerals at fair market value. In respect of AGL, the Government has agreed, pursuant to a deed of warranty dated 26 April 1996, not to exercise these pre-emptive rights for as long as AGL follows the procedures for the marketing of its products, as may be approved by the Bank of Ghana acting on the advice of the Minerals Commission.

In Ghana, mining companies are required to pay a royalty rate of 5 % to the Government based on gold production in accordance with Section 25 of the Minerals and Mining Act, 2006 (Act 703). From 1 January 2017 a Development Agreement was signed between AGL and the Government of Ghana and included a statutory royalty to be paid dependent on the gold price and is calculated annually on the sliding scale shown in Table 3.5.1. A royalty rate of 3.5 % applied for 31 December 2021 based on the gold price of $1,300/oz.

Table 3.5.1: Royalty rate schedule

Royalty rate	Average annual gold price	
	Low value	High value
3.0 %	$0.00	<$1,300.00
3.5 %	$1,300.00	<$1,450.00
4.0 %	$1,450.00	<$2,300.00
5.0 %	$2,301.00	Unlimited

Source: Damang CPR, 2021

Mineral rights and/or mining rights are subject to the necessary approvals and permits discussed in Chapter 17.

3.6 Encumbrances

There are no fines, penalties, sanctions or other encumbrances for non-compliance or breached of the terms and conditions of AGL's mineral rights.

Chapter 17 discloses the remediation and reclamation guarantees that are pertinent to Damang.

3.7 Other significant factors and risks

In terms of mining, there are no other significant factors or risks that affect access, title, or the right or ability to perform work on the Property and therefore execute the life of mine plan. Damang is currently awaiting confirmation from the Minerals Commission with regards to the renewal of three exploration licenses, Subiri (PL2/370), Bonsa River Forest Reserve (PL2/376) and Epieso (PL2/382). Currently there are no Mineral resources or reserves reported for these licence areas, which are at an early green fields stage of development.

The Qualified person has relied on information provided by the Registrant in preparing its findings and conclusions regarding other significant factors and risks and is not aware of any other current or pending legal matters that may have an influence on the rights to explore or mine for minerals at Damang.

Page 21 | 130

P a g e 22 | 130 A review of recent Company public disclosure documents including the annual report (Form 20-F for the 12 months Ended 31 December 2021) do not contain any statements by the directors on any legal proceedings or other material conditions (other than as set out above) that may impact on the Company’s ability to continue mining or exploration activities at Damang. 3.8 Royalties or similar interest Apart from the Development Agreement linked statutory royalty to be calculated annually, as described in Section 3.5, there are no other royalty or similar interests held by Gold Fields at Damang.

P a g e 23 | 130 4 Accessibility, climate, local resources, infrastructure and physiography 4.1 Topography, elevation, and vegetation The topography across Damang’s property is characterized by gently rolling hills, incised by an extensive drainage network, with low-lying swamp areas. Elevations range from 100 m to a maximum local topographic relief of approximately 290 m above mean sea level. The vegetation cover is a mixture of tropical rainforest and semi-deciduous forest. Deforestation due to subsistence farming has altered the vegetation cover in the mine environs to secondary forest, scrub and cleared land. The principal crops grown include cocoa, plantain, pineapple, cassava, maize, yam, oil palm and coffee. There is no primary forest on the Property. 4.2 Access Damang is located 33 km north of the town of Tarkwa, with good access via the Tarkwa-Damang asphalt road. There is established general infrastructure in place. Damang is in turn connected by asphalt road to the port of Takoradi, 90 km to the southeast. The nearest major airport is at Takoradi. 4.3 Climate Damang has a tropical climate with average monthly temperatures ranging between 21 °C and 32 °C. There are two distinct wet seasons extending from March to July (main rainy season) and September to November (minor rainy season). Average annual rainfall is 2,982 mm. Humidity varies from 75-80 percent in the wet season and 70-80 percent in the dry season. Although there may be minor disruptions to operations during the wet season, no long-term constraints on production due to climate are experienced at any particular time of the year. However, allowances are made in the mining schedule for periods of heavy rainfall and fog and appropriate water management logistics and procedures are in place in the open pits to mitigate the impact of heavy rainfall. 4.4 Infrastructure Damang is currently an open pit gold mining operation with associated infrastructure and facilities that operate year- round. Major infrastructure owned and operated by Damang includes a 4.5 Mt per annum CIL process plant, several large waste dumps, tailings storage facilities (TSF), haul roads, administration centres, fuel storage, engineering workshops, a gas power plant and a residential village (Figure 4.4.1). The process plant, located to the immediate west of the open pits, consists of a three-stage crushing circuit with gyratory crusher, SAG mill, ball mill, with pebble crushing, a gravity circuit and conventional carbon-in-leach (CIL) gold recovery circuit. The plant has been optimized to process circa 4.5 Mt per annum. Damang has three tailings storage facilities: South TSF (STSF), East TSF (ETSF) and Far East TSF (FETSF). The FETSF is active, while the others are under care and maintenance. The facilities are located to the east of the open pits.

P a g e 24 | 130 Figure 4.4.1: Damang operating sites and infrastructure Source: Damang CPR 2021 Other infrastructure includes heavy mining equipment (HME) fleet maintenance workshops currently used by the mining contractor and fuel storage facilities, as well as supporting offices and stores.

Gold Fields

Potable water supply is mainly from boreholes located at various points on the Property and pumped through treatment systems to all areas of the mine including the camp, offices, workshops and the process plant. Raw water is obtained from dewatering of the open pits and stored in holding tanks for use at the process plant. Process water is recycled through the plant and TSF in closed circuit without any discharge to the environment.

Power is supplied by Genser Energy, who built and commissioned a 22.5 MW gas turbine power plant on the Property in 2016. Damang is also connected to the national electricity grid and has a 20 MW emergency diesel power plant with capacity to run the entire operations in the event of a failure of the two main sources.

The village of Damang was relocated from the mine area during the development phase and is now situated on the Damang-Tarkwa road, 1.5 km west of the mine. Most supplies are transported to the Damang property by truck.

The nearest town to the Property is Tarkwa with a population of 35,000 people. Takoradi is the nearest city with a population of approximately 990,000 people and includes a port and major airport.

Personnel operating at senior and middle management levels are recruited and appointed in line with Company policy and consideration is given to applicants from host communities, where training programmes are provided when required. The current ratio of nationals to expatriates is shown in Table 4.4.1 and the ratio of contractor and host communities employed in Table 4.4.2.

Table 4.4.1: AGL National / Expats employee ratio

Number of Employees	Nationals	Expats	%
423	420	3	0.01 %

Source: Damang CPR, 2021

Our business partners are also aligned with the Company's recruitment strategy, in favour of employment within catchment communities with a 40 % to 60 % share of vacancies filled between the various contractors and the host communities respectively (HCE). The government supports Gold Fields' localization plan by means of mine expatriate quotas issued in accordance with the country's immigration laws subject to business needs.

Table 4.4.2: Community employment ratio

Details	Number of Employees	HCE	%
Total AGL	423	283	67 %
Total Contractors	2,020	1,293	64 %
Total Workforce	2,443	1,576	65 %

Source: Damang CPR, 2021

Damang operates safe, functional work rosters to ensure continuous mining operations. Senior officials (management) operate on a six 6 days on and 1 day off-shift continuous roster, whereas shift employees run on a 3 days, 3 nights and 3 days off roster. Support services departments and straight day teams run on a 5 days on 2 days off and 10 days on shift with 4 days off respectively.

4.5 Book Value

The economic analysis disclosed in Chapter 19 is in respect of attributable Mineral reserves only and excludes Mineral resources and lower grade material. The assumptions, parameters and cashflows are only intended to support the reserve declaration of the operation. Certain assumptions and estimates might differ from the long-term outlook or actual results of the operation, including the commodity prices used, which are materially different from current spot prices. Changes in these assumptions may result in significant changes to mine plans, models and the NPV of the operation. The Mineral reserves will therefore not necessarily represent the total future economic benefit that can be derived from the Property.

Page 25 | 130

P a g e 26 | 130 Net Book value of property plant and equipment consists mainly out of land, mining infrastructure, mine development, mineral and surface rights and processing plant related assets of the Property. Damang has a book value of $172.7 million. The Qualified person is of the opinion that the book value estimated as described is expected to be different to the NPV for the attributable reserve only.

P a g e 27 | 130 5 History Several small mining companies previously operated the Abontiakoon concession near Tarkwa town, leading to the sinking of eight vertical shafts and the excavation of numerous open pits. In 1882, operations at the underground Abosso mine exploited the Banket conglomerates to a depth of 850 m. In 1920, the Adjah Bippo and Cinnamon Bippo underground mines to the north were incorporated into the Abosso mine holdings. Abosso mine ceased operation in 1956 with recorded gold production of 2.7 Moz at an average gold grade of 9.8 g/t Au. In 1989, Ranger Exploration (Ranger) commenced an investigation to retreat tailings from the Abosso mine. Following a drilling program and subsequent pre-feasibility study from 1993 to 1996, mining a mineralized quartz vein system extending to a depth of 200 m was shown to be viable. Open pit operations commenced in August 1997 on the Damang Main pit following relocation of 3,000 people. Gold production started in November at the 3.0 Mt per annum CIL plant. In 2001, Gold Fields and Repadre signed an agreement to purchase Ranger’s 90 % interest in Damang. IAMGold and Repadre merged in 2003 to give IAMGold an 18.9 % interest in Damang, with Gold Fields retaining a 71.1 % interest. Gold Fields acquired IAMGold’s 18.9 % interest in 2011, increasing its holding to 90 % with the remaining 10 % held by the Ghanaian Government. The Damang Expansion Project commenced in 2003 to assess the economic viability of the Main pit cutback and identify additional sources of ore from areas around the Main pit. Following further drilling and a successful pre- feasibility study, the Main pit cutback and waste stripping commenced in July 2005. Additional Mineral resources at Rex, Tomento North, Tomento East, Tomento West and Huni were added in 2006. At the end of 2016, the investment into Damang to extend the life of mine plan to 2025 was approved. The Damang Reinvestment Project (DRP) targeted a major cutback in the Main pit to gain access back into the primary higher-grade orebody. The Development Agreement reached between the Government of Ghana and Gold Fields supported the economic viability of the DRP study. The DRP was initiated at the beginning of 2017 and was scheduled to achieve full ore production by 2020 – 2021. The DRP was considered the best option to extend mining and secure future cash flows at the mine up to 2025 and to also enable the Mini Cutback study to be fully assessed as a potential further life extension opportunity. The DRP progressed according to plan during 2020 - 2021 tracking favourably with the original DRP mining schedule. The Qualified person is of the opinion that the historic exploration results have been superseded and supplemented by more recent exploration undertaken by Gold Fields for areas of current interest and that any historic errors or deficiencies will have little influence on the current Mineral resource models or the life of mine reserves.

6 Geological setting, mineralisation, and deposit

6.1 Geological setting

Damang is situated in southwest Ghana on the southern Ashanti Belt, a synclinorium that runs 240 km from Axim in the south to Konongo in the north (Figure 6.1.1).

Figure 6.1.1: Geology of southwest Ghana showing the Ashanti belt


VOLTAIAN
TOGO SERIES
TARKWAIAN
BIRIMIAN
DAHOMEYAN
GRANITE
SUNYANI
YAMFO
KENYASE
SEFWI BELT
BIBIANI
KUMASI
KONONGO
AKYEM
OBUASI
ASHANTI BELT
BOGOSU
PRESTEA
DAMANG
TARKWA
ACCRA
CAPE COAST
SEKONDI
0
30
60 km

Source: Damang CPR 2021

The belt is a north-easterly striking, broadly synclinal structure made up of Palaeoproterozoic Tarkwaian sedimentary fill underlain by metavolcanics and metasediments of the Birimian System. The Tarkwaian stratigraphy comprises a thick sequence of folded, faulted and metamorphosed sandstones, conglomerates and shales, indicative of deposition in a rift setting. Generally, the Tarkwaian Group uncomfortably overlies the Birimian, with the contact between the Birimian System and the overlying Tarkwaian Group commonly marked by zones of intense shearing. This zone is host to several significant shear-hosted orogenic gold deposits, which includes Prestea, Bogoso and Obuasi.

Figure 6.1.2 displays a Generalised Stratigraphic Column – South West Ghana.

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P a g e 29 | 130 Figure 6.1.2: Geology – Generalised Stratigraphic Column – South West Ghana Source: Damang CPR 2021

Table 6.1.1: Divisions of the Birimian and Tarkwaian

Group	Series	Thickness (m)	Lithology
Tarkwaian (2132–2096 Ma)	Huni	1,370	Fine grained massive quartzites with no significant mineralisation
	Tarkwa Phyllite	120 – 400	Fine grained chloritic siltstones, mudstones and schists with no significant mineralisation
	Banket	120 - 160	Well sorted conglomerates and quartzites with clasts generally considered to be Birimian in origin and containing significant gold mineralisation
	Kawere	250 - 700	Poorly sorted polymictic conglomerates and quartzites with no significant mineralisation
Major Unconformity			
Birimian (2170 Ma)	Birimian		Meta-volcanic rocks, volcaniclastics and sediments

Source: Damang CPR, 2021

Damang lies in an area that features several regional-scale fold structures developed within Tarkwaian Group rocks. The Damang orebodies are hosted principally by sandstone, conglomerate and phyllite of the Tarkwa Group, along the flanks of the Damang Anticline. The anticline is cored by Birimian volcanic and volcaniclastic rocks and plunges shallowly to the north-northeast, with the eastern and western limbs of the antiform dipping steeply (40 º to 50 º) to the east and west respectively. The anticline is dissected by the north-east trending Damang Fault, with the main Damang gold deposit lying immediately east of the fault close to the closure of the antiform. The geology of the Damang area and all other known gold deposits, located along the limbs of the Damang Anticline, are shown in Figure 6.1.3.

Page 30 | 130

P a g e 31 | 130 Figure 6.1.3: Geology of the Damang area Source: Damang CPR 2021 Sedimentary units of the Tarkwaian Group dominate the geology of the Damang area. The primary units are intruded by several igneous bodies, the most common being dolerites. The dolerites occur predominantly as sill-like bodies

P a g e 32 | 130 along the contacts and within the sedimentary units, especially on either side of the Tarkwa Phyllite. A second intrusive diorite porphyry body occurs sporadically along the boundary between the Birimian and the Tarkwaian. The sedimentary units overlie the volcanic, volcanoclastic, and sedimentary packages of the Birimian exposed in the core of the Damang Anticline. A stratigraphic column of the lithological units on the limbs of the Damang Anticline is presented in Figure 6.1.4 and a cross section through the Damang pit with geology, current pit surface and Mini Cut Back (MCB) design shell is presented in Figure 7.1.4. Figure 6.1.4: Stratigraphic correlation between the east and west limbs of the Damang Anticline Source: Damang CPR 2021 6.2 Mineralisation Two epigenetic gold forming events are identified in Ghana. A pre-Tarkwaian event which provided the protolith of the world class Tarkwaian palaeoplacer deposits, and a post-Tarkwaian deformation event which, led to the formation of orogenic hydrothermal gold deposits in Ghana and other West African countries.

P a g e 33 | 130 Damang exploits oxide and primary zone orogenic style hydrothermal mineralisation in addition to palaeoplacer mineralisation. The post-Tarkwaian phase of hydrothermal mineralisation overprints the lower grade Tarkwaian palaeoplacer conglomerates. 6.2.1 Palaeoplacer mineralisation Three main gold-bearing conglomerate horizons are recognized on the limbs of the Damang Anticline within the Banket Series of the Tarkwaian Group. From footwall to hanging-wall (i.e., oldest to youngest), these are the Star/Composite, Malta/Breccia, and Gulder Reefs on the west limb and the Lima, Kwesie-K1 and Kwesie-K2 Reefs on the east limb (Figure 6.1.4). The conglomerate horizons on both limbs are separated by poorly mineralized sandstone units. The reefs are usually characterized by an upward fining sequence of poor to moderately sorted, clast supported polymictic conglomerates. However, local variations are observed where the conglomerate domain is interbedded with fine to coarse-grained sandstones. The conglomerates host gold grades that range from 1.3 g/t Au to 1.5 g/t Au whereas the sandstone units usually contain grades of between 0.1 g/t Au to 0.2 g/t Au. 6.2.2 Hydrothermal mineralisation A significant portion of the gold mineralisation at the Damang pit is associated with hydrothermal mineralisation, with veins being the principal sources of ore. The mineralisation at Damang formed in response to progressive D3 (NNWW- SSE) shortening and compression, with mineralisation occurring after peak regional metamorphism at around 2058 Ma (Tunks et al., 2004). Gold mineralisation is associated with hydrothermal alteration halos around auriferous quartz veins. Two main controls on the distribution of the alteration signature have been identified. Structural fracturing controls the distribution of veins and therefore the distribution of localized alteration, and primary lithology, which concentrates alteration along bedding foresets in the Banket Footwall, particularly in the heavy mineral foresets of the Banket Series sandstones. Compressional deformation controlled the development of the structures that provided fluid pathways for the localization of hydrothermal fluids. Veins occur in two general styles which are gradational with one another, extension veins and shear veins - with their associated alteration envelopes. Extensional veins comprise en-échelon arrays of sigmoidal vein arrays that form stacked sub-horizontal vein sets between shear veins (fault-fracture mesh) or at shear vein tips (Rhys, 2019). They vary from 0.5 to 20 cm thick white to glassy clear quartz veins that have simple blocky quartz fill and sharp contacts with the wall rock. These veins are lenticular in cross section and lack foliation or banding. They vary to carbonate rich in areas outside of ore zones, where they lack alteration and gold-mineralisation. Shear veins are generally sub-parallel to bedding and vary in thickness from <2 cm to 0.7 m and have a more banded or complex fill of white quartz with wall rock slivers and layers, trails, bands and stylolites of sulphides, tourmaline and sericite-Fe-carbonate. Gold occurs as free grains, typically associated with sulphides and as a refractory component in pyrite. Discontinuity of mineralisation is inherent, due to the én-echelon arrangement of the veins within the shear zone as well as the highly sheared and disrupted nature of such zones. The veins are cross-cut lithologies and are mainly confined to the silicified Banket Series units as well as in the Tarkwa Phyllites, Intrusives and to a lesser extent the Huni Sandstone units. Since reddish albite was observed to occur in vein selvages and envelopes in many areas, at least some of this alteration is associated with syn-ore hydrothermal fluid flow. Broader areas could represent more distributed, earlier hydrothermal activity that is a precursor to the areas of vein development, but still indicative of hydrothermal corridors, as is commonly present in other orogenic gold systems. Damang is a world class gold mineralisation system where drilling has only tested to relatively shallow depths along known ore-bearing corridors in the Tarkwaian sediments on the margins of the Damang Anticline. Within this corridor and in the adjacent Birimian rocks there may be additional potential for new orebodies in both a near-mine setting and at a brown fields district scale in the following general areas:

P a g e 34 | 130 Stacked mineralisation potential Potential exists for additional stacked areas of mineralisation to be identified, which could form deep pit or underground exploration targets below the currently mined and drilled levels. Given the presence of continuous higher- grade zones apparent in the resource definition drilling assays, there is potential for underground selective mining of concentrated vein arrays and shear veins if additional zones either below, down plunge of or between the pit areas can be identified. Stacked zones of mineralisation may locally have vertical gaps, so even if gold grades and vein intensity diminish immediately under currently mined areas, these could pick up at depth, especially if additional folds or shear zones are present. Further to this, if additional reverse faults like the West Birimian Fault underlie, and control the positions of folds west of Amoanda, these could be prospective targets for shallow plunging zones where veins have developed adjacent to or above the faults. Birimian mineralisation potential Current mining and exploration at Damang has primarily concentrated on the Tarkwaian sequence. Given the potential for Birimian hosted ore implied by other deposits in the region, there may be potential for mineralisation in this sequence, especially where competent units such as intrusions or mafic flows occur in weaker rocks, forming a rheological contrast that could focus shear zones and vein arrays. This potential is exemplified by the presence of mineralisation in a small intrusive body which was mined in the Birimian rocks in the eastern portion of the Amoanda pit.

P a g e 35 | 130 7 Exploration 7.1 Exploration Exploration and resource development activities undertaken during 2021 focused on three areas (see Figure 7.1.1):  Damang Mini Cutback study area.  Tomento hydrothermal zone project area.  Greenfields exploration on the Epieso prospecting licence. Exploration expenditure at Damang during 2021 totalled $3.6 million and an exploration budget of $4 million has been approved for 2022. Exploration and resource development at Damang during 2021- 2022 is a combination of:  Resource conversion and extensional drilling to define additional ore to incorporate into the Damang Reinvestment Project (DRP) and increase operational flexibility.  Exploration aimed at generating a steady pipeline of near mine targets with potential to extend the Damang life of mine plan. Early-stage (target definition) programs comprising soil geochemistry provide foundational datasets to inform follow- up scout drilling campaigns. Exploration and resource development drilling is mainly carried out using diamond (DD) and reverse circulation (RC) methods well established at the mine. DD holes are either HQ or NQ size, while RC drilling is undertaken with a 5½” diameter hammer. Rotary air blast (RAB) drilling is used for prospecting and target assessment purposes only. RC drilling is also used for grade control. Mineral resource and reserve drilling within the palaeoplacer deposits is undertaken using DD drilling, while a combination of RC and DD drilling is used in the hydrothermal deposits. In 2020, the exploration and grade control drilling undertaken was performed by three contractors, Drill Masters Africa (DMA), GeoDrill and Engineers and Planners.

P a g e 36 | 130 Figure 7.1.1: Exploration areas 2021 and beyond Source: Damang CPR 2021 7.1.1 Damang Mini Cutback (MCB) The MCB comprises a relatively small layback at the east wall of the Damang main pit that could potentially provide a 5–6 year extension to the Damang life of mine.

P a g e 37 | 130 Exploration expenditure on the MCB during 2021 totalled $3.0 million. Drilling was designed to improve confidence in the resource model necessary for the MCB Pre-feasibility study (PFS) commencing in 2022. The programme also targeted the high-grade ore shoots associated with the conjugate shear and extensional vein systems that control the distribution of gold in the area. The data obtained from the additional drilling will ensure that these structures are adequately modelled to enhance the resource model and increase predictability for mine planning purposes. Resource infill drilling completed during 2021 (Figure 7.1.2 and Figure 7.1.3) comprised 27 diamond drill holes (DD) in the MCB Phase 1 South drilling and 13 Reverse Circulation (RC) drill holes in the Phase 1 North drilling for a total of 9,481 m. The programme reduced the drill hole spacing in the northern portion of the MCB study area to 32 m x 20 m spacing (indicated resource category) and the spacing in the southern portion of the area to just more than 40 m x 40 m centres. Consequently, the southern portion of the Mini Cutback remains in the inferred category. Figure 7.1.2: Resource Infill drilling at Damang MCB Source: Damang CPR 2021

Gold Fields

Figure 7.1.3: Plan view of Damang Main pit - Isometric view of the Damang Main pit (looking East)


N
Phase 1 North drilling area
Phase 2 central drilling area
Phase 1 South drilling area
Phase 2 S drilling area
< 32mX20m
<80mX40m
40mX40m
<40mX40m
Phase 1 North drilling. Combination of GC holes, and deep AGC holes completed (13 holes) Closed drill spacing down North MCB to ~ 32mX20m.
Current drill spacing is >80mX40m. Phase 2 Central drilling will close drill spacing down to 40m x 40m (4 holes planned)
27 holes completed here for the MCB Phase 1 South programme. Current drill spacing is 40mX40m
An additional 8 holes are planned for Phase 2 South. Targeting the upper portions of the orebody (in phyllite) where spacing is > 40mX40m.

Source: Damang CPR 2021

Figure 7.1.4 shows a geological section through the Damang Main pit highlighting the Mini Cutback area (red outline) as a potential expansion to the current life of mine pit design (blue outline), overlain on the main orebody lithologies.

Figure 7.1.4: E-W section looking north showing the Damang MCB


West
East
25450m North
900
800
700
600
500
Geology
H. S'Stone
T. Phyllite
M. Intrusive
B. Hangingwall
B. K2
B. K1
B. Footwall
LEGEND
Surfaces
2021 Year End as-mined surface
End of LoM design shell
Mini Cut Back design shell
Mined out
Scale: 1:1,500
9725
9825
9925
10025
10125
10225
10325
10425
10525

Source: Damang CPR 2021

An additional 12 DD holes for a total 3,510 m are planned in the MCB area for 2022 pending approval of a $4.0 million budget. This will close the southern portion of the Mini Cutback volume down to 40 m x 40 m drilled centres. However, based on the historic poor reconciliations of the DRP which was based on a 40 m x 40 m spaced resource model, the MCB study will not be advanced to an investment decision without first de-risking the plan by fully infilling the project area to at least a 40 m x 20 m spacing. Post completion of the 2022 drill programme the current resource model will

Page 38 | 130

P a g e 39 | 130 be almost entirely at an indicated level of confidence in the MCB volume so there is no technical requirement for infill drilling during the preliminary feasibility study (PFS). 7.1.2 Tomento Hydrothermal Exploration activities in the Tomento Hydrothermal area include historical regional scale soil geochemical sampling completed by Ranger Minerals and subsequent pitting done by AGL during a Regional Prospectivity Analysis completed in 2005. Follow up Geochem sampling undertaken during Q4 2020 resulted in the delineation of anomalous gold zones across the area. Six trenches (up to 5 m deep) were completed during Q1 2021 to investigate these zones and establish a basis for follow-up drilling. The isolated gold grades associated with quartz veins intersected in the trenches appeared to be related to the Tarkwa Phyllite and a porphyrytic diorite that intruded into the Birimian lithologies in the area. The Tomento project area is located within the Damang mining lease (ML1409/96) ~5 km south of the Damang processing plant along the western limb of the Damang anticline and about 100 m west the Tomento haul road that runs between Tomento Pit 1 and the Lima Pit. A further $298 k was spent during the year on a first pass combined DD and RC drill programme. Drilling was designed to probe the gold anomalous zones for hydrothermal mineralisation up to a depth of 80 m-100 m below surface. Drilling completed comprised a combination 6 RC holes and 5 DD holes along 5 section lines. The holes were drilled at an 80 o inclination and an azimuth of 150 o with a total of 980 m being completed. Drilling was completed on an 80 m x 40 m pattern and focussed on the main anomalies identified along the Tarkwaian-Birimian (Diorite Porphyry) contact. One DD hole was drilled on each line to identify the lateral extent of the lithological/stratigraphic units present and allow for the collection of structural information necessary to facilitate subsequent geological modelling. No significant intersections were returned. Results of the drilling programme indicated that the project area is underlain by Birimian volcanic and volcaniclastic stratigraphic units, which are generally of low prospectivity in the Damang area. Based on the initial results a decision was made to cease further drilling and complete a multi-element analysis on the DD core to determine the nature of the mineralisation and alteration encountered. 7.1.3 Epieso prospecting Lease (PL 2/382) The Epieso PL is located about 20 km south-east of is still at a target definition stage. Post approval from the Minerals Commission to continue work at the Epieso PL, $316 k was approved for two phases of follow-up soil geochemical sampling across the Epieso PL. Soil samples were collected from depths below 0.5 m and analyzed for gold using the aqua regia analytical method. Manual auger sampling was done in areas with thick transported soil cover. The primary objective of the programme was to delineate drill targets with either hydrothermal and/or palaeoplacer style mineralisation. Using an integrated dataset generated from a combination of soil geochemical data, hand-held auger sampling (in areas of transported overburden) and detailed field/regolith mapping, the initial phase of sampling commenced in Q4 2020, with a total of 896 soil samples being collected on a 480 m x 80 m grid. The data was analyzed in conjunction with the regolith interpretation and generated a number of anomalies in both the Birimian and Tarkwaian Systems. The phase 2 programme subsequently infilled across the anomalous zones delineated during the 2020 Phase 1 program (Figure 7.1.1) and reduced the sample spacing to 160 m x 40 m. A total of 2,198 samples was collected during the phase 2 programme and three anomalies were delineated for follow-up ground geophysics and prospect drilling. The Qualified person’s opinion of the 2021 exploration programs and results is: a) All procedures and parameters applied to the surveys and investigations are appropriate for the style of mineralisation being prospected. b) The exploration programs have confirmed continuity of geology and controls on gold mineralisation in key areas. c) There were no material variations encountered during the 2021 exploration programs.

Gold Fields

d) Based on the 2021 exploration and results a 2022 exploration budget has been approved to retain traction on the programs and to progress leading projects.

7.2 Drilling

7.2.1 Type and extent

In line with ongoing efforts to increase Damang's Mineral resource and reserve base, applications for approximately $4.0 million in exploration expenditure was approved for 2022. The exploration strategy over this period includes:

- Resource conversion and extensional drilling to feed into the DRP and beyond. The drill spacing in resource shells in the hydrothermal project areas will be reduced to 40 m x 20 m.
- Enhancing the geological understanding and improving geological/resource models order to mitigate risks associated with the models.
- Generate a steady pipeline of near mine targets with potential to extend the Damang LoM plan.

Additionally, high-grade shoots will be targeted to ensure they are adequately modelled to enhance predictability. Known palaeoplacer orebodies, which are a significant source of oxide ore, will be evaluated to better understand their structural complexities with the objective of upgrading them to an indicated resource category.

Table 7.2.1: Drilling for 2021

Type	For the year ending 31 December 2021		
	Drilling Type (diamond core drilling or reverse circulation or aircore techniques)	Metres	$M
Resource definition	Diamond Core and Reverse Circulation	9,841	3.0
Near mine exploration	Diamond Core and Reverse Circulation	980	0.298
Total		10,461	3.298

Source: Damang CPR, 2021

Total expenditure for 2021 including the Epieso geochemical survey was $3.614 M.

7.2.2 Procedures

Exploration/ Resource development drilling is undertaken using a combination of diamond drilling and reverse circulation methods. Diamond drilled holes are drilled either HQ or NQ size. All drill holes, inclined and vertical, are surveyed using a combination of single shot magnetic tools. Measurements are collected at 30 m intervals on inclined drill holes and 50 m downhole intervals on vertical drill holes. Deep holes (>600 m) are surveyed using a gyro. The downhole survey data is stored in the acQuire® database.

All core is oriented using ACT core orientation tools. RC and DD holes are logged using standardized geological logging codes, which cater for both grade control and exploration. Diamond core logging includes the collection of information covering lithology, alteration, veining and structural characteristics. Holes are comprehensively logged and the data collected includes lithological data (grain/clast size, morphology and composition), structural data (faulting, bedding and veining attitude and orientation using a rocket launcher tool), alteration, mineralisation and magnetic susceptibility. RC drilling is undertaken with a 5½ inch diameter hammer. Selected drill holes are also geotechnically logged. Digital DD and RC logging was implemented in 2010, which enables direct import of data an acQuire® database.

All planned drill hole collar locations are set out by the Mine Survey Department using electronic total stations and differential GPS equipment, with collar locations accurate to within 0.02 m – 0.03 m. The drill hole collars are again surveyed using the same methodology on completion of drilling. The positions of exploration geochemical samples are recorded by handheld GPS. All survey data is captured into an acQuire® database.

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P a g e 41 | 130 Sampling of DD holes is by means of half core samples, which are selected according to lithology, alteration or mineralisation. During logging, core bedding angles of lithologic units are measured and are used to apply a correction factor for apparent thicknesses to obtain true thicknesses of each mineralized horizon. Sampling of RC and grade control holes is at 1 m intervals, with representative rock chips being collected during drilling. These are logged on site by a geologist. Real time monitoring of RC sample recovery was implemented in 2010. Samplers on the drill rig are provided with a laminated sheet detailing the minimum acceptable sample weight for each lithology encountered on the mine. This is 85 % of the theoretical weight for each lithology per meter. If four consecutive samples fail to reach this threshold, the sampler informs the geologist who advises the driller of the problem. If the problem persists, the geologist decides to either terminate the hole or switch to DD (if the drill rig has this capability). Recovery percentage (%) of DD is recorded as equivalent to the length of core recovered, as a percentage of the drill run as measured by the driller. Overall recoveries within the mineralized zones are typically >95%. Upon receipt of assay data, charts are produced which illustrate the relationship between sample recovery and grade. This provides a visual means to determine any bias in the assay grade due to low sample recovery. Cores and half cores are stored on site at the Damang core yard, a dedicated facility for storage of exploration drill cores. RC sample rejects are also stored at the core yard until all assays have been returned and have been subjected to QA-QC analysis. Once data validation has been completed, RC rejects are routinely disposed of. RC chips are selected on an ad-hoc basis depending on their relevance and these are then kept on site in chip trays for future reference. The Qualified person’s opinion of the 2021 exploration and resource extension drilling is: a) All drilling and exploration field activities are supervised to ensure health and safety and maintain appropriate technical standards. b) The drill hole surveys are adequate by type and length for the intended purpose. c) Utilizing orientated core significantly enhances recorded information to assist with 3-D modelling d) The drill hole database and subsequent modelling aligns to core recovery losses and should not cause material errors e) Post QA/QC screening and validation exploration results are incorporated into the estimation of Mineral resources; the categorization of Mineral resources is described in Chapter 11. f) Validated exploration results are used in the 31 December 2021 Mineral resource estimation. g) Individual exploration drill hole information is not viewed as significant or material to the Mineral resource and Mineral reserve reporting at Damang and consequently exploration data is not presented 7.2.3 Results Resource infill drilling undertaken from the main ramp on the east wall of the main Damang pit during 2021 primarily focussed on the Damang MCB area. The programme was designed to upgrade resources and enhance confidence in the resource model for the MCB pre feasibility study commencing in 2022. The significance of this drilling is that it supports the potential to add resources by defining the extent of mineralisation that currently sits outside of the Damang LoM Reserve shell and is in line with efforts to increase the current reserve base and mine life. The programme is designed to upgrade the resource to an indicated confidence level by targeting the area of interest within the unconstrained pit shell based on a $1,300/oz gold price. Analytical QA/QC is maintained and monitored through the submission of blanks, certified reference material and duplicates at a rate of 1 in 25 samples (4%), plus umpire laboratory checks at a rate of 1 in 20 samples (5%). The Qualified person is of the opinion this testing is adequate to reduce risk.

Gold Fields

The Qualified person's opinion of the 2021 exploration and resource extension drilling is:

a) All exploration activities, including drilling, database management, validation and QA/QC, prior to incorporating relevant data into the resource modelling and estimation process, is viewed as sufficient, appropriate, technically assured and suitable to support Mineral resource estimates.

7.3 Hydrogeology

Pumping tests are conducted as the main method of obtaining valuable hydrogeological information to characterize the groundwater system on the mine. Pumping of wells stresses the aquifer and creates a cone of depression on the rock units. The hydraulic properties of the hydrogeological units within Damang influence the nature of the draw down cone. Therefore, the aquifer parameters are obtained by monitoring the way an area of drawdown expands.

Alternatively, the falling head slug test is also done to help determine hydraulic conductivity in the immediate vicinity of the holes. The test assumes homogeneity of formation within the vicinity of the hole. The following steps briefly outline the test:

a) The original water level in the well is measured

b) The slug is introduced immediately into the piezometer because the water level in the well changes at a much greater rate in the early part of the test

c) With the aid of a dip meter, changes in the water levels are monitored

d) The timing for the monitoring is selected to allow for data collection

e) The slug is removed immediately the water level return to its initial position

The Hvorslev method is used to analyze all the test data to obtain the storage coefficient and hydraulic conductivity. The ranges of values obtained from the test as shown in Table 7.3.1 reflect the nature of the hydrogeological units on the mine.

Table 7.3.1: Summary of slug test results for the Damang pit area

Hole ID	Storage coefficient	Hydraulic Conductivity (m/s)
CP2	2.71742E-09	1.77158E-10
CP3	5.60663E-09	-6.71518E-10
CP4	6.68717E-09	4.44585E-09
CP6	1.23928E-08	9.50223E-10

Source: Damang CPR, 2021

The Qualified persons opinion of the 2021 hydrology is:

a) Damang has reliance on appropriate hydrological studies conducted at all relevant sites

b) Hydrology is not viewed as presenting a material risk to Damang or the December 2021 Mineral resource and Mineral reserve estimates.

7.4 Geotechnical

Sampling for the various tests is guided by the mine's sampling protocols as captured in the slope management plan. The main tests that are needed for the determination of rock mass properties are the uniaxial compressive test and triaxial test.

7.4.1 Uniaxial compressive test (UCS)

The Uniaxial compressive strength (UCS) test is used to determine the uniaxial compressive strength (unconfined compressive strength), the Young's modulus, and Poisson's ratio. The following processes ensure reliable results are obtained from the UCS test:

Page 42 | 130

1. Selected samples are free of defects
2. The samples are right circular cylinders with a height being twice the core diameter
3. The ends of the samples are flat within 0.02 mm
4. The samples are stored for not more than 30 days and tested at their natural moisture content

During the testing, uniaxial load is applied to the specimen at a constant stress rate of 0.5 MPa/sec to 1.0 MPa/sec by using a universal testing machine. Axial load and radial or circumferential strains are recorded throughout the test. All samples are photographed, and all visible defects logged before testing. After testing, the sample are photographed again, and all failure planes logged.

7.4.2 Triaxial compressive test (TCS)

Frictional angle (Ø) and cohesion (c) which are the shear strength parameters for intact rocks are determined by triaxial test. Rock samples are loaded axially and radially by a confining pressure which is kept constant. Steps undertaken to obtain reliable results are:

1. The maximum confining pressure is half the unconfined compressive strength of the sample
2. The test is repeated for at least five different confining pressures
3. At least two tests are required to be conducted for each confining pressure

The rock mass parameters adopted for the numeric analyses shown in Table 7.4.1 are largely based on test results from the laboratory. The key assumptions for the rock mass properties are stated below:

1. The uniaxial compressive strength values are the 25th percentile values
2. The adopted mi values are the 25th percentile values
3. Rock mass properties were estimated using the Hoek Brown failure criteria
4. To determine cohesion and frictional angles for two intervals of confining stress, a bilinear Mohr-Coulomb envelop was fitted on a nonlinear Hoek-Brown curve.

Table 7.4.1: Summary of rock mass properties

								Segment 1		Segment 2					
Domain	ρ (t/m³)	E_i (GPa)	σ_{ci} (MPa)	GSI	m_i	D	Max σ_3 (MPa)	c (kPa)	Ø (°)	c (kPa)	Ø (°)	σ_{tm} (kPa)	ψ (°)	E_{rm} (kPa)	v_{rm}
Fill	2.20	-	-	-	-	-	-	35	17	-	-	35	5	0.10	0.30
Huni Sandstone	2.72	71	182	61	24	0.0	2.0	2343	65	3540	60	401	10	38.45	0.23
Banket Sandstone	2.72	60	139	62	17	0.0	2.0	2211	61	3198	55	466	10	33.92	0.23
Banket Conglomerate	2.72	60	130	59	21	0.0	2.0	1633	63	2722	56	281	10	29.84	0.23
Tarkwa Phyllite	2.86	82	124	69	17	0.0	2.0	3002	60	3945	55	705	10	58.75	0.22
Mafic (dolerite)	2.89	96	162	59	16	0.0	2.0	2180	61	3162	55	460	10	47.54	0.23

Notes:
ρ = Density
E_i = Intact Young's modulus
σ_{ci} = Uniaxial Compressive Strength of Intact Rock
GSI = Geological Strength Index
m_i = Hoek-Brown material constant for Intact Rock
D = Hoek-Brown disturbance factor
σ_3 = Minor principal stress
c = Rock Mass Cohesion
Ø = Rock Mass Friction Angle
σ_{tm} = Rock Mass Tensile Strength
ψ = Rock Mass Dilation Angle
E_{rm} = Young's modulus for the Rock Mass
v_{rm} = Poisson's ratio for the Rock Mass

Source: Gruyere CPR, 2021

The Qualified person's opinion of the 2021 geotechnical work is:

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a) Damang has completed all appropriate testing for the current life of mine reserve and continues to test all new significant discoveries

b) Geotechnical domains and lithologies are based on core logging and modelled by the Geology department

c) Sample testing is adequate for the purposes of this report

d) The quality of the sampling and laboratory testing is adequate to support the Mineral resource and Mineral reserve estimates.

7.5 Density

Rock density is a critical input to the resource block model and for determining the tonnage of an orebody. It therefore impacts on the total Mineral resource of a deposit. Therefore, independent porosity and density determinations are calculated from DD core samples for most resource areas (Table 7.5.1). This is done at the SGS laboratory in Tarkwa using a hydrostatic immersion (wax-immersion) method.

Table 7.5.1: Density by rock type

Lithology	Default SG (t/m^3)	SG variation (t/m^3)
Dolerite	2.83	2.56 - 2.94
Phyllite	2.83	2.50 - 3.02
Siltstone	2.73	2.50 - 3.01
Conglomerate	2.73	2.32 - 3.37
Sandstone	2.73	2.49 - 2.97

Source: Damang CPR, 2021

In-situ bulk densities applied to ore and waste materials from the Damang pit have remained unchanged since the 1996 feasibility study. Those estimates were based on measurements of 421 samples from drill core, exploration pits and adits. During the first two years of mining, a further 350 samples of all rock types were analyzed for bulk density and moisture. The results from these measurements supported the earlier estimates. Rock porosity is not a significant consideration at Damang, because all ore is processed through a carbon-in-leach treatment plant rather than a heap leach facility.

The Qualified person's opinion of the density work is:

a) The bulk density testing is adequate for the intended purpose and the tonnage estimation based on the bulk densities appear to have little bias

b) Bulk densities are consistent with lithology and ore types estimated over an approximately 25-year mining history

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P a g e 45 | 130 8 Sample preparation, analyses, and security 8.1 Sample collection For DD core:  Samples are marked up in a range of 0.2 m to 1.5 m depending on the style of mineralisation and lithological contacts.  Once logged and photographed, the core is split using an automated Almonte core saw and broken at the points demarcated by the geologist.  All core is half-cut lengthwise using a diamond saw. Samples are cut along the core orientation line.  One half is submitted for analysis and the other half-core with the orientation line is correctly placed back into the core tray for storage.  Each individual sample is bagged together with a numerically unique sample ticket and dispatched to the on-site SGS Damang laboratory for the sample preparation (i.e., crushing and pulverizing). The pulverized samples are then sent to the SGS Tarkwa laboratory for assaying.  The sampler retains a duplicate ticket for each sample dispatched for assay which is entered into an Excel spreadsheet containing the hole ID, sample interval and sample length, lithology and dispatch date. The sample details are verified and then merged into the master database.  The halved core not sent for assay is retained in UV resistant plastic core trays stored under cover in a designated core shed at Damang. The core trays are designed for stacking and as such are not kept on racks. New core sheds are periodically added to ensure sufficient storage space is available for the future retention of core. For RC chips:  Samples in 1 m intervals are returned via the drill string to a cyclone and manually collected in polythene sample bags.  The resulting sample is passed through a Gilson riffle splitter until the desired 5 – 8 kg sample for analysis is achieved.  In situations where the total sample recovery from the cyclone is less than 8 kg, the bulk of the sample is submitted to the laboratory.  Only dry RC samples are accepted at Damang. In the event of wet samples, the hole is either stopped (in the case of RC only rigs) or continued to the desired depth with DD core drilling (in the case of a dual-purpose rigs). Following sample splitting, the 5 – 8 kg sample for assay is bagged and secured in an individually labelled sample bag together with the sample ticket of the same designation and returned to the core yard for dispatch to the laboratory.  Sample pulp rejects are returned to the core yard following assaying and are retained in boxes corresponding to the drill hole from which they were derived. The boxes are stored on shelving in shipping containers situated on a concrete plinth at the core yard under a corrugated and galvanized steel roof to ensure weather proofing. All samples are transported to the laboratory in cages with two locks under a security escort.  A dispatch sheet is prepared by the designated QAQC person, which include the number of samples, the method of analysis required and the types of samples.  The samples are then driven to SGS Damang Laboratory  The number of samples is confirmed by the Laboratory representative by signing on the sample sheet attached to the dispatch sheet. The Qualified person has reviewed the sample preparation and security procedures. The sample preparation is found to be adequate with effective supervision and in line with industry leading standards. No material bias is indicated that

P a g e 46 | 130 could potentially impact the sampling preparation and analysis. Sample security enforcement is reliable with low consequence if in the unlikely event of security protocols failure. 8.2 Sample preparation All sample preparation is conducted at the on-site SGS laboratory at Damang and occasionally at the Intertek Minerals laboratory in Tarkwa. This includes all exploration DD and RC samples as well as grade control samples. Management of the Damang on-site laboratory is contracted to SGS which is ISO 14001 compliant. Both the SGS Tarkwa and SGS Damang laboratories are certified as ISO 17025 compliant. SGS Ghana as a business entity conforms to ISO 9001. Intertek Minerals laboratory is also accredited to ISO 17025 by SANAS. Based on this the Qualified person is satisfied that the three laboratories have demonstrated that they are technically competent and able to produce precise and accurate results with routine testing for equipment calibration. The samples undergo sample preparation and analysis by sorting, filtration, drying, splitting, pulverization, weighing, aqua regia digestion, Diisobutyl Ketone (DIBK) extraction and by Atomic Absorption Spectroscopy (AAS) reading. All samples are crushed to 2 mm and pulverized to 75 µm. A flowsheet of the sample preparation methodology is detailed in Figure 8.2.1.

P a g e 47 | 130 Figure 8.2.1: Sample preparation methodology Source: Damang CPR 2021 8.3 Sample analysis The SGS Tarkwa laboratory is equipped for both fire assay (FA) as well as leachwell (LW) analysis, whilst the SGS Damang laboratory only conducts LW analysis.

GOLD FIELDS

For FA analysis, a 50 g pulverized sample mixed with a fluxing agent and lead is added as a collector. The sample is then heated in a furnace at approximately 1000 °C for ~20 minutes until the sample has fused and the precious metals and lead have separated from the silicate slag to form a 'button' in the bottom of the crucible. This button contains the precious minerals.

Once the sample is removed from the furnace and has cooled, the lead button is separated from the silicate slag. The precious metals are extracted through a procedure known as cupellation. Cupellation is the process of separation of gold from impurities by melting the impure metal in a cupel, a flat, porous dish made of a refractory, or high-temperature-resistant, material, and then directing a blast of hot air onto it in a special furnace to oxidize the lead and any other base metals. During the process the lead and other impurities in the button oxidize and are absorbed into the cupel leaving a precious metal bead known as a prill.

The prill is then digested initially with nitric acid, followed by hydrochloric acid and the solution is made to an appropriate volume and analyzed for gold using Atomic Absorption Spectroscopy AAS to a detection limit of 0.01 ppm. No other techniques are used for sample analysis.

For Leachwell (LW) analysis, an 800 g dried pulverized sample (pulp) is mixed with 800 mL of water. A cyanide tablet (assay tab) is added and the sample is leached for 4 hours. The solution is allowed to settle and an appropriate volume (20 mL) of aliquot is taken. 4 mL of Di Iso Butyl Ketone (DIBK) is added to the solution and shaken vigorously for at least 30 seconds) and analyzed for gold by AAS to a detection limit of 0.01 ppm. The grade of the original solid is calculated from the solid/solution ratio and the AAS reading.

The Qualified person has reviewed the certificates and is of the opinion that the analytical laboratories are certificated and have effective process and protocol in place to ensure quality control and assurance and minimize any material errors.

8.4 Quality control and quality assurance (QA/QC)

Every batch of samples submitted includes QAQC samples. Quality Assurance Quality Control programmes are the same for samples from both hydrothermal and paleoplacer deposits. The QAQC samples are inserted to monitor routine sampling and laboratory performance, in an effort to control the total possible error in sample preparation and analysis.

Exploration samples are analyzed in batches of 50 by fire assay (FA) as follows:

- 2 Certified Reference Material, sourced from Rock Labs, are randomly inserted in every 50 samples
- 2 Field blanks sourced from Cape Coast granites, which is known not to carry any gold, are randomly inserted in every 50 samples
- 2 Field duplicate is taken and added randomly in every 50 primary samples

Grade control samples by Leachwell are analyzed in batches of 100 and comprise 88 unknowns, 4 duplicates, 4 standards and 4 blanks. The various quality control sample types are shown in Table 8.4.1.

Table 8.4.1: Quality control sample types

Sample type	Sample sub-type	QC Stage	Insertion rate				Comments
			Exploration DD	Exploration RC	Grade control	Lab	
Duplicates	Field duplicates	Sample preparation (in field)	4 %	4 %	4 %	4 %	Monitors sample source and sampling procedure
	Coarse duplicates	Laboratory analysis				2 %	Laboratory QA/QC
	Pulp duplicates	Analytical, preparation after jaw crushing before pulverizing	4 %	4 %	4 %	4 %	Laboratory QA/QC
Standards (CRMs)		Analytical					Standards or Certified Reference Materials (CRM) are samples of known or accepted

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							value that are submitted to assess the accuracy (lack of bias) of a laboratory
Blanks	Coarse blanks	Sample preparation	4 %	4 %	4 %	4 %	To establish if any contamination has occurred
	Pulp blanks	Analytical					
Pulp re-assay		Analytical					As required
Pulp umpire	Check umpire samples	Analytical (at the end of a program)	5 %	5 %			End of programme referee analysis of samples from programme

Source: Damang CPR, 2021

The laboratory repeats, which are pulps, are picked randomly by the Laboratory Integrated Management System (LIMS) for repeat analysis. The laboratory crusher duplicate is picked after crushing of the samples and inserted and analyzed. The laboratory certified reference material is inserted by the laboratory for them to check the accuracy of their system.

Regular particle size analysis is requested from the laboratory to ensure that the samples are pulverized to acceptable limits (90 % passing 75 µm) allowing for the satisfactory liberation of gold particles.

QA/QC programs are the same for samples taken from both hydrothermal and palaeoplacers deposits. QA/QC programs at Damang are intended to monitor routine sampling and laboratory performance, and to control the total possible error in sample preparation and analysis. The results of internal laboratory QA/QC assays provide secondary validation to accompany the Damang QA/QC programs.

A batch acceptance report is generated automatically by the acQuire® drill hole database and provides an immediate indication of any problems with the analysis. The database geologist accepts or rejects the data before it is loaded into the database. The report details the results received for the standards, blanks and repeats submitted and highlights any issues that arise. For standards where the result received differs from the nominal value by more than three standard deviations. Where QA/QC results within a batch of samples fall outside acceptable limits, the laboratory is requested to repeat the analysis.

Certified reference material (CRM) is supplied by Rocklabs Ltd. Damang makes use of an oxide and sulphide type matrix with a range of gold concentrations that characterizes the mineralisation encountered in most of the pits. The CRMs are suitable for LW, aqua regia and FA techniques. All CRMs come with a certificate of analysis indicating the recommended gold concentration and 95 % confidence interval. This recommended grade is used to monitor the laboratory's performance to within three standard deviations of the expected mean value.

Regular monthly audits are conducted by the database geologist to assess the efficiency, accuracy and reliability of the sampling preparation facility of the laboratory. A full report is provided after each audit and distributed to all relevant staff and the laboratory manager. All non-conformances and or issues requiring attention are dealt with at the applicable level. An external audit of SGS Tarkwa was conducted in December 2018 by Snowden with no fatal flaws or critical issues reported that required immediate attention.

The Qualified person has reviewed the sample collection and security procedures. The sample preparation is satisfactory with effective supervision. Sample collection protocol and security enforcement is reliable to ensure sample validity and integrity, with low consequence in the unlikely event of security protocols failure.

The Qualified person considers the sample preparation, sample analysis and quality control procedures and quality assurance actions to be adequate, conventional in methodology and representative of industry leading practice. All the procedures are appropriate to ensure the validity and integrity of the analytical results.

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P a g e 50 | 130 9 Data verification 9.1 Data verification The execution of the exploration programs was completed to industry best practice and is aligned with numerous standards and procedures developed by Damang and Gold Fields over a number of years. The process consists of procedures, audits and sign-off documents for all key elements that input into the generation of a Mineral resource model to ensure full compliance. The key components of the geological data acquisition framework include:  Validity – Controls to ensure the validity of key activities.  Accuracy – Controls to establish the accuracy of data inputs and outputs.  Completeness – Controls to ensure the completeness of the process followed.  Timing – Preventative and detective controls to identify potential risk and deviation of quality.  Segregation of Duties/Sign-off – Key members of the senior team are responsible for different aspects of the process. All geological data received from Geologists, Samplers and Laboratories are verified through the following process:  acQuire® Data Entry, which is used to capture the Geological Data has libraries that screen out erroneous data that might have mistakenly been captured.  Sufficient functionality exists within SQL Server and acQuire® to verify and validate data. The Database Manager uses these tools daily to validate all data captured. Any erroneous data is either corrected or removed.  Once the necessary validation is complete, the Database Manager signs-off on the entries.  The Qualified person is of the opinion that the data verification process and protocols are adequate to minimize any material errors, are in line with industry leading standards and underpin technical assurance. 9.2 Data Management Data obtained from the drill holes is stored in electronic format using acQuire® software. acQuire® Data Entry Software is used to capture RC and DD logging data in the field, which is imported into acQuire®. Before anyone can have access the data, a data access form is filled in for approval by the Mineral resource Manager. acQuire® has a security system that is used to manage access and the type of data that can be accessed. Validation checks of the data during both data capture and import are completed using the acQuire® database reference validation tables. Geologists export data and send to Database Geologist for import. The database captures the following primary data elements:  The collar positions of all RC and DD drill holes.  Meta-data of drill holes  Downhole survey data.  Geological (lithological, sedimentological and structural) logging data.  Assay data. The Qualified person’s opinion of the data management is: a) The data management process and protocols are adequate to minimize any material errors. b) Regular validation of the database and data management process is aligned with standard industry practices, verified to Ghana, Damang SOX measure quarterly as a minimum

P a g e 51 | 130 9.3 Plant Sampling Daily composite samples of process plant feed and tailings streams are taken to assist with on-site gold accounting and reconciliation. These samples are collected using a combination of automatic sampling stations as well as manual cuts using appropriately designed samplers. The analysis of the samples used for accounting purposes is conducted by ALS at its Kalgoorlie laboratory. Solid sample composites are analyzed using fire assay with an AAS finish. Carbon sample composites are analyzed using high temperature ashing, acid digest and an AAS finish. Solution sample composites are analyzed using DIBK extraction and an AAS finish. All laboratory assaying procedures are aligned with standard industry practices. In accordance with Gold Fields Plant Metal Accounting Standard, a gold in circuit survey is undertaken monthly to reconcile (by mass balance) the back-calculated gold grade of the mill feed with the mill feed grade estimates obtained using plant samples and assays. The monthly variance between the assayed grade and the back-calculated grade is monitored, and an investigation is required to be carried out if this variance exceeds the minimum allowable levels outlined in the Gold Fields Plant Metal Accounting Standard. 9.4 Drilling Drillhole data validation is completed using Datamine® or Leapfrog® software including checks for unique collar locations, overlapping intervals, excessive down hole deviation, and matching total drill depth within all tables. Errors are reviewed and either corrected or the hole is flagged and excluded from use in the estimation. All issues identified are corrected in the acQuire® database. Where multiple drilling techniques are used in a resource estimate (DD and RC), a comparison of the data within a common volume is carried out. If potential biases are noted, these are investigated to establish potential reasons and actions. Where drilling data is historic, available QAQC data is assessed. Where historic drilling data lacks QAQC, a comparison of recent and historic drilling may be made to assess data quality and suitability for use. A decision may be made to include or exclude the poorer quality data and to apply an appropriate resource classification. The Qualified person is of the opinion that the drilling protocols described in this report are adequate to minimize material errors and provide the necessary technical assurance. 9.5 Sampling Core cutting sheets are generated in acQuire®, and once populated during the logging and sampling process, are re- imported. Some data, such as core logging and underground development face sampling, is entered or edited manually into the acQuire® database table forms or data entry objects. A unique sample dispatch is generated in acQuire® and emailed to the laboratory. Returned assays from the laboratory are linked to this dispatch and are emailed as a SIF file. These files include detailed information about the batch, methods, units, detection limits and elements assayed. The file also includes all QC data in the sequence of analysis. The Qualified person is of the opinion that the sampling protocols are adequate to minimize material errors and the analytical procedures reflect industry standard practice or better and are appropriate for resource estimation. 9.6 Verification of historical boreholes In the case where the quality of historic drilling is in doubt, further drilling may be carried out to twin drillholes and gather QAQC data.  All drilling data, including historical data is validated using SQL Queries and in 3D software packages (Leapfrog® and Datamine®).  Holes are reviewed to check for appropriate unique Hole IDs, DH Surveys, Depths (from and to) and Project Area etc. The Qualified person is of the opinion that the drilling protocols described in this report are adequate to minimize material errors and provide the necessary technical assurance.

P a g e 52 | 130 9.7 Survey Additional drill hole validation is completed using Datamine® or Leapfrog® software. This validation checks for unique collar locations, overlapping intervals, excessive down hole deviation, and matching total drill depth within all tables. Errors are reviewed and either corrected or flagged and excluded from use in the estimation. All issues identified are corrected in the acQuire® database The downhole Survey details imported and validated include.  The appropriate hole ID  The depth of the survey taken  The dip and dip direction  The instrument and method used  The instrument operator The Qualified person is of the opinion that the survey protocols are adequate to minimize material errors. 9.8 Sample analysis The Damang QAQC procedure is reviewed every two years. Assay certificate verification and assay laboratory audits are completed as per Ghana Damang SOX requirements minimum on a Quarterly review. The Qualified person is of the opinion that the sample analysis protocols are adequate to minimize material errors. 9.9 Geological modelling Geological interpretation has the potential to impact materially on the estimated quantity and quality of a Mineral resource and Mineral reserve and assumptions regarding volume and geological and/or grade continuity are important to support the correct estimate of contained metal. Support from expert geologists, site and corporate peer reviews, external reviews, and the Model Change Authorisation (MCA) process ensure that the geological interpretation is one that would be universally supported and independently arrived at. The Qualified person’s opinion of the geological modelling is: a) The geological modeling protocols are adequate to minimize material errors b) The controls have been reviewed and the adequacy is reasonable and that material bias or errors are unexpected c) The systems to reduce human and procedural errors, checks and balances are adequate and minimize material errors d) The protocols are adequate as reviewed and that the Mineral resource models are based on sound data and are reasonable.

P a g e 53 | 130 10 Mineral processing and metallurgical testing 10.1 Testing and procedures The December 2021 stated Damang Mineral reserve comprises (1) the remaining deeper ores to be mined from the Damang main pit cut-back as profiled by the Damang Reinvestment Project that commenced in 2017, (2) a cut-back of the Huni pit (which is an extension of the Damang pit to the North) and (3) low-grade ore stockpiles generated from mining activities over the past 5 years. The Damang Reinvestment Project focusses on mining the deeper extension of the main orebody that was mined and processed from the historical Damang pit, together with some additional smaller satellite pits (including Amoanda and Lima South), which have since been mined. The Damang Reinvestment Project’s metallurgical parameters were predominantly informed by empirical data from:  Previous plant performance while processing the original Damang pit ores  Metallurgical test work undertaken by ALS Metallurgy, Western Australia in 2012  Metallurgical test work undertaken by the University of Mines and Technology, Tarkwa, Ghana in 2017 The Huni Project consists of mining a cut-back on the relatively small and pre-existing Huni pit, which is a northern extension of, and adjacent to, the Damang pit. The Huni pit cut-back mines the same geological mineralisation structures as the Damang pit cut-back. The Huni pit cut-back project metallurgical parameters were originally predominantly informed mainly by:  Metallurgical test work undertaken by the University of Mines and Technology, Tarkwa, Ghana in 2019. The metallurgical parameters informing the current Mineral reserve (Huni, Damang and Stockpiles) are based upon:  Analysis of plant throughput performance of the upgraded Damang processing plant in the past two years.  Analysis of monthly plant recovery performance achieved in the period January 2018 through to February 2021. The historical and recent analyses consider the individual key geological lithologies (domains) that comprise the Damang mining areas (Damang and Huni cutbacks), with those now remaining in the current Mineral reserve identified as:  Huni Sandstone  Phyllite  Banket (hanging wall, conglomerate, footwall)  Intrusive. The following sections summarize the relevant historical metallurgical test work and the throughput and recovery estimates analyses methods and the results referenced to inform the modifying factors. 10.1.1 ALS Metallurgy, 2012 Test work In 2012 seven (7) bulk composites of core samples were provided to an independent third-party laboratory for metallurgical testing, ALS Metallurgy, Balcatta, Western Australia which is an accredited quality assured laboratory). The test work program (A13860) included:  Head analysis multi-elemental scans (including Au (gold), Ag (silver), Cu (copper), As (arsenic), C-suite (carbon), S-suite (sulphur), Hg (mercury), Sb (antimony), Te (tellurium) and quantified automated mineralogical analyses.  Comminution characteristics on two (2) samples (Banket footwall and mafic intrusive) including UCS (unconfined compressive strength), crushing work index, abrasion index (Ai), Bond BWI (Ball Work Index), Bond RWI (Rod Work Index) and SMC SAG milling parameters.  Gravity recoverable gold (GRG) test work

P a g e 54 | 130  Cyanide leaching (direct leach, CIL, varying test conditions and grind sizes)  Preg-robbing index tests  Flash flotation tests Whilst this test work was useful, the sample compositing method and the spatial coverage were potentially problematic, as the master composites selected covered a larger pit shell (associated with the Greater Damang Project) than that adopted for the relatively smaller Damang Reinvestment Project’s cut-back design. 10.1.2 Tarkwa University of Mines and Technology, 2017 Test work (Damang cut-back) In 2017 thirty-six (36) core samples from the Damang cut-back (associated with the Damang Reinvestment Project), Lima pit, Rex pit, Amoanda pit and Tomento East pit were submitted to the University of Mines and Technology in Tarkwa for metallurgical test work. The test work program included the following:  Head analysis, including multi-elemental scan and quantified x-ray diffraction (QXRD) analyses.  Comminution characteristics - rock SG, Bond BWI (Ball Work Index) and SMC SAG milling parameters.  Gravity (Knelson followed by mercury amalgamation) / cyanide leaching (direct leach) of gravity tails  Acid mine drainage (AMD) analysis, being Total S, Acid Neutralisation Capacity (ANC), Net Acid Generation (NAG), Total Acid Production Potential (TAPP), Net Acid Production Potential (NAPP), Net Acid Generation (NAG), and pH. The sample selection methodology was changed (from that used in 2012) to adopt a more representative sampling approach by compositing from diamond drill core to obtain single continuous mineralized intercepts (including expected internal and external ore dilution) from known single spatial locations representing single geological domains or lithologies. All the key Damang pit lithologies were included, along with the samples from the smaller satellite pits, this resulting in a much larger dataset of results, providing more clarity about metallurgical response variability. The relevant results are summarized in Section 10.2. 10.1.3 Tarkwa University of Mines and Technology, 2019 Test work (Huni cut-back) In 2019 eight (8) core samples from the proposed Huni cut-back area were submitted to the University of Mines and Technology in Tarkwa for metallurgical test work. The test work program included the following:  Head analysis, including multi-elemental scan  Mineralogical analyses  Comminution characteristics - rock SG, Bond BWI (Ball Work Index) and SMC SAG milling parameters.  Gravity (Knelson followed by mercury amalgamation) / cyanide leaching (direct leach) of gravity tails  Acid mine drainage (AMD) analysis, being Total S, Acid Neutralisation Capacity (ANC), Net Acid Generation (NAG), Total Acid Production Potential (TAPP), Net Acid Production Potential (NAPP), Net Acid Generation (NAG), and pH. The sample selection methodology was like that used for the 2017 test work program undertaken for the Damang pit cut-back project, with five (5) lithologies represented. The relevant results are summarised in Section 10.2. 10.1.4 AMTEL Gold Deportment study, 2020 During 2020 the operation submitted three composite samples to AMTEL Ltd. (London, Ontario, Canada) for investigative purposes consisting of sandstone, phyllite and intrusive rock lithologies, in response to some lower recoveries being experienced at the time. The purpose was to better understand in more detail, the gold deportments of the three key different rock lithologies to identify means to improve and optimise gold recoveries of the plant. AMTEL Ltd. is a specialist mineralogical laboratory, well renown in the gold mining industry for their relatively unique analytical techniques that they have developed and used to quantify all forms of gold content and nature (including refractory gold), for many years now.

The key findings from the investigation (AMTEL Report 20/49) included:

- Sandstone samples would respond relatively more favourably to CIL due to an increased proportion of free and exposed gold grains (approximately 90 % to 94 % recovery) when compared with the phyllite (approximately 84 % to 89 % recovery) and intrusive (approximately 85 % recovery).
- Sandstone sample sulphides were dominated by pyrite, whereas the phyllite and intrusive samples contained both (in roughly equal quantities) pyrite and pyrrhotite. Pyrrhotite is a relatively reactive sulphide that consumes oxygen because of the finely ground mineral in the CIL circuit oxidizing with available oxygen. The oxidation reaction's products (iron and sulphur) can also then consume available free cyanide.
- The intrusive sample contained some carbonaceous matter that had the ability to preg-rob gold from leach solutions in the absence of activated circuit carbon.
- Relatively minor tellurides (calaverite/krennerite) were identified in the sandstone and intrusive samples.

A summary table of the gold, sulphides and rock mineralogical results determined by AMTEL is shown in Table 10.1.1.

Damang has since adjusted the set-up and operation of the plant to consider the presence of oxygen-consuming pyrrhotite and preg-robbing carbonaceous matter (albeit at relatively low concentrations) by supplementing plant oxygen supply with additional liquid hydrogen peroxide solution and converting the first leaching tank to a carbon-in-leach (CIL) tank.

Table 10.1.1: Damang Pit samples mineralogical assessment summary (2020)

Minerals		Chemical formula	Sandstone (Wt. %)	Phyllite (Wt. %)	Intrusive (Wt. %)
Quartz		SiO_2	41.2	20.0	20.0
Amphiboles	Actinolite-tremolite	$Ca_2(Fe,Mg)_4Al(Si_7Al)O_{22}(OH)_2$	1.4	2.8	16.1
	cummingtonite	$Mg_7\ Si_8O_{22}\ (OH)_2$	-		0.5
Feldspars	Microcline	$(K,Na)AlSi_3O_8$	-	-	1.9
	Oligoclase (Na-Ca)	$Na[AlSi_3O_8] – Ca[Al_2Si_2O_8]$	19.9	28.3	37.3
Mica/Clays	Illite	$K(Al,Mg,Fe)_2\ (Si,Al)_4\ O_{10}\ [(OH_2),H_2O]$	23.4	31.5	-
	Chlorite (Fe>Mg)	$(Mg,Fe)_5Al(Si_3Al)O_{10}(OH)_8$	3.9	10.4	9.1
	Biotite	$K(Mg,Fe)_3(SiAl)_3O_{10}(OH,F)_8$	4.5	4.5	5.2
Carbonates & C	Fe-calcite / Ankerite	$CaCO_3 > (Ca,Fe,Mg)(CO_3)_2$	2.3	0.7	8.5
	TOC	C	-	0.04	0.12
Oxides	Hematite	Fe_2O_3	0.1	0.2	0.1
	Magnetite	Fe_3O_4	0.4	0.7	0.1
	Rutile	TiO_2			
Ore Minerals	Pyrite	FeS2	2.73	0.53	0.29
	Marcasite	FeS2	0.03	0.02	0.03
	Pyrrhotite – non magnetic	$Fe_{1-x}S$	0.02	0.04	0.42
	Pyrrhotite – magnetic	$Fe_{1-x}S$	0.14	0.49	0.54
	Chalcopyrite	$CuFeS_2$	0.02	0.02	0.02
Au Minerals	Native Au	Au >80 %, Ag <20 %	713 / 84	573 / 109	575 / 75
	Calaverite/Krennerite	$AuTe_2$	117	6	50

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	Petzite	Ag_3AuTe_2	-	-	1

Source: Damang CPR, 2021

10.2 Relevant results

The following sections summarize key results from the 2017 and 2019 Tarkwa University of Mines and Technology test work programs, and describes the approaches taken to estimate recoveries and mill throughputs for the reserve life of mine plan.

Results associated with the satellite pits (e.g., Amoanda, Lima, Tomento) are excluded from the following discussion as these areas have since been mined and depleted from reserves.

10.2.1 Head analyses

Table 10.2.1 and Table 10.2.2 provide a summary of the key species assays of the metallurgical samples used for the Damang and Huni pit cut-back studies. Some observations of the data in Table 10.2.1 suggests that the Banket Conglomerate samples contained slightly elevated organic carbon (Org C) concentrations, while samples from the Mafic Intrusive lithology were slightly enriched in copper (Cu), total carbon (Total C) and inorganic carbon (CO_3^{2-}).

Table 10.2.1: Damang Pit cut-back metallurgical samples head analyses – key species (2017)

Met sample ID	Lithology / Domain	Cu (ppm)	As (ppm)	Sb (ppm)	Total S (%)	S^{2-} (%)	Total C (%)	Org C (%)	$CO3^{2-}$ (%)
DamangMet_11	Banket Conglomerate	59	0.26	0.42	0.77	0.45	0.50	0.12	1.88
DamangMet_12	Banket Conglomerate	31	0.57	0.46	0.65	0.32	0.19	0.11	0.40
Damangmet_13	Banket Conglomerate	103	0.53	0.51	0.76	0.50	0.52	0.32	1.00
DamangMet_14	Banket Conglomerate	68	1.21	0.58	0.93	0.59	0.16	0.12	0.20
DamangMet_15	Banket Conglomerate	39	0.48	0.44	0.66	0.43	0.20	0.09	0.55
Average	Banket Conglomerate	60	0.61	0.48	0.75	0.46	0.31	0.15	0.81
DamangMet_16	Banket Footwall	19	1.72	0.61	0.67	0.48	0.16	0.05	0.55
DamangMet_17	Banket Footwall	19	0.30	0.47	1.00	0.85	0.19	0.06	0.65
DamangMet_18	Banket Footwall	6	1.33	0.11	0.82	0.58	0.15	0.13	0.10
DamangMet_19	Banket Footwall	42	0.63	0.54	0.80	0.51	0.11	0.06	0.25
DamangMet_35	Banket Hanging wall	52	1.31	0.63	0.93	0.67	0.22	0.09	0.65
DamangMet_36	Banket Hanging wall	25	0.66	0.51	0.78	0.71	0.28	0.04	1.20
DamangMet_37	Banket Hanging wall	30	0.53	0.52	1.07	0.64	0.34	0.06	1.40
DamangMet_38	Banket Hanging wall	49	0.74	0.68	1.01	0.88	0.17	0.06	0.55
Average	Banket HW/FW	40	0.77	0.58	0.92	0.68	0.22	0.07	0.67
DamangMet_01	Huni Sandstone	37	0.60	0.38	0.55	0.36	0.27	0.06	1.05
DamangMet_02	Huni Sandstone	38	0.72	0.50	0.84	0.64	0.24	0.06	0.90
DamangMet_03	Huni Sandstone	69	0.68	0.63	0.52	0.50	0.22	0.07	0.75
DamangMet_04	Huni Sandstone	23	0.98	0.36	0.33	0.30	0.25	0.08	0.85
Average	Huni Sandstone	42	0.75	0.47	0.56	0.45	0.25	0.07	0.89
DamangMet_28	Mafic Intrusive	90	0.27	0.64	0.46	0.25	1.03	0.10	4.65
DamangMet_29	Mafic Intrusive	90	2.85	0.51	0.71	0.52	1.52	0.13	6.95
DamangMet_30	Mafic Intrusive	70	0.62	0.79	1.75	1.56	0.86	0.10	3.80
DamangMet_31	Mafic Intrusive	128	0.24	0.79	0.56	0.52	0.83	0.06	3.85
Average	Mafic Intrusive	94	1.00	0.68	0.87	0.71	1.06	0.10	4.81
DamangMet_05	Tarkwa Phyllite	38	0.93	1.07	0.87	0.79	0.07	0.05	0.10
DamangMet_06	Tarkwa Phyllite	83	0.53	0.91	0.70	0.61	0.04	0.03	0.05
DamangMet_07	Tarkwa Phyllite	50	0.44	0.66	0.72	0.67	0.09	0.06	0.15

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Gold Fields

Met sample ID	Lithology / Domain	Cu (ppm)	As (ppm)	Sb (ppm)	Total S (%)	S^{2-} (%)	Total C (%)	Org C (%)	$CO3^{2-}$ (%)
DamangMet_08	Tarkwa Phyllite	57	0.61	0.65	0.98	0.86	0.18	0.08	0.50
Average	Tarkwa Phyllite	57	0.63	0.82	0.82	0.73	0.09	0.05	0.20

Source: Damang CPR, 2021

Table 10.2.2: Huni Pit cut-back metallurgical samples head analyses – key species (2019)

Met sample ID	Lithology / Domain	Cu (ppm)	As (ppm)	Sb (ppm)	Total S (%)	S^{2-} (%)	Total C (%)	Org C (%)	$CO3^{2-}$ (%)	Hg (ppm)
Met Sample 1	Huni Sandstone	14	<2	<3	0.13	0.07	0.20	0.15	0.05	<1
Met Sample 2	Tarkwa Phyllite	52	<2	<3	0.49	0.33	0.03	0.03	0.01	<1
Met Sample 3	Tarkwa Phyllite	42	<2	<3	0.52	0.18	0.06	0.06	0.01	<1
Met Sample 4	Banket Hanging wall	9	<2	<3	0.48	0.18	0.26	0.13	0.13	<1
Met Sample 5	Banket Hanging wall	4	<2	<3	0.22	0.07	0.25	0.16	0.08	<1
Met Sample 6	Banket Conglomerate	18	<2	<3	0.27	0.12	0.20	0.16	0.05	<1
Met Sample 7	Banket Conglomerate	27	<2	<3	0.18	0.09	0.26	0.20	0.06	<1
Met Sample 8	Banket Footwall	3	<2	<3	0.30	0.10	0.27	0.17	0.10	<1
Average	Huni Pit	21	<2	<3	0.32	0.14	0.19	0.13	0.06	<1

Source: Damang CPR, 2021

10.2.2 Metallurgical Recovery

Test work Results Summary

A summary of the metallurgical recovery test results from the Tarkwa University of Mines & Technology test work programs (2017, 2019) are summarised in Table 10.2.3 and Table 10.2.4.

Table 10.2.3: Damang Pit cut-back test work (2017) metallurgical recovery test results summary

Met sample ID	Lithology / Domain	Calculated head grade (Au g/t)	Gravity recovery (%Au)	Leach recovery (%Au)	Leach tails grade (Au g/t)	Overall recovery (%Au)
DamangMet_11	Banket Conglomerate	4.06	29.39	97.21	0.08	98.03
DamangMet_12	Banket Conglomerate	1.68	0.78	91.02	0.15	91.09
DamangMet_13	Banket Conglomerate	4.06	15.66	94.15	0.20	95.07
DamangMet_14	Banket Conglomerate	2.87	35.61	92.97	0.13	95.47
DamangMet_15	Banket Conglomerate	2.05	0.75	92.61	0.15	92.67
Average	Banket Conglomerate	2.94	19.57	94.00	0.14	95.18
DamangMet_16	Banket Footwall	1.55	4.11	88.59	0.17	89.06
DamangMet_17	Banket Footwall	3.02	33.42	96.02	0.08	97.35
DamangMet_18	Banket Footwall	12.05	22.73	94.74	0.49	95.93
DamangMet_19	Banket Footwall	1.40	39.97	89.29	0.09	93.57
Average	Banket Footwall	4.51	24.26	93.92	0.21	95.39
DamangMet_35	Banket Hanging wall	3.57	17.82	81.91	0.53	85.14
DamangMet_36	Banket Hanging wall	3.06	40.15	86.34	0.25	91.82
DamangMet_37	Banket Hanging wall	5.55	25.98	92.21	0.32	94.24
DamangMet_38	Banket Hanging wall	1.19	44.58	89.39	0.07	94.12
Average	Banket Hanging wall	3.34	28.70	87.72	0.29	91.25
DamangMet_01	Huni Sandstone	9.64	33.29	93.47	0.42	95.64
DamangMet_02	Huni Sandstone	1.05	57.01	91.11	0.04	96.18

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DamangMet_03	Huni Sandstone	2.59	41.21	92.76	0.11	95.75
DamangMet_04	Huni Sandstone	1.54	8.03	88.03	0.17	88.99
Average	Huni Sandstone	3.70	33.71	92.46	0.19	95.00
DamangMet_28	Mafic Intrusive	1.25	35.88	78.75	0.17	86.37
DamangMet_29	Mafic Intrusive	1.37	18.44	86.61	0.15	89.08
DamangMet_30	Mafic Intrusive	7.07	41.30	83.37	0.69	90.24
DamangMet_31	Mafic Intrusive	0.82	22.35	76.56	0.15	81.80
Average	Mafic Intrusive	2.63	36.18	82.71	0.29	88.97
DamangMet_05	Tarkwa Phyllite	2.02	42.97	90.43	0.11	94.55
DamangMet_06	Tarkwa Phyllite	2.14	33.78	90.85	0.13	93.94
DamangMet_07	Tarkwa Phyllite	0.94	31.56	89.06	0.07	92.51
DamangMet_08	Tarkwa Phyllite	3.93	16.55	89.33	0.35	91.10
Average	Tarkwa Phyllite	2.26	28.10	89.83	0.17	92.69

Source: Damang CPR, 2021

Table 10.2.4: Huni Pit cut-back test work (2019) metallurgical recovery test results summary

Met sample ID	Lithology / Domain	Calculated head grade (Au g/t)	Gravity recovery (%Au)	Leach recovery (%Au)	Leach tails grade (Au g/t)	Overall recovery (%Au)
Huni Sample 1	Huni Sandstone	0.33	8.4	96.69	0.01	96.97
Huni Sample 2	Tarkwa Phyllite	3.79	28.9	92.58	0.20	94.72
Huni Sample 3	Tarkwa Phyllite	8.25	24.4	96.47	0.22	97.33
Huni Sample 4	Banket Hanging wall	0.79	37.7	83.75	0.08	89.87
Huni Sample 5	Banket Hanging wall	3.00	63.1	92.77	0.08	97.33
Huni Sample 6	Banket Conglomerate	2.85	25.7	93.39	0.14	95.09
Huni Sample 7	Banket Conglomerate	3.09	63.8	92.85	0.08	97.41
Huni Sample 8	Banket Footwall	0.57	38.8	88.53	0.04	92.98
Huni Average	Huni Pit	2.83	36.40	94.10	0.11	96.25

Source: Damang CPR, 2021

Key observations made with regards to the results summarized in Table 10.2.3 and Table 10.2.4 are:

- The overall recoveries for the Mafic Intrusive type lithology are lower than the other lithologies, with an average test work recovery of 89.0 %
- The overall recovery of the Huni Pit samples is relatively favourable compared to the other lithologies at 96.2 %
- No Mafic Intrusive samples associated with the Huni pit cut-back were tested, due to the limited extent of this lithology within the proposed mining area.

Recovery Estimation Model for the Reserves Cut Off Grade Calculations

Damang has been processing ores mined from the Damang pit cut-back and other satellite pits for approximately 4 years. This has provided Gold Fields the opportunity to use plant performance information and empirical data to refine the recovery estimation models.

In early 2021 a statistical analysis was carried out using the monthly reconciled plant results and mill feed blending information, within three groups of recovery values. These were as follows:

- Group 1 – Higher recovery – Amoanda, Lima South
- Group 2 – Medium recovery – Huni sandstone, Conglomerate, Banket and Stockpiles
- Group 3 – Lower recovery – Intrusive, Phyllite

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A fourth term was included and used as a gold grade adjustment factor, Rf, with the purpose of incorporating the effect of grade on recovery that is evident at Damang.

A model fitting routine was applied to derive the four (4) model parameter values as per the following (where Au is the gold head grade):

- Head grade correction addition factor: Rf = (Au – 1.543) * 3.41.
- Amoanda, Lima South recovery = 95.1 % + Rf
- Huni Sandstone, Conglomerate, Banket & Stockpiles recovery = 93.0 % + Rf, minimum 90.1 %.
- Intrusive, Phyllite recovery = 90.6 % + Rf, minimum 87.7 %

Whilst the Amoanda and Lima South recovery estimation model is provided above for reference, with notably higher recovery characteristics, these satellite pits are now depleted, and therefore is not used for current Mineral reserve estimations.

The stockpiles are a mixture of low-grade ores mined from multiple ore sources.

A comparison of the 2021 recovery estimation model and the actual plant results showed relatively lower plant recovery results evident for the period Q4 2019 and Q2 2020 and these were overcome by returning off-line CIL tanks back into service, supplementing plant oxygen supply with liquid hydrogen peroxide, and converting the first leaching tank into carbon-in-leach tank.

10.2.3 Ore hardness

The relevant comminution rock hardness test data for the Damang and Huni pit lithologies were derived from the two Tarkwa University of Mining Technology test work programs. A summary of the results is shown in Table 10.2.5 and Table 10.2.6.

Table 10.2.5: Damang pit lithologies hardness test results (2017)

Sample no.	Lithology	Rock SG (t/m^3)	Drop weight test Axb	SAG Mia (kWhr/t)	Bond BWI (kWhr/t)	Ball Mib (kWhr/t)
DamangMet_01	Huni Sandstone	2.76	43.4	18.3	14.3	20.6
DamangMet_02	Huni Sandstone	2.73	33.1	22.6	13.9	20.3
DamangMet_03	Huni Sandstone	2.76	43.4	18.3	13.9	20.3
DamangMet_04	Huni Sandstone	2.73	33.1	22.6	15.3	22.6
DamangMet_05	Tarkwa Phyllite	2.86	28.5	25.4	10.9	15.0
DamangMet_06	Tarkwa Phyllite	2.88	36.6	20.8	10.7	15.1
DamangMet_07	Tarkwa Phyllite	2.91	23.1	30.1	11.3	15.5
DamangMet_08	Tarkwa Phyllite	2.75	38.2	20.1	11.1	15.3
DamangMet_11	Banket Conglomerate	2.74	33.1	22.7	13.5	19.6
DamangMet_12	Banket Conglomerate	2.63	47.0	17.3	14.1	20.5
DamangMet_13	Banket Conglomerate	2.75	53.4	15.5	13.7	20.0
DamangMet_14	Banket Conglomerate	2.74	38.5	20.1	12.8	18.4
DamangMet_15	Banket Conglomerate	2.74	52.5	15.6	14.2	20.8
DamangMet_16	Banket Footwall	2.70	39.2	19.8	15.0	21.8
DamangMet_17	Banket Footwall	2.79	41.3	18.6	15.5	23.1
DamangMet_18	Banket Footwall	2.75	47.2	17.0	14.3	20.9
DamangMet_19	Banket Footwall	2.74	45.4	17.6	12.8	18.2
DamangMet_28	Mafic Intrusive	2.84	34.1	22.0	12.3	17.5
DamangMet_29	Mafic Intrusive	2.93	27.2	26.0	14.3	20.8
DamangMet_30	Mafic Intrusive	2.79	41.3	18.6	14.8	21.8
DamangMet_31	Mafic Intrusive	2.93	27.2	26.0	11.9	16.6

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Gold Fields

DamangMet_35	Banket Hanging wall	2.75	38.2	20.1	13.9	20.1
DamangMet_36	Banket Hanging wall	2.72	40.4	19.3	14.7	21.6
DamangMet_37	Banket Hanging wall	2.75	36.2	21.1	14.0	20.3
DamangMet_38	Banket Hanging wall	2.75	36.2	21.1	13.3	19.3

Source: Damang CPR, 2021

Table 10.2.6: Huni pit lithologies hardness test results (2019)

Sample no.	Lithology	Rock SG (t/m^3)	Drop weight test Axb	SAG Mia (kWhr/t)	Bond BWI (kWhr/t)	Ball Mib (kWhr/t)
Met Sample 1	H Sandstone	2.73	47.7	17.0	14.7	20.1
Met Sample 2	T Phyllite	2.91	32.3	23.0	11.5	15.1
Met Sample 3	T Phyllite	2.90	37.7	20.3	15.3	21.3
Met Sample 4	Banket Hanging wall	2.71	49.0	16.7	13.6	18.1
Met Sample 5	Banket Hanging wall	2.74	43.8	18.2	12.1	17.3
Met Sample 6	Banket Conglomerate	2.69	44.3	18.1	13.7	18.4
Met Sample 7	Banket Conglomerate	2.69	37.9	20.6	15.5	21.1
Met Sample 8	Banket Footwall	2.74	42.1	18.7	16.6	23.2

Source: Damang CPR, 2021

The Morrell Total Power method was used to predict expected mill throughput for future ore from the hardness test results returned. This provides an estimate of the overall grinding circuit power requirement in kWhr/t using the SMC parameters (SAG mill, Mia and Ball mill, Mib) calculated from the Bond ball work index (BWI) test and the SMC drop weight index test results.

A summary of the estimated mill motor power draw requirements (kWhr/t) is shown in Table 10.2.7. The variation in mill power requirement estimate, by pit and lithology of the end-2021 reserves at Damang, is relatively limited. Therefore, throughput assignment for the reserves life of mine plan is based upon recent plant performance expectations.

Table 10.2.7: Estimated mill power requirements by lithology and pit

Pit	Lithology	SAG Index, Mia (kWhr/t)	Ball Mill Index, Mib (kWhr/t)	Mill Power Required Motor (kWhr/t)
Damang	Mafic Intrusive	23.15	19.18	18.90
	Huni Sandstone	20.45	20.96	18.62
	Banket Hanging Wall	20.40	20.32	18.30
	Banket Footwall	18.25	21.00	17.72
	Tarkwa Phyllite	24.10	15.22	17.43
	Banket Conglomerate	18.24	19.87	17.17
Huni Pit	All	19.08	19.32	17.27

Source: Damang CPR, 2021

10.3 Plant sampling and reconciliation

Plant feed tonnage is measured by weigh scales (weightometers) positioned on the mill feed belts or on leach feed mass flow systems. Plant feed is sampled for moisture determination only. Leach feed and residue samples are taken automatically using Multotech® two stage automatic samplers. In certain cases, hand cut samples are collected. Shift composites are accumulated and prepared in accordance with site-specific operating procedures.

The analytical laboratory that undertakes process plant samples analysis is situated on the Damang mine site. Management of the onsite laboratory is contracted out to SGS who are ISO 14001 compliant. The samples undergo preparation and analysis by slurry pressure filtration (to separate the solids and solution), solids oven drying, splitting,

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P a g e 61 | 130 pulverization, weighing, aqua regia digestion, DIBK extraction and AAS reading. The filtrate is analyzed by DIBK extraction and AAS reading. Laboratory QA/QC checks are carried out at the SGS laboratory in Tarkwa, Ghana. In accordance with Gold Fields Plant Metal Accounting Standard, a gold in circuit inventory is completed monthly to reconcile (by mass balance) the back-calculated gold grade of the mill feed with the mill feed grade estimates obtained using the daily plant samples and assays. The monthly variance between the assayed grade and the back-calculated grade is monitored, and an investigation is initiated if this variance exceeds the minimum allowable levels as outlined in the Gold Fields Plant Metal Accounting Standard. 10.4 Deleterious elements The test work procedures include elemental and mineralogical analysis for elements that could be deleterious to plant recovery (e.g., arsenic, tellurium, antimony, organic carbon). All Damang and Huni pit metallurgical samples tested contain some level of organic matter (carbon), with concentrations ranging from 0.04 % to 0.32% (see Table 10.2.1 and Table 10.2.2). The levels are relatively low when compared with other (non-Gold Fields) preg-robbing ores. The activity of the natural carbon at Damang appears to be relatively low based on results of the test work undertaken. All the Damang and Huni pit metallurgical recovery tests were done as direct cyanidation leaching tests (not carbon-in-leach) so these provide potentially conservative recoveries in the presence of active organic matter. Gold telluride minerals have been identified in the mineralogical work undertaken to date, with relatively minor contribution to gold content overall. 10.5 Metallurgical Risks In the opinion of the Qualified person, the combination of a well-established processing plant with a known operating history of treating ores mined from the associated mining leases, together with the recent metallurgical test work programs assessing core samples selected from future local mineralisation areas, provides a reasonable platform for estimating the associated metallurgical and processing modifying factors underpinning the Damang 2021 reserves. However, it is noted that uncertainties remain, and some key potential areas of risk and uncertainty are discussed in the following sections. 10.5.1 Sample Representativity Metallurgical sample selection is an important aspect of the process of developing resources into reserves. The results of the test work undertaken on those samples are often used directly as input into plant performance estimates that are then used for the life of mine and reserve’s financial evaluations. It is important that the metallurgical samples are representatively selected, for example, to cover a suitable range of gold head grades, to consider the different geological lithologies and domains expected to be encountered, and to appropriately incorporate internal and external material dilution expected during the mining process. Individually testing different head grades ranges and geological domains improves the ability to see the metallurgical response variability of the orebody, which improves the ability to make better judgements and estimates about how the material could perform in the processing plant. As new potentially economic mineralized areas are identified at the mine, the site’s exploration geologists and metallurgists will select a few, to several, core composite samples of each new mineralisation area, and submit to a commercial metallurgical laboratory for the undertaking of a defined test work program including, head assays, recovery, and physical properties analyses. Whilst effort and care are taken with the sample selection process, there are practical constraints to samples numbers due to core availability and test work cost, and therefore it is not possible for the Qualified person to guarantee that the proposed reserves have been fully representatively sampled, and therefore some inherent uncertainty will remain.

P a g e 62 | 130 The recovery estimation model used for Mineral reserve determination at Damang was developed based upon recent past plant performance, taking into consideration the key geological lithologies contributing to the life of mine plant feed. 10.5.2 Laboratory Test Methods and Scale-up The laboratory test results require scale-up to estimate performance through the industrial processing facility. In the case of Damang the assumed plant parameters are based upon recent historical plant performance, with the metallurgical tests providing only limited guidance. The metallurgical testing regime adopted has been specifically tailored to provide results that reasonably and practically represent the actual installed processing facility. This regime has been developed from experience gained over many years of undertaking such work, culminating in eventual mining, and processing of ores that have been historically metallurgically tested. Hardness properties are applied to the Morrell Total Power method to estimate grinding mill throughputs. There remains potential risk associated with the delivery of these metallurgical testing results associated with the differences between laboratory methods and full-scale processes, and miscellaneous and unidentified errors associated with undertaking the testing. The selected laboratory (Tarkwa University of Mines and Technology, Ghana) that has undertaken the metallurgical test work is well regarded by the Qualified person and has an established history of performing well for Gold Fields both at Damang and elsewhere. The University is local to the mine, and support of local facilities is important to maintain good relationships with the community. Despite reasonable efforts and care in the application of laboratory test work scale-up factors and determination of recovery estimation modeling methods from historical plant results, there remains some inherent uncertainty in predictions of future actual performance of the industrial facility. 10.5.3 Deleterious Elements The routine metallurgical test work program includes detailed head analysis (multi-element ICP-MS scan) and mineralogical analyses to check for the presence and quantities of potential deleterious elements to the plant, such as mercury, arsenic, organic carbon, antimony, tellurium, base metals, etc. Whilst this assessment is carried out on the limited number of metallurgical composite samples, it is not typically undertaken on individual exploration samples. The multi-elemental assay results obtained from the metallurgical samples are used as a guide to identify if there are any deleterious elements at concentrations that would be of reasonable concern that could materially impact plant performance. If such a species is identified then the option to submit a larger number of individual exploration samples for detailed analysis, to better quantify and locate the deleterious species, is readily available. However, with the relatively low number of metallurgical samples checked for deleterious elements it means that some inherent risk remains of unexpectedly encountering such a species during subsequent mining and processing operations, despite such elements not being identified during metallurgical testing.

P a g e 63 | 130 11 Mineral resource estimates Damang’s Mineral resources undergo an initial assessment through the application of a range of assumed technical and economic factors to ensure reasonable prospects for economic extraction. The open pit Mineral resources are constrained to an optimal shell defined by a resource gold price of $1,500/oz and relevant unit costs and modifying factors. The in-situ cut-off grade has modifying factors applied and all material within the pit shell above the calculated cut-off grade is judged to have reasonable prospects for economic extraction. The point of reference for the Mineral resources is over a minimum mining width with dilution applied to selection of the optimized pit shell while the grades and tonnages are reported in-situ and undiluted. The Mineral resources are 90 % attributable to Gold Fields and are net of production depletion up to 31 December 2021. 11.1 Mineral resources estimation criteria 11.1.1 Geological model and interpretation Block models for palaeoplacer and hydrothermal mineralisation are constrained by wireframe surfaces and indicator kriged block mineralized envelopes respectively. The constraining envelopes for hydrothermal deposits are derived from vein and pod configurations and gold concentration, whereas palaeoplacer deposits are lithologically bound. Wireframes are manually designed for palaeoplacer deposits. Reef zones are constrained using a 0.3 g/t Au cut-off delineating pods with continuous mineralisation. Indicator kriging at a 0.3 probability is used to select which blocks will be delineated as reef zones. For Damang, Rex and Amoanda, the same indicator kriging method with a 0.3 g/t cut- off is applied, but with probability thresholds varying between 0.23 to 1.0. Damang pit has been extensively drilled and the model tested against actual orebody mark-ups during mining over the past 18 years. As a routine, updated wireframe modelling is internally audited on-site using a set of guidelines to assess the risk to the resource estimate. Gold Fields Corporate Technical Services (CTS) review the wireframes and geological interpretation annually. The models also undergo scrutiny during the regular external resource audits. While the geological model at Damang has been considerably refined since mining commenced, there will always be an element of uncertainty in areas where drilling density is sparse or in areas of structural complexity. Minor faulting and strike changes have an influence on the reconciliation between the DD drilling and the grade control informed portions of the resource model. This variability has decreased and will continue to decrease as new information is incorporated and forms part of the dynamic nature of the geological model. Prior to operational planning, the areas are grade controlled and post mining of the areas, periodic reconciliation between model estimates and actual production is measured. 11.1.2 Block modelling 3D block models of the in-situ mineralisation are constructed based on the geological interpretations. The block models utilize sub-celling to ensure the block model volume closely represents the volume of the wireframe model. At the end of the modelling process, the volume is depleted to account for material already mined out. The block models are essentially a set of specifically sized "3D blocks" that represent a discretized (approximated) in-situ mineralized orebody generated by filling a geologically interpreted wireframe model. The panel or block size is selected after consideration of the sample spacing, variance relationships and the continuous nature of the ore body. For the Damang pit, the block size utilized for the exploration areas is 20 mX x 20 mY x 3 mZ and the short-term model consists of 5 mX x 10 mY x 3 mZ block. The block size used for Amoanda modelling is 20 mX x 20 mY x 3 mZ. 11.1.3 Bulk density Dry bulk density is assigned to the model based on the geological interpretation of lithology and weathering. Average density values are estimated for each geological unit based on regular and systematic measurements taken on diamond drilled core according to a formal protocol. Bulk density is applied by lithological domains as per Table 7.5.1.

11.1.4 Compositing and domaining

Previously, RC and DD sample data were composited over 1.5 m intervals for the Damang, Rex and Amoanda mineralisation. This interval was based on selective mining unit (SMU) requirements to mine a 3 m bench. Currently, samples are composited over 1 m for all pits as most samples were collected at 1 m intervals. The 1 m interval was adopted to promote selective mining because of the narrow and scattered mineralisation encountered.

Statistical studies are most meaningful when dealing with data from geologically homogenous populations. To assign data effectively to the various spatially defined geological populations, the composited data are intersected with the wireframed triangulations and flagged according to those parts of the geological interpretation to which they relate. The output composited drill hole assay database is uniquely flagged with mineralized domain codes using the interpretation boundaries.

Palaeoplacer composites are generated to include either the entire reef or a specific mining cut of the reef, depending on whether the unit will be fully mined or whether a top, middle or bottom mining cut is taken.

Resource model domains are derived from the geological interpretations, which use the drilling information to interpret the position of lithological, regolith and structural contacts. The main Damang resource model has 75 litho-structural zones (domains) for estimation, each with a specific mineralisation character and orientation.

Basic statistical analysis of drilling information is undertaken to help refine domain boundaries and ensures that sample data from multiple populations are not mixed. Domain boundaries are modified as pit mapping becomes available prior to the completion of the grade control resource models.

11.1.5 Top cuts

Top cuts are used to control grade outliers during estimation. Grades above a selected threshold are capped to the threshold, therefore retaining the high-grade nature locally while controlling the influence on the estimation. Top cuts are determined per domain through analysis of probability plots, histograms and reviewing the samples at the top end of the grade distribution. The hydrothermal mineralisation typical at Damang has a highly skewed grade distribution with a high coefficient of variation. Commonly the selected thresholds correspond to where there is a strong deviation on the line of best fit in a PP plot and where there is a natural break in the distribution on a histogram chart. Top cuts for 1 m composites are selected on grade after compositing with top cut values used for the various models presented in Table 11.1.1.

Table 11.1.1: 2021 Damang Pit Resource Model Top Cut Criteria

Reef	Domain	KRIG top cap (g/t)	Variogram top cut (g/t)
INT_E3A	1	150	150
INT_E3B	1	90	90
INT_E3C	1	45	45
INT_W3A	1	135	95
INT_W3B	1	25	25
INT_W3C	1	90	72
K1_3A	1	60	60
K1_3B	1	24	24
K1_3C	1	24	24
K2_3A	1	105	86
K2_3B	1	21	21
K2_3C	1	25	11
RE3A	1	100	100
RE3B	1	75	75
RE3C	1	82	73

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GOLD FIELDS

REHS3A_H	1	76	76
REHS3A_L	1	10	10
REHS3B_H	1	28	28
REHS3B_L	1	9999	1
REHS3C	1	20	16
REPH3A	1	146	146
REPH3B	1	130	85
REPH3C	1	44	20
RMU3A	1	50	50
RMU3B	1	16	15
RMU3C	1	25	25
RW3A	1	167	167
RW3B	1	15	15
RW3C	1	200	200
RWHS3A_H	1	23	23
RWHS3A_L	1	No data	No data
RWHS3B_H	1	50	27
RWHS3B_L	1	No data	No data
RWHS3C_H	1	40	40
RWHS3C_L	1	No data	No data

Source: Damang CPR, 2021

11.1.6 Variography

A variogram is a description of the spatial continuity of the data and the estimation methods used at Damang rely on the properties of the variograms and therefore this is an important aspect of the estimation process. Variogram studies are carried out on composited data for individual domains. The variogram analysis is used to evaluate the spatial continuity of the mineralisation and to create a three-dimensional 3D model of how grades change with distance. The analysis of the variography is used to determine the search parameters in the grade estimation process.

Variogram studies are carried out on composited data for individual domains. A search region or ellipse is defined based on observed directional grade continuity and is usually oriented in agreement with geological observations.

The drill hole spacing in the palaeoplacer mineralisation often makes the variogram modelling and the determination of short-range structures problematic. In these instances, known geological continuity is adopted by virtue of the historical long range width continuity observed between widely spaced drill hole data. The variogram parameters applied to the grade estimation for the various models are presented in Table 11.1.2.

Table 11.1.2: Variogram parameters for the grade estimation

Reef	Parameter	Sill	Nugget (%)	Sill 1	Range 1 (m)	Range 2 (m)	Range 3 (m)	Sill 2	Range 1 (m)	Range 2 (m)	Range 3 (m)
INT_E3A	AU	22.645	32.359	9.991	3.4	3.7	4	5.326	13.6	26.2	6
INT_E3B	AU	11.164	40.747	4.091	8	10	3	2.524	36	42	6
INT_E3C	AU	8.353	39.685	2.496	4	10	4	2.542	25	41	4
INT_W3A	AU	17.968	39.413	10.306	6.41	4.723	4	0.580	16.7	35.762	9
INT_W3B	AU	7.593	39.929	3.147	5.4	9.8	3	1.414	20.2	65.6	6
INT_W3C	AU	13.485	40.453	4.394	5	3	4	2.535	16	23	4
K1_3A	AU	9.842	31.854	5.987	5.735	13.664	9	0.720	40.317	60.223	9
K1_3B	AU	7.003	21.819	3.602	8	9	3	1.873	20	31	6
K1_3C	AU	6.428	31.854	3.910	6	14	4	0.470	40	60	4
K2_3A	AU	13.580	40.432	6.248	10.121	14.606	9	1.842	36.606	86.617	9

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K2_3B	AU	8.104	33.399	3.406	15	30	3	1.992	38	92	6
K2_3C	AU	6.093	40.432	2.803	10	15	4	0.826	37	87	4
RE3A	AU	14.294	34.996	7.599	7.6	12.4	4	1.692	18.5	36	6
RE3B	AU	11.484	39.542	2.499	8	10	3	4.444	45	66	6
RE3C	AU	8.738	39.930	3.273	5	3	4	1.343	14	19	4
REHS3A_H	AU	13.049	43.390	5.591	3.7112	10.45884	4	1.796	32.89474	53.306	6
REHS3A_L	AU	1.371	41.834	0.573	6.073	6.073	4	0.224	11.302	21.086	6
REHS3B_H	AU	4.104	53.544	1.199	15	10	3	0.707	43	57	6
REHS3B_L	AU	0.079	41.026	0.004	14	17	3	0.042	32	45	6
REHS3C	AU	4.599	30.761	0.851	25	36	4	2.333	40	66	4
REPH3A	AU	37.245	53.089	14.116	5.904	11.977	4	3.357	17.375	37.618	9
REPH3B	AU	25.433	44.188	10.795	8	9	3	3.400	46	57	6
REPH3C	AU	8.181	40.088	3.455	16	5	4	1.447	63	75	4
RMU3A	AU	8.712	35.870	4.448	4.475	4.678	9	1.139	20.746	43.729	9
RMU3B	AU	3.863	43.687	0.709	8	10	3	1.467	17	44	6
RMU3C	AU	7.191	35.870	3.671	5	5	9	0.940	21	44	9
RW3A	AU	15.427	38.004	8.083	11.302	13.833	4	1.481	56.849	90.924	9
RW3B	AU	4.542	43.687	0.833	8	10	3	1.724	17	44	6
RW3C	AU	26.796	39.871	9.058	5	4	10	5.542	14	28	4
RWHS3A_H	AU	6.006	47.929	2.503	9.322	9.661	4	0.625	14.237	28.475	6
RWHS3A_L	AU	3.115	47.929	1.298	9.322	9.661	4	0.324	14.237	28.475	6
RWHS3B_H	AU	6.751	48.707	1.735	8	9	3	1.728	25	32	6
RWHS3B_L	AU	0.905	43.687	0.166	8	10	3	0.344	17	44	6
RWHS3C_H	AU	3.857	39.997	1.884	3	11	9	0.430	25	48	9
RWHS3C_L	AU	1.290	39.997	0.630	3	11	9	0.144	25	48	9

Source: Damang CPR, 2021

The Qualified Person's opinion is that the variograms are a practical reflection of the spatial continuity of the respective mineralization grades and their application to the geostatistical analysis is adequate to minimize uncertainty and to derive appropriate resource block models for use by the planning engineers to complete mine design and production scheduling.

11.1.7 Grade estimation

Reef or mineralized pods are estimated using both ordinary kriging (OK) and simple kriging (SK) techniques. SK panel grades are used for post-processing of the recoverable resources for the pit optimization. This is because the SK panel estimates produced higher kriging efficiencies, especially in areas where there is limited data.

After kriging, the kriged panel estimates are subjected to post-processing, where the total tonnage, grade, metal content and values per block are adjusted for information effect and change of support for relevant SMUs. Post- processed tonnes, grades and metal estimates within specific cut-offs are derived for mine planning as follows:

- Palaeoplacer deposits: The indirect lognormal method is employed if both the original point support distribution and the transformed block support distribution were lognormal (The panel kriging is in untransformed space). The information effect correction method is based on the calculated variance of SMU kriged grades from the grade control data pattern drilled (10 m x 20 m x 1 m) during post processing.
- Hydrothermal models - Damang, Huni, and Juno: The block estimates are post processed using an indirect lognormal change of support to produce a grade-tonnage curve for each estimated parent block at specific cut-off grades.
- Hydrothermal models - Rex and Amoanda: The indirect lognormal method is used for block support correction. The information effect correction method is based on the final production grade control data pattern of 5 m x 8 m x 1 m.

The grade estimation parameters are presented in Table 11.1.3.

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Table 11.1.3: Summary of December 2021 Grade estimation parameters

Reef	Domain	Dist1	Dist2	Dist3	Angle			Axis			Number of Samples					
					1	2	3	1	2	3	Min1	Max1	Min2	Max2	Min3	Max3
INT_E2	1	25	41	4	355	-12	-22	3	2	3	18	30	12	20	8	16
INT_E3A	1	13.6	26.2	6	350	-15	-22	3	2	3	18	30	12	20	8	16
INT_E3B	1	36	42	6	5	9	-18	3	2	3	18	30	12	20	8	16
INT_E3C	1	25	41	4	350	-8	-22	3	2	3	18	30	12	20	8	16
INT_E4	1	23	57	6	5	-17	-18	3	2	3	18	30	12	20	8	16
INT_W2	1	16	23	4	350	18	-22	3	2	3	18	30	12	20	8	16
INT_W3A	1	16.7	35.762	9	350	30	-22	3	2	3	18	30	12	20	8	16
INT_W3B	1	16	35	6	350	30	-22	3	2	3	18	30	12	20	8	16
INT_W3C	1	16	23	4	350	16	-22	3	2	3	18	30	12	20	8	16
INT_W4	1	27	51	6	5	-16	-19	3	2	3	18	30	12	20	8	16
K1_2	1	40	60	4	350	9	-22	3	2	3	18	30	12	20	8	16
K1_3A	1	40.317	60.223	9	350	21	-23	3	2	3	18	30	12	20	8	16
K1_3B	1	20	31	6	10	23	-16	3	2	3	18	30	12	20	8	16
K1_3C	1	40	60	4	350	-6	-22	3	2	3	18	30	12	20	8	16
K1_4	1	26	46	6	350	18	-9	3	2	3	18	30	12	20	8	16
K2_2	1	20	50	4	350	7	-22	3	2	3	18	30	12	20	8	16
K2_3A	1	36.606	86.617	9	350	22	-23	3	2	3	18	30	12	20	8	16
K2_3B	1	38	92	6	26	20	-15	3	2	3	18	30	12	20	8	16
K2_3C	1	37	87	4	350	-10	-22	3	2	3	18	30	12	20	8	16
K2_4	1	45	66	6	355	7	-10	3	2	3	18	30	12	20	8	16
RE2	1	20	57	4	350	-1	-22	3	2	3	18	30	12	20	8	16
RE3A	1	18.5	36	6	350	-15	-22	3	2	3	18	30	12	20	8	16
RE3B	1	45	66	6	10	21	-15	3	2	3	18	30	12	20	8	16
RE3C	1	14	19	4	350	-7	-22	3	2	3	18	30	12	20	8	16
RE4	1	30	49	6	10	-3	-16	3	2	3	18	30	12	20	8	16
REHS2_H	1	25	40	4	350	-9	-22	3	2	3	18	30	12	20	8	16
REHS2_L	1	30	40	4	355	-6	-22	3	2	3	18	30	12	20	8	16
REHS3A_H	1	11.302	21.086	6	5	-12	-23	3	2	3	18	30	12	20	8	16
REHS3A_L	1	11.302	21.086	6	5	-12	-23	3	2	3	18	30	12	20	8	16
REHS3B_H	1	43	57	6	10	-11	-13	3	2	3	18	30	12	20	8	16
REHS3B_L	1	32	45	6	10	-9	-13	3	2	3	18	30	12	20	8	16
REHS3C	1	40	66	4	350	-8	-22	3	2	3	18	30	12	20	8	16
REHS4_H	1	24	45	6	5	-11	-20	3	2	3	18	30	12	20	8	16
REHS4_L	1	42	42	6	10	-8	-23	3	2	3	18	30	12	20	8	16
REPH2	1	15	30	4	350	-25	-22	3	2	3	18	30	12	20	8	16
REPH3A	1	17.375	37.618	9	350	-4	-24	3	2	3	18	30	12	20	8	16
REPH3B	1	46	57	6	10	4	-18	3	2	3	18	30	12	20	8	16
REPH3C	1	63	75	4	350	-16	-22	3	2	3	18	30	12	20	8	16
REPH4	1	25	47	6	10	-9	-17	3	2	3	18	30	12	20	8	16
RMU2	1	21	44	9	350	9	-22	3	2	3	18	30	12	20	8	16
RMU3A	1	20.746	43.729	9	350	20	-23	3	2	3	18	30	12	20	8	16
RMU3B	1	17	44	6	10	24	-16	3	2	3	18	30	12	20	8	16
RMU3C	1	21	44	9	10	4	-22	3	2	3	18	30	12	20	8	16
RMU4	1	27	40	6	355	11	-10	3	2	3	18	30	12	20	8	16
RW2	1	16	21	4	350	19	-22	3	2	3	18	30	12	20	8	16
RW3A	1	56.849	90.924	9	350	28	-22	3	2	3	18	30	12	20	8	16
RW3B	1	17	44	6	5	23	-16	3	2	3	18	30	12	20	8	16

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RW3C	1	14	28	4	350	25	-22	3	2	3	18	30	12	20	8	16
RW4	1	25	49	6	10	44	-22	3	2	3	18	30	12	20	8	16
RWHS2_H	1				355	38	-22	3	2	3	18	30	12	20	8	16
RWHS2_L	1				10	30	-22	3	2	3	18	30	12	20	8	16
RWHS3A_H	1	14.237	28.475	6	350	30	-22	3	2	3	18	30	12	20	8	16
RWHS3A_L	1	14.237	28.475	6	350	37	-23	3	2	3	18	30	12	20	8	16
RWHS3B_H	1	25	32	6	5	18	-19	3	2	3	18	30	12	20	8	16
RWHS3B_L	1	17	44	6	5	12	-23	3	2	3	18	30	12	20	8	16
RWHS3C_H	1	25	48	9	350	23	-22	3	2	3	18	30	12	20	8	16
RWHS3C_L	1	25	48	9	350	20	-22	3	2	3	18	30	12	20	8	16
RWHS4_H	1	25	40	6	350	8	-17	3	2	3	18	30	12	20	8	16
RWHS4_L	1				350	8		3	2	3	18	30	12	20	8	16

Source: Damang CPR, 2021

11.1.8 Selective mining units

All selective mining unit (SMU) sizes (i.e., the smallest volume of material on which ore and waste classification is determined) are defined according to practical mining selectivity based on mine design and mining equipment configuration, together with the size at which reliable kriging estimates can be produced. For hydrothermal deposits an SMU size of 5 mX x 5 mY x 3 mZ is applied based on a grade control grid of 5 mX x 8 mY x 1 mZ. For palaeoplacer deposits an SMU size of 5 mX x 5 mY x 3 mZ is applied based on an exploration grid of 20 mX x 40 mY x 1 mZ.

11.1.9 Model validation

Visual inspection and documented model reconciliation reviews/reporting are the main validation procedures employed. This includes a review of sections and plans where models are checked for proper coding of drill hole intervals and block model cells. Interpolated grades are examined relative to drill hole composite values. Various checks are performed on the kriged block models to ensure grades are correctly assigned to the model cells. The first check is to view the composite data within block model cells and check that high and low-grade values in the drill holes correspond to block model cell values. Other checks performed are checking the number of samples used in estimation, kriging efficiency, block distance from samples and search volumes. The estimation process also produces a log file to check average raw data versus average kriged values, minimum and maximum values, Simple Kriged (SK) versus Ordinary Kriged (OK) values and the impact of global mean values used. Swath plots validate the block model grades against the sample grades.

Damang has an extensive and proactive grade control and reconciliation process to review operational planning against actual performance. Model parameters and interpolation approaches are reviewed and adjusted as a continuous improvement process to improve reconciliation performance over time.

Grade control reconciliation is conducted per pit on a monthly, quarterly, and annually utilizing the Gold Fields Mine Reconciliation Reporting Standard. The general process makes use of the mined solids to determine the tonnes, grade and ounces estimated from the planned resource model and undiluted grade control model at an undiluted reserve cut-off grade. Further reconciliation is conducted between grade control and the 'as mined 'material. This process makes use of the monthly grade control designed polygons and the monthly 'as mined' solids to estimate tonnes, grade and ounces mined from each pit.

Table 11.1.4: Damang – Gold metal reconciliation for 2021

Reconciliation	Reserve Ounces	Grade Control Ounces	Design Ounces	Mined Ounces
Quarter 1 2021	122,949	119,185	108,316	107,905
Quarter 2 2021	131,948	124,723	111,893	108,198
Quarter 3 2021	111,775	102,937	92,883	87,826
Quarter 4 2021	133,604	117,575	107,446	101,000

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Totals 2021	500,275	464,421	420,538	404,929

Source: Damang CPR, 2021

11.1.10 Cut-off grades

Cut-off grades are influenced by the operating strategy, modifying factors, design and scheduling and certain costs including the ore / waste cost differential, and are therefore calculated annually in alignment with the Gold Fields cut-off grade guideline. The open pit resources are constrained to an optimal shell defined by a resource gold price of $1,500/oz and relevant unit costs and modifying factors. Optimization of the resource pit shell is carried out using Geovia Whittle software. The cut-off grade is calculated for the material within the pit shell using the following formula:

$$\frac{[\text{Ore Premium Mining Costs (\$/t)} + \text{Process Costs (\$/t)} + \text{Site G\&A Costs (\$/t)}]}{[\text{Price} \times (100\ \% - \text{Ad valorem Royalty Rate}) - \text{All product related costs}] \times \text{PRF} \times \text{MCF} \times 0.03215075}$$

Where:

- Ore Premium Mining Costs cover adjustments in ore haulage distances and differences in ore and waste drill and blast costs. All other mining costs are accounted for during the pit shell generation phase.
- Process Costs including sustaining capital.
- Site G&A Costs including off-site general and administration (G&A) costs directly related to site (e.g., accounting or payroll services).
- Price is the gold price per ounce ($1,500/oz).
- The Royalty Rate is 4 %.
- All product related costs include management fees, refining costs and contributions to the Gold Fields Foundation per ounce.
- PRF is the plant recovery factor or metallurgical recovery as a percentage estimated at a grade close to the cut-off grade.
- MCF is the mine call factor or the percentage of actual mill produced metal (gold accounted for) against the claim of metal produced (gold called for).
- 0.03215075 is the ratio of troy ounces per gram.
- Mining dilution and mining recovery is used to get the cut-off grades from 'run-of-mine' (RoM) to in-situ. In-situ is the point of reference for Mineral resources

The cut-off grades for the open pit Mineral resources by deposit are summarized in Table 11.1.5.

Table 11.1.5: Damang open pit resource cut-off grades

Area		Ore premium mining costs ($/t ore)	Process costs ($/t ore)	Site G&A Costs ($/t ore)	Stay in business capital cost ($/t ore)	All product related costs ($/oz)	PRF (%)	MCF (%)	Diluted Cut-off grade (g/t Au)	Dilution (%)	Grade Factor (%)	Undiluted Cut-off grade (g/t Au)
Damang	oxide	0.24	11.80	5.98	1.69	61	89.5	100	0.48	16	0	0.56
	primary	0.24	15.32	5.98	1.69	61	89.5	100	0.56	16	0	0.66
Juno	oxide	0.24	11.80	5.98	1.69	61	89.5	100	0.48	25	15	0.73
	primary	0.24	15.32	5.98	1.69	61	89.5	100	0.56	25	15	0.86
Lima South	oxide	0.81	11.80	5.98	1.69	61	90.1	100	0.49	10	0	0.54
	primary	0.81	15.32	5.98	1.69	61	90.1	100	0.57	10	0	0.63
Amoanda	oxide	0.63	11.80	5.98	1.69	61	90.1	100	0.50	20	0	0.62
	primary	0.63	15.32	5.98	1.69	61	90.1	100	0.59	20	0	0.72
Rex	oxide	0.28	11.80	5.98	1.69	61	90.1	100	0.54	27	2	0.72
	primary	0.28	15.32	5.98	1.69	61	90.1	100	0.62	27	2	0.84

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P a g e 70 | 130 Huni oxide 0.17 11.80 5.98 1.69 61 90.1 100 0.47 24 0 0.61 primary 0.17 15.32 5.98 1.69 61 90.1 100 0.56 24 0 0.72 Source: Damang CPR, 2021 All material within the pit shell generated using the calculated cut-off grade is judged to have reasonable prospects for economic extraction. The Mineral resource is declared at an in-situ grade and tonnage within an optimum, diluted pit shell (i.e., dilution is applied during the pit optimization process but the undiluted tonnes and grade of the in-situ mineralisation are reported). The parameters are the same for the Mineral reserve (Section 12.2) with exception of the gold price which is set at $1,300/oz. Gold Fields conducts an annual review of metal prices for Mineral resource and Mineral reserve reporting to monitor any significant changes that would warrant re-calibrating the price deck for strategic and business planning purposes. This review considers prevailing economic, commodity price and exchange rate trends, together with market consensus forecasts, including from global industry analysts and financial institutions, as well as Gold Fields’ strategy and expectations for the mine operations. The Mineral resource and Mineral reserve gold prices have been selected and justified by the Qualified person at $1,500/oz per troy ounce (oz) for resource and at $1,300 per troy ounce (oz) for reserve (life of mine planning and reserve techno-economic modelling). This metal price deck has also been reviewed and endorsed by the Company executive team. For more information on the rationale applied to deriving the Mineral resource and Mineral reserve metal price deck refer to Chapter 16. The selected resource gold price of $1,500/oz is at a 15 % premium to the reserve price with the differential being in general alignment with Gold Fields standard practice for setting the Mineral resource price. The 15 % premium on resources is to provide useful information on the sites resource potential and its impact at higher gold prices and to indicate possible future site infrastructure, permitting, licencing, mining footprint and tailings and waste storage requirements. This information is important to determine the Reasonable prospects of economic extraction for the Mineral resources. 11.1.11 Reasonable prospects of economic extraction The Qualified person has concluded that reasonable prospects for economic extraction have been demonstrated through the application of an appropriate level of consideration of the potential viability of the Mineral resources. These considerations include a reasoned assessment of the geological, engineering (including mining and processing parameters), metallurgical, legal, infrastructural, environmental, marketing, socio-political and economic assumptions which, in the opinion of the Qualified person, are likely to influence the prospect of economic extraction. Although all permitting may not be finalised for some Mineral resources, there is no reason to expect that these permits will not be granted based on existing processes and protocols. 11.1.12 Classification criteria Damang’s in-situ Mineral resources are classified as either measured, indicated or inferred in accordance with the definitions in Subpart 229.1300 of Regulation S-K. Only measured and indicated Mineral resources can be modified to generate Mineral reserves. Increasing levels of geoscientific knowledge and confidence are generally based on geological understanding, grade continuity, drill hole/sample spacing, sample data quality, estimation quality, physical characteristics, mining development (i.e., amount of exposed and mapped mineralisation) and mining history. The continuity of mineralisation for palaeoplacer deposits is relatively well understood. The hydrothermal mineralisation overprint is, however, more complex, often requiring more closely spaced drilling. The generally accepted drill spacing and therefore classification categories for hydrothermal deposits are:  A measured resource must be drilled to a minimum 20 m x 20 m spacing (typically 5 m x 8 m at Damang) and must be fully developed along strike or within one bench of the pit floor.

P a g e 71 | 130  An indicated resource must be drilled to better than an 80 m x 80 m spacing on mined structures, and to a minimum 40 m x 40 m spacing (typically 20 m x 20 m at Damang) on un-mined structures.  An inferred resource must be drilled to a spacing of 100 m x 100 m, increasing to 40 m x 40 m on more complex or poorly understood structures. Wider spaced sampling is acceptable for palaeoplacer resources due to the higher confidence in demonstrated geological and grade continuity. Palaeoplacer Mineral resources reported annually at Damang are predominantly classified as Indicated and Inferred. The resource classification is a function of the overall confidence in the estimate based on drilling, sampling, understanding of the geological model (structure and geological domains) and controls on mineralisation, which all impact on the geostatistical relationships within the resource volume being estimated. Kriging parameters are the main guide to classification of the resource. The following drill density is applicable to the palaeoplacers:  20 m x 40 m drill spacing necessary for indicated classification  Drill spacing from 40 m x 40 m to 80 m x 80 m allows for classification as inferred  Areas with drilling spacing wider that 80 m x 80 m determines classification as unclassified Stockpile tonnage and grade estimates are based on trucking records and sample grades collected during the mine life and are therefore considered accurate enough to classify as measured resources. Active pit stockpiles are surveyed every month and necessary adjustments are made for end of month reporting. Run-of-mine (RoM) stockpile tonnages are reconciled to survey volumes every quarter. The Qualified person is of the opinion that: a) Inferred Mineral resource has an even chance of converting to indicated Mineral resource with continued exploration, additional empirical data and evolving geoscientific modelling. b) Indicated Mineral resource has sufficient geoscientific confidence to allow for detailed Mineral reserve scheduling and estimation. c) The Measured resource has sufficient geoscientific confidence to allow for detailed Mineral reserve scheduling and estimation. d) The Mineral resource demonstrates reasonable prospects for economic extraction over the indicated study time frame. e) Routine mine reconciliation monitoring and reporting, on at least a quarterly basis utilizing the Group’s Mine Reconciliation Reporting standard, provides empirical data to endorse the classification criteria applied. f) The Mineral resource gold price of $1,500/oz is at a 15 % premium to the reserve price with the differential being in general alignment with Gold Fields standard practice for setting the Mineral resource price. The 15 % premium is to provide information on Damang’s resource potential at higher gold prices and to indicate possible future site infrastructure, permitting, licensing, SLO, mining footprint and infrastructure requirements. g) The Qualified Person’s opinion is that, whilst effort and care are taken with the resource estimation and classification processes, increase in geological knowledge and available data will reduce the level of uncertainty, and therefore some inherent uncertainty will remain.

11.2 Mineral resources as of 31 December 2021

The Damang Mineral resources exclusive of Mineral reserves as at 31 December 2021 are summarized in Table 11.2.1. The Mineral resources are 90 % attributable to Gold Fields and are net of production depletion up to 31 December 2021. The point of reference for the Mineral resources is in-situ without dilution applied.

Table 11.2.1: Damang – Summary of gold Mineral resources at the end of the fiscal year ended 31 December 2021 based on a gold price of $1,500/oz

	Resources (exclusive of Mineral reserves)			Cut-off grades/ (g/t Au)	Metallurgical recovery/ (%)
	Amount/ (kt)	Grades/ (g/t Au)	Amount/ (koz Au)		
Open Pit Mineral resources					
OP Measured Mineral resources	3,713	1.7	208	0.52 to 0.86	89.5 to 90.1
OP Indicated Mineral resources	40,341	2.1	2,718	0.52 to 0.86	89.5 to 90.1
OP Measured + Indicated Mineral resources	44,054	2.1	2,926	0.52 to 0.86	89.5 to 90.1
OP Inferred Mineral resources	8,083	2.0	530	0.52 to 0.86	89.5 to 90.1
Stockpile Mineral resources					
SP Measured Mineral resources	2	0.59	0	0.52 to 0.86	89.5 to 90.1
SP Indicated Mineral resources					
SP Measured + Indicated Mineral resources					
SP Inferred Mineral resources	840	0.59	16	0.52 to 0.86	89.5 to 90.1
Total Damang Mineral resources					
Total Measured Mineral resources	3,715	1.7	208	0.52 to 0.86	89.5 to 90.1
Total Indicated Mineral resources	40,341	2.1	2,718	0.52 to 0.86	89.5 to 90.1
Total Measured + Indicated Mineral resources	44,056	2.1	2,926	0.52 to 0.86	89.5 to 90.1
Total Inferred Mineral resources	8,922	1.9	545	0.52 to 0.86	89.5 to 90.1

Notes:
a) Mineral resources are exclusive of Mineral reserves. Rounding of figures may result in minor computational discrepancies.
b) Mineral resources categories are assigned with consideration given to geological complexity, grade variance, drill hole intersection spacing and proximity of mining development.
c) Quoted as diluted in situ metric tonnes and grades. Metallurgical recovery factors have not been applied to the Mineral resource estimates. The approximate metallurgical recovery factor is 92.2 %. The metallurgical recovery is the ratio, expressed as a percentage, of the mass of the specific mineral product recovered from ore treated at the process plant to its total specific mineral content before treatment. Damang mining operations vary according to the mix of the source material (e.g., oxide, transitional, fresh and ore type blend).
d) The gold metal price used for the 2021 Mineral resources is $1,500 per ounce. Open pit Mineral resources at the Ghanaian operations are based on revenue factor 1 pits unless otherwise stated. The gold price used for Mineral resources approximates 15 % higher than the selected Mineral reserve price. The gold price used for Mineral resources is detailed in particularity in Chapter 16 Market studies.
e) The cut-off grade may vary per open pit depending on the respective costs, depletion schedule, ore type, expected mining dilution and expected mining recovery. The average or range of cut-off grade values applied to the Mineral resources are: Damang 0.52 g/t to 0.73 g/t Au mill feed (open pit oxide ore) and 0.61 g/t to 0.86 g/t Au (open pit fresh ore).
f) The Mineral resources are based on initial assessments at the resource gold price of $1,500/oz and consider estimates of all Damang costs, the impact of modifying factors such as mining dilution and mining recovery, processing recovery and royalties. Mineral resources are also tested through the application of Environmental, Social and Governance (ESG) criteria to demonstrate reasonable prospects for economic extraction.
g) The Mineral resources are estimated at a point in time and can be affected by changes in the gold price, US Dollar currency exchange rates, permitting, legislation, costs and operating parameters.
h) Damang is 90 % attributable to Gold Fields and is entitled to mine all declared material located within the property's mineral leases and all necessary statutory mining authorizations and permits are in place or have reasonable expectation of being granted.

Source: Damang CPR, 2021

The Mineral resources are based on initial assessments at the resource gold price of $1,500/oz and consider estimates of all Damang costs, the impact of modifying factors such as mining dilution and recovery, processing recovery and royalties to demonstrate reasonable prospects for economic extraction.

11.3 Audits and reviews

The Mineral resource estimate was subject to internal review and scrutiny by the relevant Qualified persons and regional technical and financial disciplines, and peer reviewed for technical assurance and compliance in reporting by Gold Fields' Corporate Technical Services (CTS), Sustainable Development and Head Office Finance teams.

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P a g e 73 | 130 The Mineral resource is underpinned by appropriate Mineral resource management processes and protocols to ensure requisite corporate governance in respect of the intent of the Sarbanes-Oxley Act of 2002 (SOX). Technical and operating procedures developed on site are designed to be compliant with the SOX framework and risk assessment control matrix (RACM) as adopted by Gold Fields Mineral resource and Mineral reserve estimation, reporting and auditing. External Mineral resource and reserve audits are performed on a rolling minimum three-year cycle. The Mineral resource for the Damang deposit (resource model) was externally and independently reviewed by Golder Associates Pty Ltd (Golder) during December 2021 in support of the Mineral resource inclusive of Mineral reserves (IMR) and Mineral resource exclusive of Reserves (EMR) reported as at 31 December 2021. Golder reproduced both the IMR and EMR as determined by Damang to the expected reporting accuracy. They consider the Mineral resources for Damang to have been prepared using industry practice with a high level of diligence. The Resources are considered to be reported in accordance with the JORC (2012 Edition), the SAMREC code (2016), Section 12 of the JSE Listing Riles and SEC SK-1300 requirements. On this basis no fatal flaws were identified and a certificate of reporting compliance was issued. Gold Fields uses K2Fly RCubed® propriety software in combination with SharePoint to ensure accuracy, governance, auditability and security in the reporting of Mineral resources and Mineral reserves. 11.4 Comparison with 31 December 2020 and 31 December 2021 Mineral resource The 31 December 2021 is a maiden Mineral resource discloser for exclusive Mineral resources. The comparison is thus not presented.

P a g e 74 | 130 12 Mineral reserve estimates 12.1 Level of assessment Damang’s Mineral reserves are that portion of the Mineral resources which, as technical and economic studies have demonstrated and with the support of annualized life of mine planning, scheduling and costing, can justify economically viable extraction as at 31 December 2021. The Mineral reserves are based on appropriately detailed and engineered life of mine plans and are supported by relevant studies completed to a minimum pre-feasibility study level. The life of mine plan is based on measured and indicated Mineral resources converted through the application of appropriate modifying factors to derive Mineral reserves estimates. A pre-feasibility study has an estimated accuracy for operating and capital costs of ±25 % with a contingency of no more than 15%. All mine designs and schedules are completed by experienced engineers using appropriate mine planning software and incorporates relevant modifying factors, cut-off grades and the results from other techno-economic investigations. Mining rates, fleet productivities, operational and plant capacities and constraints are accounted for in the plan and are typically based on historical performance trends. All geotechnical protocols and constraints are accounted for in the plan, including the provision for suitable mining geometries, mining losses, mining recovery and dilution. Provision is also made for sufficient waste rock used to construct the TSF embankments and tailings storage with plans in place to meet the life of mine requirements. The Company’s mine closure plans comply with in-country legal requirements and are approved by the regulator. Integrated mine closure plans provide appropriate cost parameters for operational and life of mine planning as well as end of life mine closure commitments. The point of reference for the Mineral reserves is ore delivered to the processing facility, also known as the run of mine or ROM. The Qualified person’s opinion of the 2021 Mineral reserve estimate is: a) The modifying factors are based on recent mining and processing extraction history and performance and are reasonable and appropriate to derive the reserves from the resources and minimize any estimation errors. The modifying factors are aligned with leading industry technical practice. b) Infrastructure, environmental, permitting, closure, utilities and baseline studies are all aligned to support the stated Mineral reserves. Damang’s proactive study pipeline retains a focus on progressing key work integral to supporting the current reserve and potential life extensions. c) The indicated and measured Mineral resource is sufficient in geoscientific confidence to complete final life of mine designs. d) The reported reserve is a ‘point in time’ or snapshot of the life of mine plan as at 31 December 2021. It is supported by a technically valid and economically viable open pit mine design and schedule. The techno-economic work does not exceed the estimated accuracy of ±25 % and or require more than 15 % contingency for both operating and capital costs. e) Environmental compliance and permitting requirements have been assessed in detail with supporting baseline studies and relevant internal impact assessments completed. In addition, detailed tailings disposal, waste disposal, reclamation, and mine closure plans are incorporated into the life of mine plan. f) The life of mine plan, in total, is completed to a minimum pre-feasibility level of study, although certain components of the plan have been completed to a feasibility level of study.

12.2 Mineral reserve estimation criteria

12.2.1 Recent production performance

The recent production performance of Damang is summarized in Table 12.2.1.

Table 12.2.1: Damang – recent operating statistics

	Units	2021	2020	2019
Total mined	kt	24,022	29,229	34,098
Waste mined	kt	15,752	22,541	29,418
Ore mined	kt	8,270	6,680	4,680
Mined grade	g/t Au	1.53	1.62	1.58
Strip ratio	waste: ore	1.90	3.4	6.3
Tonnes treated	kt	4,720	4,798	4,645
Head grade	g/t Au	1.80	1.60	1.51
Plant recovery factor	%	93	91	92
Total gold production	koz	254	223	208
	kg	7,913	6,936	6,481
Gold price received	$/oz	1,797	1,798	1,383
Operating costs	$/oz	873	1,045	722
Capital costs	$ million	23	20	76
	$/oz	92	89	366
All in sustaining cost (AISC)	$/oz	802	1,008	809
All in cost (AIC)	$/oz	852	1,035	1,147
Total employees costed (TEC)	number	2,433	1,937	2,079

Notes: a) The operating statistics are based on annual fiscal year measurements.

Source: Damang CPR, 2021

12.2.2 Key assumptions and parameters

Diluted planning resource block models are used by the planning engineers for optimization, mine design and production scheduling. No additional dilution or ore loss is applied in the optimization process since they are included in the modifying factors which are applied to the diluted planning resource models. Assumptions for the application of modifying factors include their application per structural domain, lithology type, mineralisation style, mining method and metallurgical response type etc.

The assumptions and parameters considered in the Mineral reserve estimate are summarized in Table 12.2.2.

Table 12.2.2: Damang – summary of material modifying factors

	Units	2021	2020	2019
Mineral resource modifying factors				
Mineral resource gold price	$/oz	1,500	1,500	1,400
Cut-off for fresh ore	g/t Au	0.61 – 0.86	0.60 – 0.86	0.64 – 0.86
Cut-off for oxide ore	g/t Au	0.52 – 0.73	0.47 – 0.66	0.50 – 0.69
Mineral reserve modifying factors				
Mineral reserve gold price	$/oz	1,300	1,300	1,200
Cut-off for fresh ore	g/t Au	0.67 – 0.75	0.66 – 0.73	0.69 – 0.77
Cut-off for oxide ore	g/t Au	0.57 – 0.65	0.51 – 0.59	0.54 – 0.62
Strip ratio	waste: ore	2.04	2.10	2.58
Dilution (hydrothermal)	%	17 – 25	17 – 25	17 – 25

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	Units	2021	2020	2019
Dilution (palaeoplacer)	cm	50	50	50
Mining recovery factor	%	95	95	95
Mine Call Factor (MCF)	%	95	95	95
Process recovery	%	92	92	92
Processing capacity	Mt/a	4.6	4.5	4.5

Notes:
a) The 2021 fiscal modifying factors are valid as at 31 December 2021
b) The cut-off grades are the lowest grade of mineralized rock which determines as to whether it is economic to recover its gold content by further concentration, calculated as per the Gold Fields cut-off grade guidance on methodology and protocol; see Section 11.1.10 for more information on cut-off grade calculation methodology
c) The metal prices selected are the same for the past two annual reserve and resource estimates
d) Relevant modifying factors are reported in ranges and vary based on structural domain, lithology and resource classification.

Source: Damang CPR, 2021

The geotechnical and hydrogeological modelling is discussed in Chapter 13.

Details of the forecast operating and capital expenditures are provided in Chapter 18.

Operating expenditures comprise:

- Cash Cost Components: these include direct mining costs, direct processing costs, direct G&A (general and administration) costs, consulting fees, management fees, transportation and realization charges.
- Total Cash Costs: these include additional components such as royalties (excluding taxes where appropriate).
- Total Working Costs: these include terminal separation liabilities, reclamation and mine closure costs (the net difference between the total environmental liability and the current fund provision) but exclude the salvage value on closure and non-cash items such as depreciation and amortization.
- Total Costs: these include total working costs plus net movement in working capital plus capital expenditure.
- Major Capital Projects: In addition to long-term capital projects, the life of mine capital expenditure programs generally include detail based on approved expenditure programs.

Mining costs include ore handling costs and are based on unit rates for the preceding 6 to 12 months actual snapshot, applied to the planned physicals, with alignment to the key cost centres driving the operating costs.

Processing costs include tailings and waste disposal costs, as well as the cost of maintaining key on-mine infrastructure.

G&A costs are largely based on the required and necessary technical and administrative support services required to sustain current and future mining production. In most instances these are assigned with fixed and variable cost components per tonne of ore within both the reserve estimation and corresponding financial models. Corporate costs are assigned as variable with ounces sold in the financial model.

Table 12.2.3: Reserve Life of Mine design factors

Parameters	Units	Values
Plant throughput	Mtpa	4.5
Gold price	$/oz	1,300
Discount rate	%	8.30
Gold Fields Foundation	$/oz	1.00
Royalty	%	3.50
Power cost	$/kwh	0.14
Corporate tax	%	32.50
Mining Cost		
Reference elevation	mRL	837
Reference mining cost	$/t mined	1.00

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Parameters	Units	Values
Mining cost	$/t mined	-0.0194*ZC+26.26
Processing Cost		
Processing operating costs	$/t treated	15.32
Processing sustaining capital costs	$/t treated	1.69
G&A	$/t treated	5.98
Ore premium	$/t treated	0.24
Total Processing Costs	$/t treated	23.23

Source: Damang CPR, 2021

The terminal benefits liabilities are not included in overhead costs as per Company policy and directives. Rehabilitation and appropriate mine closure costs are included following completion of mining.

Capital expenditure estimates are typically based on pre-feasibility estimates for infrastructure and development requirements for individual projects, and unit-rate average historical costs where applicable. A pre-feasibility study has an estimated accuracy for operating and capital costs of ±25 % with a contingency of no more than 15 %.

Details of the forecast operating and capital expenditures are provided in Chapter 18.

As disclosed in Section 21, Gold Fields conducts an annual review of metal prices for Mineral resource and Mineral reserve reporting to monitor any significant changes that would warrant re-calibrating the price deck for strategic, business or life of mine planning purposes. This review considers prevailing economic, commodity price and exchange rate trends, together with market consensus forecasts and Gold Fields' strategy and expectations for the mine operations.

The Mineral reserve gold price of $1,300/oz is detailed in particularity in Chapter 16 Marketing.

The Qualified person is of the opinion that the gold price applied to the estimation of the Mineral reserves is reasonable and suitable for life of mine planning and is an appropriate reflection of recent historical trends and importantly provides a metal price that mitigates the risk of short to medium term price fluctuations with the potential to impact on the execution of the life of mine reserve plans. The gold price used provides a reasonable long-term delta to current spot prices and incorporates into the life of mine plan appropriate contingency to offset possible short term lower price cycles.

A review of metal prices for planning purposes is undertaken annually to monitor any significant changes in price trends or exchange rates that would warrant re-calibrating the price deck. The metal price considers prevailing economic, commodity price and exchange rate (Fx) trends, together with market consensus forecasts, in addition to consideration of Gold Fields strategy and expectations for the operations. The metal price used ($1,300/oz) is 18 % lower compared to the long-term CIBC market consensus forecast of $1,585/oz. In comparison, the January 2021 KPMG gold price survey, which involved 25 gold mining companies, suggests a long-term gold price of $1,496/oz with a low long-term price of $1,350/oz and a high long-term price of $1,600/oz.

The above deltas to the respective market long-term forecasts are consistent with Gold Fields approach to retaining good discipline in support of the company strategy; this approach ensures Mineral resources and Reserves are not too volatile year-on-year and that the company is protected against possible downside scenarios if the gold price falls up to ~25 % in any specific year.

12.2.3 Risks

The post investment review (PIR) of Damang's Reinvestment Project (DRP) in 2021 showed that the actual-to-date cost and production performance have been comparatively better than the approved DRP and ahead of schedule. Notwithstanding the successes, there have been reconciliation challenges which have been remedied by further drilling and resource block model updates. The recommended modifying factors have taken cognisance of geological characteristics of the orebody and mining practices. The Damang main pit has significantly increased in depth exposing

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Gold Fields

it to the risk of pit wall instability. However, measures such as wall draping, control blasting and radar monitoring technology have been put in place to mitigate the risk.

12.2.4 Cut-Off Grades

Cut-off grades are influenced by the operating strategy, cost base and design and scheduling, and are therefore calculated annually in alignment with the Gold Fields cut-off grade guideline. The purpose of the guideline is to ensure consistency in the cut-off definitions and cut-off processes across all company properties. Cut-off grades are not only calculated globally for a mining operation, but also for separate ore deposits and mining areas dependent on various factors such as ore type, mining method, haul distances, recoveries and the mining, processing and general and administration costs. The cut-off grades used for the open pit Mineral reserves are calculated using the same methodology described in Section 11.1.10 at the reserve gold price of $1,300/oz and an adjusted MCF of 95 %. The cut-off grades by deposit are summarized in Table 12.2.4.

Table 12.2.4: Damang open pit reserve cut-off grades

Area		Ore premium mining costs ($/t ore)	Process costs ($/t ore)	Site G&A Costs ($/t ore)]	Stay in business capital cost ($/t ore)	All product related costs ($/oz)	Minimum PRF (%)	MCF (%)	Cut-off grade (g/t Au)
Damang	oxide	0.24	11.80	5.98	1.69	46.5	89.5	95	0.58
	primary	0.24	15.32	5.98	1.69	46.5	89.5	95	0.68
Huni	oxide	0.17	11.80	5.98	1.69	46.5	89.5	95	0.57
	primary	0.17	15.32	5.98	1.69	46.5	89.5	95	0.68

Notes: a) The cut-offs are estimated based on the reserve price, reserve modifying factors and are not expected to change materially over the life of mine reserve

b) The cut-off grades, price and modifying factors are incorporated in the estimation of the reserve shell

c) The Qualified person is of the opinion that the design of the selected reserve shells used in the reserve estimation minimize estimation errors.

Source: Damang CPR, 2021

12.2.5 Mine design

The mine planning process involves pit optimizations in Whittle software to generate a series of nested pits from which an optimal shell is selected. Prior to the optimization in Whittle, the block model is prepared in Datamine® software by applying technical (e.g., slope angles) and economic (e.g., mining and processing cost) parameters to the model. Detailed design of the selected shell is undertaken in Datamine® or Surpac® software taking cognisance of the recommended geotechnical parameters and constraints to ensure safety of personnel and equipment as well as the stability of the pit walls. Various iterations are done until an acceptable level of correlation is achieved between the optimal shell and the detailed mine design.

The primary constraint of the Damang pit is the proximity of the west embankment of the East Tailings Storage Facility (ETSF) to the crest of the east wall of the Damang pit. Stability and standoff studies indicated that a 40 m distance from the toe of the ETSF embankment to the pit crest would be appropriate. This ensures stability of the ETSF embankment and minimizes surcharge loading of the pit walls. The west and the east walls are the main design sectors of the Damang and the Huni pits as shown in Figure 12.2.1.

The west wall of the Damang pit includes 80 ° batters at a height of 18 m separated by 6 m wide berms. This geometry produces a 63 ° crest-to-crest inter ramp slope angle. The highest uninterrupted inter-ramp slope (126 m high) is located at 26,000 N. The current life of mine design includes ramp switchbacks and other slope decoupling step-outs that create a nominal overall slope angle of 52 ° (a slope section located at 26,000 N has a design crest-to-toe angle of 53 ° at a height of 337 m) in the hard rock zone.

The configuration of the east wall of the Damang pit includes 65 ° batters at a height of 18 m separated by 6 m wide berms. This geometry produces a 52 ° crest-to-crest inter ramp slope angle and nominal overall slope of 46 ° at a slope section located at 25,900 N at a height of 360 m.

The Huni pit includes 75 ° and 65 ° batters at the west and east walls respectively. The highest uninterrupted inter-ramp slope produces 57° crest-to-crest inter ramp slope angle at 26,630 N at a height of 108 m and overall slope angle

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P a g e 79 | 130 of 51 ° at 26,920 N at a height of 141 m on the west wall. The configuration of the east wall produces an overall slope angle of 44 ° at 26,980 N at a height of 142 m. Monitoring of controlled blast impact on final walls is carried out to determine its effectiveness and wall performance in conjunction with rock mass characterization and structural mapping to modify blast design parameters where necessary.

P a g e 80 | 130 Figure 12.2.1: Damang and Huni Reserve outline (Life of mine Reserve) Source: Damang CPR 2021

GOLD FIELDS

12.2.6 Mining planning and schedule

The company's annual mine planning process is anchored by a corporate planning calendar that sets out the sequence of events to be followed that ensures a strong linkage between the strategic planning phase and the life of mine plan itself that defines the Mineral reserves. During the first half of the year the preferred strategic plan is confirmed and approved by the company Executive Committee. This provides guidance for required investment and business and operational planning to position the mine to deliver on the strategic intent for the property. The detailed two-year operational plan and budget is informed by financial parameters determined by the Executive Committee and is the anchor to the longer-term planning and equates to the first two years of the life of mine plan.

The overall planning process schedules key work to be completed and stage gated before subsequent work can be continued and includes the metal prices, geology and estimation models, resource models, mine design, depletion schedules, environmental and social aspects, capital and operating costs and finally the cash flow model and financial valuation. Capital planning is formalized pursuant to Gold Fields' capital investment and approvals process.

Projects are categorized and reviewed in terms of total expenditure, return on investment, net present value (NPV) and impact on All-in Costs (AIC) per ounce and all projects involving amounts exceeding $40 million are submitted to the Board for approval. Material changes to the plans are referred to the Executive Committee and the Board. Post-investment reviews are conducted to assess the effectiveness of the capital approvals process and to leverage continuous improvement opportunities going forward.

The Mineral reserve estimates are based on an appropriately detailed and engineered life of mine plan that is supported by relevant studies completed to a minimum PFS level of work. All designs and schedules are completed by experienced engineers using appropriate mine planning software and incorporates all relevant modifying factors, the use of cut-off grades and the results from other techno-economic investigations.

Mining rates, fleet productivities and all key operational and plant capacities and constraints are accounted for in the plan and are typically based on historical performance trend with allowances for planned improvements and equipment replacement. All geotechnical protocols and constraints are accounted for in the plan, including the provision for suitable mining geometries and ground support, mining losses, mining recovery and dilution. The provision of sufficient waste storage and tailings capacity is engineered into the plans to meet the life of mine requirements.

Mine planning is driven primarily by personnel at the mine who are best positioned to determine the technical and commercial objectives for the site based on the parameters, objectives and guidelines issued by the corporate office. The site-based planning is supported by regional technical services functions, as well as from corporate technical services (CTS) and the corporate finance and sustainable development teams which provide overall oversight and assurance.

Mine scheduling is completed using Alastri software. The vertical advance rate in the pit is constrained to a maximum of 6 m per month. The equipment assumptions and constraints applied to the mining schedule are summarized in Table 12.2.5, while the mining schedule is summarized in Table 12.2.6.

Table 12.2.5: Mining Equipment Assumptions and Constraints

Parameters		Units	Values
Equipment Availability	Excavators & Shovels	%	86
	Dump Trucks	%	85
	Blasthole Drill Rigs	%	84
	GC Rigs	%	84
Equipment Utilization	Excavators & Shovels	%	85
	Dump Trucks	%	85
	Blasthole Drill Rigs	%	85
	GC Rigs	%	85
Equipment Production Rate	Hitachi 1900	bcm/hr	500
	Liebherr 9250	bcm/hr	500

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Parameters		Units	Values
	Sandvik DP1500i Drill	m/hr	19
	Sandvik Leopard DI550i Drill	m/hr	19
Truck factors	Cat 777G	Tonnes / load	84
Constraints	ETSF Standoff distance	m	40
	Minimum mining width	m	30
Rain Delays		days/year	14

Notes: a) The heavy mobile equipment fleet is renovated based on manufacturers specification or on regular maintenance records

b) The Qualified person is of the opinion that the prescribed mining fleet supports the life of mine reserve.

Source: Damang CPR, 2021

Table 12.2.6: Damang Mining Schedule (note processing continues to 2025)

Pit		Units	LoM total	2022	2023
Huni	Total material	kt	18,560	10,592	7,968
	RoM	kt	4,059	959	3,100
	Mined grade	g/t Au	1.30	1.33	1.30
	Metal	koz Au	170	41	129
Damang	Total material	kt	9,910	9,910	-
	RoM	kt	4,969	4,969	-
	Mined grade	g/t Au	1.62	1.62	-
	Metal	koz Au	259	259	-
Total	Total material	kt	28,471	20,503	7,968
	RoM	kt	9,028	5,928	3,100
	Mined grade	g/t Au	1.48	1.57	1.30
	Metal	koz Au	429	300	129

Source: Damang CPR, 2021

A time-based economic evaluation is undertaken of the completed mining and processing schedule to ensure economic viability over the reserve life with the requisite rehabilitation and end of life mine closure costs also incorporated into the financial assessment.

Refer to Section 19.1 for details on the life of mine schedule.

The Qualified person is of the opinion that the mine plan and schedule incorporate appropriate assessment of all relevant technical, environmental, social and financial aspects to ensure the Mineral reserve complies with the SK rule instructions and requirements. After reasonable assessment there is no unresolved material matter that could have a significant impact on the mines ability to execute the life of mine plan. The mine plan and schedule incorporate consideration of the following key criteria:

- Production depletion up to 31 December 2021
- Application of cut-off grades to determine mineable ore
- Application of appropriate modifying factors to convert resource to reserve
- Allocation of suitable mining equipment and costs
- Incorporation of realistic mining rates and efficiencies
- Practical and realistic mine design and mining methods
- Integrated production scheduling taking account of capacities, constraints and bottlenecks
- Integrated project management and execution

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Gold Fields

- Security of water and energy for the life of mine
- Provision for mine rehabilitation and mine closure costs
- Consideration of all environmental, social and legal aspects to enable life of mine plan execution
- Appropriate life of mine tail end management
- Security of current and future land tenure and agreements, permits and licenses
- Life of mine cash flow model and economic viability

12.2.7 Processing schedule

The processing schedule is derived from the mining schedule and is summarized in Table 12.2.4 and referenced in Section 19.1.

Table 12.2.7: Damang LoM processing schedule

Proved and Probable Reserve	Unit	LoM total	2022	2023	2024	2025
Ore processed	kt	17,255	4,615	4,615	4,628	3,396
Head Grade	g/t Au	1.15	1.67	1.14	0.92	0.77
Recovery	%	92.2	92.5	92.5	91.5	91.5
Recovered gold	koz	589	229	157	123	77

Source: Damang CPR, 2021

12.2.8 Classification criteria

Damang's Mineral reserves are classified as either proven or probable in accordance with the definitions in Subpart 229.1300 of Regulation S-K. Mineral reserve statements include only measured and indicated Mineral resources modified to produce Mineral reserves contained in the life of mine plan.

In general, proven Mineral reserve is derived from measured Mineral resource and existing stockpiles. The probable Mineral reserve is derived from indicated Mineral resource.

12.2.9 Economic assessment

The basis for establishing economic viability is discussed in Chapter 19.

12.3 Mineral reserves as of 31 December 2021

The Damang Mineral reserves as of 31 December 2021 are summarized in Table 12.3.1. The Mineral reserves are 90 % attributable to Gold Fields and are net of production depletion up to 31 December 2021. The point of reference for the Mineral reserves is ore delivered to the processing facility.

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Table 12.3.1: Damang - summary of gold Mineral reserves at the end of the fiscal year ended 31 December 2021 based on a gold price of $1,300/oz

	Amount/ (kt)	Grades/ (g/t Au)	Amount/ (koz Au)	Cut-off grades/ (g/t Au)	Metallurgical recovery/ (%)
Open Pit Mineral reserves					
OP Proven Mineral reserves	1,109	1.2	43	0.57 to 0.75	89.5 to 90.1
OP Probable Mineral reserves	7,016	1.4	324	0.57 to 0.75	89.5 to 90.1
OP Total Mineral reserves	8,125	1.4	367	0.57 to 0.75	89.5 to 90.1
Stockpile Mineral reserves					
SP Proven Mineral reserves	7,404	0.90	206	0.57 to 0.75	89.5 to 90.1
SP Probable Mineral reserves					
SP total Mineral reserves	7,404	0.90	206	0.57 to 0.75	89.5 to 90.1
Total Mineral reserves					
Total Proven Mineral reserves	8,514	0.91	249	0.57 to 0.75	89.5 to 90.1
Total Probable Mineral reserves	7,016	1.4	324	0.57 to 0.75	89.5 to 90.1
Total Damang Mineral reserves 2021	15,530	1.1	573	0.57 to 0.75	89.5 to 90.1
Total Damang Mineral reserves 2020	19,041	1.5	928		
Year on year difference (%)	-18 %	-24 %	-38 %		

Notes:
a) Rounding of figures may result in minor computational discrepancies.
b) Refer to Table 12.5.1 for year-on-year Mineral reserve comparison.
c) Quoted as mill delivered metric tonnes and run-of-mine grades, inclusive of all mining dilutions and gold losses except mill recovery. Metallurgical recovery factors have not been applied to the reserve figures. The approximate metallurgical recovery factor is 92.2 %. The metallurgical recovery is the ratio, expressed as a percentage, of the mass of the specific mineral product recovered from ore treated at the process plant to its total specific mineral content before treatment. The recoveries for Damang vary according to the mix of the source, structural domain, lithology and grade of the ore material.
d) The gold price used for the 2021 LoM Mineral reserves is $1,300 per ounce. Open pit Mineral reserves at Damang are based on optimized pits using appropriate mine design and extraction schedules. The gold price used for Mineral reserves is detailed in particularity in Chapter 16 Marketing.
e) Dilution relates to planned and unplanned waste and/or low-grade material being mined and delivered to the process plant. Ranges are given for those operations that have multiple orebody styles and mining methodologies. The mine dilution factors range from 17 % to 25 % (open pit).
f) The mining recovery factor relates to the proportion or percentage of ore mined from the defined orebody at the gold price used for the declaration of Mineral reserves. This percentage will vary from mining area to mining area and reflects planned and scheduled reserves against actual tonnes, grade and metal mined, with all modifying factors and mining constraints applied. The mining recovery factor is 95 % (open pit).
g) The cut-off grade may vary per open pit, depending on the respective costs, depletion schedule, ore type, expected mining dilution and expected mining recovery. The average or range of cut-off grade values applied in the planning process are: Damang 0.57 g/t to 0.65 g/t Au mill feed (oxide ore) and 0.67 g/t to 0.75 g/t Au (fresh ore).
h) A gold ounces-based Mine Call Factor (metal accounted for over metal called for) determined primarily on historic performance but also on realistic planned improvements where appropriate, is applied to the Mineral reserves. A Mine Call Factor of 95 % has been applied at Damang.
i) Damang is 90 % attributable to Gold Fields and is entitled to mine all declared material located within the property's mineral leases and all necessary statutory mining authorizations and permits are in place or have reasonable expectation of being granted.

Source: Damang CPR, 2021

The Damang Mineral reserves are the economically mineable part of the measured and indicated Mineral resources based on life of mine schedules and minimum pre-feasibility level studies completed at the reserve gold price of $1,300/oz to justify their economic viability at 31 December 2021 (refer to Chapter 19 for details on the supporting economic analysis).

12.4 Audits and reviews

The Mineral reserve estimate was subject to internal review and scrutiny by the relevant Qualified persons and regional technical and financial disciplines, and peer reviewed for technical assurance and compliance in reporting by Gold Fields' Corporate Technical Services (CTS), Sustainable Development and Head Office Finance teams.

The Mineral reserve is underpinned by appropriate Mineral resource management processes and protocols to ensure requisite corporate governance in respect of the intent of the Sarbanes-Oxley Act of 2002 (SOX). Technical and operating procedures developed on site are designed to be compliant with the SOX framework as adopted by Gold Fields' Mineral resource Management for Resource and Reserve estimation, reporting and auditing.

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External Mineral resource and reserve audits are performed on a minimum rolling three-year cycle. This year, AMC Consultants Pty Ltd (AMC) undertook a review of the December 2021 Mineral reserves estimate and concluded that the process used to generate the estimates is consistent with good industry practice and the estimates were appropriate. No material issues were identified in the review which is in line with the previous review conducted by Optiro in January 2019.

Gold Fields uses K2Fly RCubed® propriety software in combination with SharePoint® to ensure accuracy, governance and auditability in the consolidation and reporting of Mineral reserves.

No significant adverse findings or any material non-compliances were recorded from any of the audits. Ongoing compliance with minor improvement, adjustments and best practice continue to be implemented. Records of audits are filed electronically on site in relevant departments and folders with major audit signoffs reported in the Gold Fields annual report.

The ISO 14001:2015 audit conducted in 2021 concluded that AGL has established and maintained its management system in line with the requirements of the standards and demonstrated the ability of the system to achieve requirements for activities within the scope and AGL's policy and objectives.

12.5 Comparison 31 December 2021 with 31 December 2020 Mineral reserve

The net difference in Mineral reserves between 31 December 2020 and 31 December 2021 is -355 koz or -38 % (Table 12.5.1). Reductions in Mineral Reserves are primarily due to increases in mining costs, depletion, geology and resource model updates based on additional drilling.

Table 12.5.1: Net difference in Mineral reserves between 31 December 2020 and 31 December 2021

Proved and Probable Reserve	Unit	% Change	Gold on the RoM
As at 31 December 2020	koz		928
Mining depletion	koz	-27 %	-248
Gold price	koz	0 %	0
Cost	koz	0 %	0
Discovery	koz	0 %	0
Conversion	koz	-12 %	-107
Inclusion / exclusion	koz	0 %	0
As at 31 December 2021	koz	-38 %	573

Notes: a) The Qualified person opinion the year-on-year reserve changes are not material

b) Data from Reserve 2020 and Reserve 2021.

Source: Damang CPR, 2021

A series of overlapping internal processes exist at Gold Fields to review and validate the modifying factors, input assumptions, cut-off grades, designs, schedules, economic evaluation, and other technical assessments. These reviews include site, regional and group technical assessments, internal audits, and trained Qualified person authorizations. Multiple external audits of the Gold Fields Reserves declarations and processes for Damang have been completed within the past 6 years.

These processes are designed to reduce the likelihood of a significant or material error in the Reserves estimation process and associated reserves declaration, although potential for error exists. The Qualified person for Reserves is not aware of any material error or omission that at the time of writing would be deemed likely to have a significant impact on the operation's ability to deliver the reserve mine plan.

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P a g e 86 | 130 13 Mining methods The mining process and methods are reliant on the geotechnical and hydrogeological models as key technical inputs and these models are addressed first. 13.1 Geotechnical models Determination of rock slope parameters for Damang is largely based on empirical, structural assessment and numeric modelling. This is necessary to ensure all designs conform to acceptable design criteria for the mine. Mapping and core logging data, observations from previous mining and sound engineering judgment are also useful in the determination of rock slope parameters. Site visits by Gold Fields Corporate Technical Services and Geotechnical Review Board members provide independent, expert oversight and opinions on the currently implemented designs. Identified potential hazards are managed through advanced radar slope monitoring systems and robust geotechnical hazard management systems. The major geological structures that have been interpreted on the mine can be considered in two broad categories into bedding parallel structures and cross cutting structures. The adverse interaction between these structures and the slopes have been factored into the slope stability analysis on the inter ramp and overall scale. Domains are created to evaluate the expected conditions that may affect the rock mass during mining. This allows for the definition and subdivision of the rock mass based on similar geomechanical characteristics based on the formulation of a comprehensive geotechnical model which comprise structural, rock mass, hydrogeological and geological components. The geotechnical model domains are further sub-divided into sectors with similar characteristics based on the strength of the material, orientation of the controlling structures, and potential failures which controls the bench-batter configuration. Geotechnical domains and sectors were created during the 2012 pre-feasibility study for the greater Damang project. These domains are consistent with current mapping and evaluations. Figure 13.1.1 shows the various geotechnical domains and sectors for the Damang pit.

Figure 13.1.1: Damang pit geotechnical domains


Damang Pit Cutback Design and Geotechnical Domains
9500E
10000E
10500E
26500N
26000N
25500N
25000N
West Wall
East Wall
Saddle Oxide Parameters
Cutback Oxide Parameters
N
W
E
S
0.25 km
0.25 mile
LEGEND
Oxide Zone
DPCB West
DCPB East
Mine As Built
WA-DAM-P00121AA-J00103

Source: Damang CPR 2021

Two-dimensional (2D) slope stability analysis has been undertaken for the Damang open pit by Itasca, an external consultant. The numerical modelling has been performed using the universal distinct element code (UDEC). Analyses have been performed for three east-west sections located at 25470N, 25700N and 25975N on the inter-ramp and the overall slope scales. This was done to determine the factor of safety for the slopes. The factor of safety (FoS) is the measure of reliability of pit slopes and practically defines stable and unstable zones. The results from the modelling are in line with the design acceptance criteria for the mine. The results of the two-dimensional slope stability analysis in Table 13-1 shows that the pit slopes are stable since the FoS is greater than 1 (FoS>1) in all the zones. The Site visits

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by Gold Fields Geotechnical Review Board provide independent, expert oversight and opinions on the currently implemented designs.

Table 13.1.1: Two-dimensional (2D) Slope Stability Analysis

Section	FOS Inter-Ramp	FOS Overall
25470 N – East Wall	1.3 – 1.5	>=1.5
25700 N – East Wall	1.3 – 1.5	1.3 – 1.5
25975 N – East Wall	>=1.5	>=1.5
25700 N – West Wall	1.3 – 1.5	1.3 – 1.5

Source: Damang CPR, 2021

13.2 Hydrogeological models

The site is described conceptually as a fractured aquifer, which is locally confined by a low matrix permeability layer and underlain by a high permeability weathered zone. The groundwater flow around Damang comprises a high to moderate permeability zone along the central and western portion of the deposit. Also, the flow is variable and primarily controlled by structures. The interpretation of the hydrogeological regime within the Damang Pit Cutback have been based on in situ slug and pumping test information.

Groundwater is potentially recharged on the east by a diverted stream. The saprolite developed from the Huni Sandstone is a low permeability, fine-grained soil of low strength with poor drainage characteristics. The steep easterly-dipping bedding is likely to result in anisotropic permeability with maximum permeability parallel to bedding. Perimeter drains have been constructed along the pit crest to help in the management of surface run off into the pit. Piezometers and ex-pit wells are also installed to help with the monitoring and lowering of phreatic surfaces respectively.

Flood management trigger-action-response plans are in place at the site. The dewatering strategy is targeted at achieving multiple benches at different depths prior to the start of each rainy season to facilitate the establishment of sumps at lower pit elevations. These serve as collection points for rainwater to mitigate the risk of flooding and any significant impact of rains on production

The Qualified person's opinion is that all appropriate geotechnical and hydrogeological parameters have been suitably considered and risk assessed to support the mining method selection and extraction sequencing at Damang and this information is embedded in the sites ground control management plan which is routinely updated as new empirical information becomes available.

13.3 Mining methods

In open pit mining, access to the orebody is achieved by stripping the overburden in benches of fixed height to expose the ore below. This is most typically achieved by drilling and blasting an area, loading the broken rock with excavators into dump trucks and hauling the rock and/or soil to dumps. The overburden material is placed on designated waste rock dumps.

Extraction of the orebody involves a similar activity as in stripping the overburden. Lines are established on the pit floor demarcating ore from waste material and the rock is then drilled and blasted. Post blasting, the ore is loaded into dump trucks, based on a defined 'dig plan' demarcating the position of the ore and waste boundaries post the heave and throw movement caused by the blasting, and hauled to interim stockpiles or directly to the crusher at the process plant, while the waste is hauled to waste rock dumps.

Mining at Damang is carried out using conventional open pit methods. This has been the preferred mining method since the commencement of the mine in 1997 due to the characteristics of the ore deposit. The outcome of a scoping study undertaken in 2020 on the future of Damang supported the economic and technical viability of the open pit mining methods under prevailing conditions due to the modelled underground low tonnages of the sparsely distributed ore domains above estimated underground cut-off grades in the major reefs of the Damang pit.

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P a g e 89 | 130 Damang’s life of mine plan is based on a contractor mining model. Mining is planned to end in 2023 with processing of stockpiles until 2025. Grade control drilling precedes production drilling and blasting. Fresh rock and transitional zones are drilled and blasted as 9 m benches that are excavated in 3 m flitches. Oxide material which cannot be “free- dug” is blasted using lower powder factors. Conventionally, Nonel detonators and emulsion are used in both fresh and oxide material. However, electronic detonators are used to control the impact of blasting on the pit walls in areas where there are geotechnical challenges. Presplit wall control methods and trim blasting are also used in the fresh zones to ensure stability of the pit walls. CAT 777 trucks haul the ore to the run-of-mine pad and waste to the respective planned dumps. Table 12-4 shows the mining equipment assumptions and constraints applied in the reserve estimation process. Geotechnical hazards are identified, evaluated and analyzed through visual inspections, slope monitoring, mapping and risk assessments. The principal geotechnical hazards identified within the Damang area are rock falls and bench- to-multi-bench scale instabilities. These hazards are managed through robust geotechnical hazard management systems. Updates of hazard maps are generated periodically and the controls for managing the hazards communicated to ensure the safety of personnel and equipment. Slope monitoring systems also assist with the effective management of these hazards. Currently, both the east and west walls of the Damang pit cutback are monitored with radar systems. Remote slope monitoring is augmented by visual inspection and on a routine basis. The dewatering strategy is targeted at achieving multiple benches at different depths prior to the start of each rainy season. This sequence of mining facilitates the establishment of sumps at lower pit elevations to serve as collection points for rainwater to mitigate the risk of flooding and the impact of rains on production. There are also surface drains and sumps constructed along the perimeter of the pits to control the inflow of water from the surroundings. In addition, wells, piezometers and depressurisation holes are used to monitor and lower the phreatic levels. Dewatering in the Damang and Huni pits, as well as the surface drains and sumps, is undertaken by a combination of diesel and electric pumps. The current annual discharge capacity is about 4 Mm³. The water is discharged into the Lima, Kwesie and Tomento pits and later pumped to the Adjaye dam to serve as raw water source for the processing plant or for dust suppression. Alternatively, when the water quality meets regulatory standards, the water is discharged into the environment. The Qualified persons considered the following factors when selecting the open pit mining method: a) The geotechnical and rock behavior models. b) The hydrological surveys and models. c) The modifying factors including strip ratios and the open pit cut-off grades. d) The mining fleet configuration and equipment specifications. e) Practical mining rates, selective mining unit dimensions, mining dilution and mining recovery. 13.4 Site layout Damang’s reserve pits are located at the north of the Damang mining lease. The stockpiles, crusher, processing plant, heavy mining equipment workshop, offices and waste rock dump are located to the west of the pits. On the other hand, the tailings storage facility is located at the east of the pits. Figure 13.4.1 shows the site infrastructure and lease boundaries.

P a g e 90 | 130 Figure 13.4.1: Damang site infrastructure and lease boundaries Source: Damang CPR 2021

13.5 Equipment and labour requirements

Primary loading is completed by Liebherr R9250 (250 t) and Hitachi 1900-6 (190 t) excavators. Primary haulage is completed with Cat 777F/G (90 t). Major equipment is modelled with an availability of 84 % to 86 % and use of availability of 85 %.

Mining is a continuous operation with 3 crews on 2 X 12-hour shifts. The labour requirements for the life of mine plan is around 690 personnel including Gold Fields' technical personnel who are directly involved in mining operations.

13.6 Final Reserve outline

The final open pit reserve outline is displayed below in Figure 13.6.1. The 885 mRL and 678 mRL are the 31 December 2021 pit positions with the LoM reserve final outline at 816 mRL and 621 mRL. The low-grade ore is shown as green while the medium and high-grade ore are represented in blue and red respectively.

Figure 13.6.1 shows the final life of mine Reserve outline along with grade blocks.

Figure 13.6.1: showing the LoM final pit outline and the pit position as at 31 December 2021


N
Damang Gold Mine Reserve Outline
S
27000N
26500N
26000N
25500N
25000N
Huni
DPCB
1000m RL
Reserves
500m RL
Plan View Open Pit
11000E
DPCB
Huni
10000E
Reserves
1km
1mile
27000N
26000N
500 metres
0.5 miles
(CRS : WGS84, UTM Zone 30N)
Reserve in Open Pit
Open Pit Final Design
WA-DAM-P00071AA-J00058

Source: Damang CPR 2021

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P a g e 92 | 130 14 Processing and recovery methods 14.1 Flow sheet and design The 4.5 Mt per annum (approximate) Damang process plant is a conventional crush-grind-leach-Carbon-in-leach (CIL) circuit with gravity recovery, as all ore types are amenable to gold extraction using cyanide. A schematic process flow sheet for the process plant is shown Figure 14.1.1 and Figure 14.1.3. Figure 14.1.1: Schematic flow diagram for the crushing circuit Source: Damang CPR 2021

P a g e 93 | 130 Figure 14.1.2: Schematic flow diagram for the milling circuit Source: Damang CPR 2021 Figure 14.1.3: Schematic flow diagram for the extraction circuit Source: Damang CPR 2021 The crusher is fed by a front-end loader or by rear dump trucks. The crushing circuit comprises a primary 2,000 t/hour gyratory crusher followed by a secondary crushing circuit, which is comprised of sizing screens, two secondary crushers, five tertiary crushers, five feeders and conveyors. The primary circuit contains a 750 t/hour single-toggle jaw CARBON RECOVERY SCREEN CARBON QUENCH T A IL S 3 TON/DAY OXY. GENERATOR 4 TON/DAY OXY. GENERATOR AIR COMPRESSORAIR DRYER O X Y B U F F E R T A N K H P O X Y G E N T A N K WASTE GAS O X Y G E N G E N E R A T O R AIR COMP/DRYER A IR B U F F E R T A N K O X Y B U F F E R OXYGEN BOOSTER WASTE GAS H P O X Y G E N T A N K O X Y G E N G E N E R A T O R CARBON REGEN KILN BARREN/ REGEN CARBON E L U T IO N A C ID W A S HILR KNELSONS GOLD BULLION ELECTROWINNING CELL CARBON DEWATERING SN. TAILINGS STORAGE FACILITY (ETSF) TAILS SURGE TANKS TAILS AUTO SAMPLER PRE-LEACH THICKENER LEACH AUTO SAMPLER TRASH SCREENS CUF TO BALL MILL CYCLONE FEED COF GEMINI TABLE GOLD SMELTER TRASH SCREEN A CARBON SAFETY SCREENS TRASH BUNKER EXTRACTION CIRCUIT FLOW DIAGRAM B y - p a s s TANK 8TANK 1 TAILINGS STORAGE FACILITTY (FETSF) Decomissioned ETSF/Revegetated TRASH SCREEN B CARBON FILTER PRESS HOLDING FILTAQUIP CARBON FILTER PRESS TO ELUTION BUND Sieve Bend

Gold Fields

crusher that can provide consistent feed when the gyratory crusher is down for maintenance. The P_{80} 19 mm product reports to the coarse ore stockpile, which has a live capacity of 10,000 t and static capacity of 80,000 t.

The milling section produces leach feed at approximately P_{80} 106 µm and consists of a semi-autogenous grinding (SAG) mill (8 m high by 5.1 m long) and a ball mill (6.1 m high by 9 m long). Both mills have an installed power rating of 5.8 MW.

The gravity circuit comprises two XD48" Knelson concentrators with dedicated InLine Leach Reactor for intensive cyanidation of the gravity concentrate. The gravity circuit recovers approximately 30 % of the gold.

The leach circuit comprises eight tanks in series, each with a nominal capacity of 3,000 m³ providing a retention time of 3.7 hours per tank. Each tank is fitted with two cylindrical inter tank screens (Kemix MPS 750P type 1 mm apertures) with mechanical wiper blades to keep carbon away from the screen surface and dual open impellers. The loaded carbon is recovered from CIL tank 1 into the acid wash column and acid washed using 3 % strength hydrochloric acid followed by water flushing.

The rinsed carbon is transferred to the elution column where a hot caustic solution (3 % concentration) is circulated through the column via heat exchangers to elute the gold absorbed on the carbon. Elution is carried out at 120 °C at an operating pressure of 350 kPa in the column. The dissolved gold is then electro-deposited onto stainless steel wool cathodes. Barren carbon from the elution circuit is regenerated in a carbon regeneration kiln.

Gold sludge from both the gravity and electrowinning circuits is washed and filtered. The sludge is further refined through smelting and crude doré is poured. Gravity doré bars are approximately 90 % to 95 % gold whereas doré bars from the CIL circuit are dependent on ore feed characteristics and can vary between 65 % and 90 % gold. Doré is dispatched to a refinery for further processing into gold bullion.

14.2 Recent process plant performance

The recent performance of the Damang process plant is provided in Table 12.2.1 Operating Statistics.

14.3 Process plant requirements

The key process plant requirements estimated for the Mineral reserve life of mine plan are summarized in Table 14.3.1.

Table 14.3.1: Process plant – key requirements summary

	Units	2022	2023	2024	2025
Ore processed	kt	4,646.4	4,646.6	4,646.4	4,646.4
Plant power draw	MWhr	146,360.9	146,360.9	146,360.9	146,360.9
Sodium cyanide	t	1,115.1	1,115.1	1,115.1	1,115.1
Grinding media	t	6,830.2	6,830.2	6,830.2	6,830.2
Lime	t	3,252.5	3,252.5	3,252.5	3,252
Caustic	t	1,095	1,095	1,095	1,095
Activated carbon	t	278.8	278.8	278.8	278.8
Hydrochloric acid	kL	218.6	218.6	218.6	218.6
Peroxide for CN detox	kL	3,995.9	3,995.9	3,995.9	3,995.9
New raw water	t	1,675,103	1,675,103	1,675,103	1,675,103
Plant employees	No.	70	70	70	70
Plant contractors	No.	58	58	58	58

Source: Damang CPR, 2021

The Damang crushing plant was upgraded as part of the Damang Reinvestment project, with the addition of a back-up primary jaw crusher, additional secondary crusher, tertiary crushers and a second product screen. This upgrade has allowed the SAG mill to be fed with 100 % tertiary crushed feed, which resulted in an increase in mill capacity while processing 100 % hard fresh ores.

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P a g e 95 | 130 A program has been on-going at the Damang plant, progressively refurbishing structural steel and concrete. The SAG mill shell and primary gyratory crusher have recently been replaced, planned as part of the Damang Reinvestment Project. CIL tank refurbishments continue to progress, as part of Damang’s commitment to remain compliant with the International Cyanide Management Code (ICMC). 14.4 Processing Risks 14.4.1 Major Equipment Failure Industrial mineral processing plants consist of a series of dedicated unit processes, e.g., crushing, grinding, leaching, carbon-in-pulp (CIP), and carbon elution. There is inherent risk associated with catastrophic failure of one (or more) of the key equipment items associated with these unit processes, whereby such failure could lead to a significant period of plant downtime until repairs are completed, resulting in the inability of the processing plan or forecast to be achieved and/or higher operational costs incurred than anticipated. Catastrophic failures could be associated with the structural, mechanical, or electrical components of the key processing equipment items. Key equipment items could include the crushers, grinding mills, or leach/CIP tanks. Risk minimization activities to reduce the likelihood of such occurrences adopted by Damang includes:  Plant refurbishment activities recently undertaken as part of the Damang Reinvestment Project  Dedicated on-site maintenance department which undertakes condition monitoring activities, preventative maintenance, and repairs  Critical spares (e.g., spare mill motors and gearboxes)  Contingency operational plans (e.g., contract/mobile crushing plant, CIL tank by-passing)  Fire suppression systems  Insurances Decisions associated with asset management, critical spares, insurances, etc. are outside the responsibility and accountability of the Qualified person, and that some inherent risk and uncertainty associated with catastrophic failure of processing equipment remains. 14.4.2 Plant Operational Management The processing facilities are managed and operated by dedicated teams of personnel, who are required to make many operational and maintenance decisions every day. These decisions can directly impact the performance of the plant while processing the future ore reserves. For example, a decision to process ores at a higher throughput could result in a coarser grind size from the grinding circuit, resulting in a lowering of the plant recoveries. Similarly, the choice to operate the leaching circuit at lower free cyanide or dissolved oxygen concentrations to reduce consumables usage rates, could result in lower plant recoveries being achieved than anticipated. It needs to be recognised that plant management and the associated decisions made by plant operating personnel, are outside the responsibility and accountability of the Qualified person, and that such decisions and actions taken by plant management can influence the achieved performance of the plant (e.g., throughput, costs, availability and recoveries). 14.4.3 Operating Costs, Plant Consumables and Reagents The operating cost of the processing plant represents a significant cost element to the overall financial evaluation of the reserve’s life of mine plan. The processing facilities use relatively large quantities of power, reagents and consumables, including fuels, cyanide, grinding steel media, lime, caustic, etc.

P a g e 96 | 130 The estimation of future processing costs is required as input into the cut-off-grade calculations and economic assessments of the reserves and resources. To estimate the processing costs, require assumptions to be made concerning consumables consumption rates, unit prices and inflation rates. Metallurgical testing undertaken on the future reserves, and recent plant performance, provides reasonable guidance of potential reagent consumption rates and mill throughput expectations, and this information is considered and reviewed by the plant metallurgist and the Qualified person. Damang, like many other operating gold processing plants that have a reasonable operating history, do not allow for a discreet operating cost contingency in their future operating cost forecast. The absence of contingency is considered by the Qualified person as being a common and reasonable approach to operational process plant cost forecasting. Consumables, commodity pricing and inflation are subject to external influences that are outside the control or predictive capability of the Qualified person. Further to this, operational decisions made by plant management, or unexpected variances in the nature of the ores being processed could unexpectedly impact reagent and consumables usage rates. Such variances are outside the control or predictive expectations of the Qualified person. The Qualified person’s opinion is that all appropriate parameters have been suitably considered and risk assessed to support the processing and recovery methods incorporated in the Damang life of mine plan. The processing flow sheet, plant design, equipment and specifications are all within demonstrated operating ranges experienced at the mine over an extended operating history. Meeting all requirements for energy, water, process materials and staff are viewed as reasonable.

GOLD FIELDS

15 Infrastructure

Details on each major item of non-process infrastructure (NPI) is discussed in this section. The site infrastructure layout is shown in Figure 4.4.1.

15.1 Tailings storage facilities (TSF)

The tailings output from the Damang process plant is currently stored and managed in the Far East Tailing Storage Facility (FETSF). The FETSF was designed by Knight Piésold (KP), an internationally recognized engineering consulting firm and the Engineer of Record (EoR) at Damang, constructed and commissioned in January 2018 with initial trial deposition. The Stage 2 raise construction works commenced in Q4 2019 and was completed in June 2020, increasing the embankment crest elevation to 985 m RL. KP is involved with regular monitoring, construction quality assurance, and inspection of the TSF.

The location and layout of the TSF s are depicted in Figure 15.1.1.

Figure 15.1.1: Layout of ETSF and FETSF Tailing Storage Facilities


DAMANG OPERATIONS
N
DPCB
ETSF
FETSF
250 m
750 m
1250 m
1750 m

Source: Damang CPR 2021

The FETSF is a paddock-type facility located across the original southward trending valley of the Ayaasu River and contained by a downstream constructed zoned earth-fill embankment walls on the eastern, western, and southern boundaries, and abuts the southern embankment of the ETSF to the north. The basin is lined with a compacted soil liner (CSL) to provide hydraulic containment of deposited tailings and supernatant fluids. The zoned embankments comprise a low permeability upstream fill overlying a protective filter and transition zones with a downstream rockfill shell.

The CSL lined basin has overlying drainage systems to promote tailings drainage and consolidation and underlying drainage structures to intercept groundwater. In addition, a secondary confinement drainage system is constructed downstream of the east and south embankments to collect and return any potential seepage. The FETSF embankments

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P a g e 98 | 130 are currently at elevation 985 mRL. Planned future staged raises will increase the embankment crest elevation to 1,000 mRL with a corresponding ultimate capacity of 37.4 Mt. Tailings are deposited subaerially through spigots located along the western, northern, eastern, and southern perimeter. Tailings deposition is continually cycled to maintain the supernatant pond around the decant location and promote air drying (desiccation) and consolidation of the tailings beach. Tailings supernatant water is pumped back to the process plant for reuse via two diesel-driven pumps and two 350 mm diameter high-density polyethylene (HDPE) pipes. The tailings delivery and return water pipelines are installed alongside light vehicle access tracks and a haul road section and are regularly inspected for leakages. Both pipelines are in a bunded corridor to contain spillages and prevent contact with any heavy equipment, especially along the haul road. Since the commissioning of the facility, 18.13 Mt of tailings have been deposited up to the end of Q3 2021. Groundwater monitoring bores have been installed around the perimeter of the facility to monitor groundwater levels. In addition, piezometers have been installed within the tailings beaches to monitor the pore water pressure and phreatic surface levels in support of stability assessments. Operating and monitoring information collected for the FETSF is sent to Glocal Engineering Limited (Glocal) and KP. Glocal was commissioned as an independent third-party auditor as required by the EPA. As part of their mandate, Glocal reviews operating and monitoring data and undertakes quarterly audits of the TSFs. Glocal’s audit reports and findings on the TFS’ status and operations are submitted to the EPA quarterly. The Q2 2021 Environmental Audit report by Glocal Engineering Limited was issued in June 2021. The report concluded that the TSF complex was managed satisfactorily during Q2 2021. The FETSF is operated in accordance with the Operations Maintenance and Surveillance (OMS) manual, developed by KP. KP is the Engineer of Record (EoR) at Damang and is involved with regular monitoring, construction quality assurance and inspection of the TSF. As part of their Engineer of Record (EoR) engagement, KP carries out quarterly geotechnical inspections and conducts monthly reviews and interpretation of monitoring data. The latest quarterly inspection report by Knight Piésold (January 2021) concluded that the FETSF is a well-managed facility and that the embankments appeared stable with no dam safety concerns. In addition, the slope stability analyses conducted by KP indicated that each of the facilities complies with regulatory requirements and generally agrees with international best practice guidelines (ANCOLD 2019). The Mineral Commission’s Inspectorate Division also inspects the facility on an annual basis. The ETSF is located east of the main Damang pit in the Ayaasu river valley. The paddock-type facility was constructed as a combined TSF/waste dump, using compacted earth fill, and dumped fresh waste rock. The main cross-valley embankments are the north and south embankments. The western side of the facility comprises the Damang Open Pit and Victoria waste dump, while the eastern side is formed by the eastern embankment, which links a series of low- lying hills. The facility has been raised to 1000 mRL, and 1005 mRL, previously by modified centre-line methods, and this current facility expanded to 1007.5 mRL is under decommissioning and rehabilitation activities. Closure deposition of tailings into the ETSF was embarked upon during early 2017 until early January 2018, when the deposition was ended. To allow continued production for the increased life of mine, construction of a new facility (FETSF) commenced in 2012 with basin clearing and un-controlled rock fill dumping by Damang. Construction was put on hold and later resumed in early 2017. Towards the end of 2017 and at the onset of the closure of operations, the ETSF had stored 79.2 Mt of tailings. The STSF, located on the south-eastern side of the Damang Gold Mine site (Figure 15.1.2), was used for tailings discharge from the start-up of the CIL operations until tailings deposition ceased in March 2002. Since the closure, a waste dump has been developed on top of part of the old TSF, and crop plantations have been established on the remainder of the facility basin area.

Figure 15.1.2: Layout and location of STSF


SOUTH TAILINGS FACILITY
N
627000 m
628000 m
629000 m
608000 m
607000 m
125 m
375 m
625 m
1000 m

Source: Damang CPR 2021

The Damang TSFs must comply with the Global Industry Standard on Tailings Management (GISTM) in August 2025. A gap analysis has been completed, and the GISTM compliance program is underway in collaboration with the EoR.

Operating and monitoring information collected for the FETSF is sent to Glocal Engineering Limited (Glocal). The Mineral Commission's Inspectorate Division also inspects the facility at least annually.

Water quality management includes monitoring the boreholes, seepage collection sumps, and return water from the ETSF, FETSF, and the STSF. The monitoring data sets were reviewed to evaluate compliance with regulatory guidelines and baseline water quality in the vicinity. There were no exceedances detected in the data sets, indicating that the dam operations did not adversely impact water quality in the vicinity of the dam complex during the period.

Ongoing ore tests are conducted semi-annually by subjecting representative ore samples from active pits to Acid Base Accounting (ABA) testing. In addition, samples of drill core representing various lithologies, ore types are collected for the new mining project areas and subjected to the ABA testing. Results show minimal indication of Acid Rock Drainage (ARD) generation potential from the tailings. However, in 2012, some ARD was detected in transitional ore at the Rex mining area. As a result, the ARD was contained and reported to the EPA, and ARD samples were taken at deeper levels from Rex 1, 2 and 3 pits for further analysis.

Groundwater monitoring bores are installed around the perimeter of the facility to monitor groundwater levels. In addition, piezometers are installed within the perimeter embankments and tailings beaches to monitor the pore water pressure and phreatic surface levels in support of stability assessments. No dam safety concerns were identified during the audit.

The decommissioned ETSF is currently undergoing closure and rehabilitation operations. Seepage from the ETSF seepage collection sumps is directed to the FETSF, and rehabilitation work has successfully established crops including

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P a g e 100 | 130 oil palm, coconut, cashew, and mango along the tailings beaches. Groundwater and seepage sampling and testing are carried out routinely by the Environmental Department. Cyanide concentrations are within regulatory and recommended international limits. Ground and surface waters from the decommissioned STSF are regularly monitored and are compliant with total suspended solids, cyanide, and metals standards. The water is released to the environment through an engineered spillway, which has been lowered to reduce the pond area on the dam. The detailed rehabilitation program for the STSF has been successful, with the establishment of large numbers of oil palm plantations, vegetables, and leguminous trees. Currently, the FESTF is the only operational TSF with an ultimate design capacity of ~39 Mt at an embankment crest elevation of 1000 mRL. Deposition into the FETSF commenced in January 2018, and at the current throughput of 4.6 Mtpa, the FESTF is expected to provide tailings storage for another 4.5 years until 2026. This exceeds the tailings storage requirements of the current LoM forecast to 2025 and allows for tailings storage should ore processing extend beyond 2025. 15.2 Waste rock dumps The Huni waste dump is the main waste destination for the Damang and Huni pits. In addition, waste rock for constructing the Far East Tailings Storage Facility (FETSF) embankments will be sourced from the Huni pit. Therefore, the volume of the Huni waste dump and the volume required for the construction of the FETSF is estimated to provide adequate capacity for the waste in both the Damang and Huni pits for the life of mine. Ongoing tests of waste rock are conducted semi-annually, by subjecting samples representing waste and ore from active the pits to ABA testing. In addition, samples of drill core representing various lithologies and waste types are collected for the new mining project areas and subjected to the ABA testing. Results show that there is very little indication of the potential for ARDML from the mine waste. In line with the mine’s concurrent rehabilitation policy, the Health, Safety and Environmental department re-slopes portions of waste rock dumps (WRD) that have reached completion stage. The re-sloped phases are then covered with subsoil or oxide material and topsoil as per regulatory requirement. Construction of crest and stone pitched drains are other rehabilitation activities that are done on re-sloped WRD phases before the completion of revegetation on the phases. Rehabilitation maintenance activities such as weeding, pruning, replacement of dead seedlings, pest control and fertilizer application are rehabilitation maintenance activities that are done on ongoing bases at the mine. Cost estimates for WRD phases that are not at the completion stage for concurrent rehabilitation are captured in the mine’s closure cost estimates every year. 15.3 Water AGL holds water use permits AGLID118/19, AGLID294/19 and AGLID295/19 dated 1 January 2019 and AGLID439/20 dated 1 December 2019. The permits allow the mine to abstract raw water from the Tamang Dam, a tributary of Bonsa River, groundwater from boreholes at the plant site and the West Damang townsite for mining and domestic purposes as well as to dewater the Adjaye pond, Damang Cutback Complex, Rex, Lima, Kwesie South, Amoanda and the Tomento pits. In pursuance of the Water Resources Commission (WRC) ACT 522 (1996) and LI 1692, AGL promptly submits applications for water use permit renewal, quarterly reports and complies with all other issues relating to water use, abstraction, discharges and storage. Damang Mine has a positive water balance. Over 77 % of the mine’s water use is from recycling return water from the FETSF. Fresh water top up is from the Adjaye Dam which receives water from the active pits or from the mine’s water reservoirs. Inactive pits like the Lima, Kwesie and Tomento pits have been adopted as water reservoirs for storage of excess water from active pits and from runoffs in the wet season. The adoption of the inactive pits as reservoirs has eliminated the need to abstract water from rivers and streams in and around the mine. The approach also ensures adequate availability of water for processing in the dry seasons. Potable water supply is mainly from groundwater boreholes. Water from boreholes located at various points on the mine are pumped through treatment systems to all areas of the mine including the camp, offices, workshops and the

P a g e 101 | 130 process plant for portable purposes. The mine’s water balance model is currently being reviewed and updated by Golder Associate Consultants. Efficient water management at Damang ensures that as much as practically possible, no water is discharged into the receiving environment. From time to time, the operation may need to discharge water to the downstream environment (e.g., pit dewatering). Whenever necessary, excess water from the Lima pit is released into the receiving environment. To ensure all discharges of potentially contaminated water from AGL operations meet the required discharge guidelines for the protection of the downstream receiving environment, a procedure (water discharge) has been instituted and strictly adhered to. These discharges are reported monthly in the global reporting initiative portal. Any department wishing to discharge water must complete an application form and test the water for the parameters in the discharge requirements that can reasonably be expected to be present. Once tested, the details relating to the discharge are updated in the Water Discharge Approval Form (Proc SW17_A01). Approval for the discharge is obtained from the Health Safety and Environmental Manager. A suspended discharge into the environment for a period of at least one month will require a new permit and processing before any subsequent dewatering can continue. The department head must contact the Community Affairs Department if the immediate downstream environment is used as a community water source or if the discharge flows will make up >25 % of the downstream flow. Active pits sometimes generate nitrates-contaminated water which requires treatment prior to discharge into the receiving environment. A proposal for the treatment and discharge of Damang pit water using biological means by a consultant Water & Process Consult (WPC) was approved in 2017. The biological method was found to be more favourable as it produces no by-products and is more cost effective. A successful trial was conducted in 2017 using bacteria to reduce nitrates concentration in pit water. This method has been adopted and will remain an integral part of pit dewatering activities. All pit water recovered is stored in inactive pits (Lima, Tomento 1 and Kwesie North pits) and routed to the Adjaye dam for use in the process plant and workshops for washing heavy maintenance equipment and for dust suppression. Though AGL has a permit to abstract raw water from the Tamang dam, no water had been abstracted from the dam since July 2013. The ore processing operations recover most of the water from the TSF. Effluent from ore processing (tails slurry) containing ground and rock particles together with large volumes of water are pumped to the FETSF. The supernatant decant is pumped back to the process plant for reuse. This process will continue in 2021 and beyond to reduce raw water abstraction and increase reuse of process water. Potable water for the mine and residential areas is abstracted from boreholes located at the plant site and the residential area (townsite). It is the opinion of the Qualified person that the current plans meet all legal and other requirement obligations and are adequate to address all water related issues related to the LoM plan 15.4 Power Damang’s electricity is supplied by Genser Energy, who built and commissioned a 22.5 MW gas turbine power plant on the Property in 2016. The mine is also connected to the national electricity grid via two (x2) 16 MVA, 33/11 kV transformers. In addition to these sources of electricity, Damang has a 20 MW emergency diesel power plant which has the capacity to start and run the entire operation in the event of a failure of the two main sources. The respective unit costs of electricity from Genser Energy, the national grid and the diesel plant is $0.14/kWh, $0.22/kWh and $0.35/kWh. Damang’s monthly power consumption is about 11,987,975 kWh with a maximum demand of 18 MW. The existing electricity infrastructure is adequately sized for current life of mine requirements.

P a g e 102 | 130 15.5 Accommodation The Company residence popularly known as Townsite is a camp setting situated at the West of the Damang township, some 1.5 km from the mine. Employees are accommodated at the Damang townsite as well as in private residences in areas such as Tarkwa, Huni-Valley, Amoanda Abosso, Damang and its environs. Recreation facilities at the Damang townsite include a club, restaurant, swimming pool, golf course, tennis court, gymnasium and squash court. 15.6 Site access Road access into the property is via the main gate and the Rex gate which are both security controlled. Well maintained unsealed internal roads connect the various areas of the mine. 15.7 Other infrastructure Damang mine does not have a training centre per se. The mine has training rooms for induction and short training courses. There are offices scattered across the mine for various disciplines and departments. The mine also has a clinic for medical and emergency response services. There are various rehabilitation works currently ongoing at the core yard, and the laboratory to maintain the integrity of the infrastructure. The reagents store is housed within the CIL plant, whiles the explosives yard, the main and satellite fuel stations are located on the periphery of the mine in secured fenced off locations. All sewage collects in main sewage tanks across the mine, from where it is pumped into a sewage truck for proper discharge. There are two workshops for fixed plant and Light Vehicles maintenance. The HME plant has workshops dedicated to trucks, drill rigs, ancillary equipment and for heavy-duty boiler-making. The Qualified person is of the opinion that the infrastructure for the Damang mining operation is fit for the life of mine reserve estimation and that the Mineral reserve quantities have been tested and satisfied dump and disposal capacities.

16 Market studies

16.1 Preliminary Market Study

A review of metal prices for planning purposes is undertaken annually to monitor any significant changes in price trends or exchange rates that would warrant re-calibrating the price deck before the Strategic Planning process transitions into the Business Planning cycle.

This review of the metal price deck has taken account of the prevailing economic, commodity price and exchange rate (Fx) trends, together with market consensus forecasts, in addition to consideration of the Gold Fields' strategy and expectations for the operations.

Our strategy is to (1) mitigate annual volatility by holding planning metal prices as long as warranted to support stability in mine planning, notably regarding open pit shell selections; (2) maintain appropriate margins on spot and long-term price forecasts to support the Group's Balanced Score Card metrics; (3) protect against accelerating mining sector inflation and, (4) to confirm a separate gold price to be used specifically for the Operational Pan (budget) two-year revenue streams and cash flows in Q3 each year.

The outcome of the pricing analysis was to use a gold price of $1,300/oz for Mineral reserves and $1,500/oz for gold Mineral resources for the December 2021 disclosure of estimates.

Table 16.1.1: Metal Price Deck

Metal	Unit	December 2021 Metal price Deck	
		Mineral reserve 31 Dec 2021	Mineral resource 31 Dec 2021
Gold	$/oz	1,300	1,500

Source: Damang CPR, 2021

The above price deck comparison to market long-term forecasts assessed at the time of analysis is consistent with the Registrants approach to retaining good discipline in support of the Company strategy; this approach ensures Gold Fields' Mineral resources and reserves are not too volatile year-on-year and that the company is protected against possible downside scenarios if the gold price falls up to ~25 % in any specific year. Ensuring sufficient flying height to maintain our margins at prices that could be incrementally lower than the spot price ranges seen in 2021 is also important. Equally, with annual mining sector inflation estimated at $30-40/oz, we need to ensure we mitigate this escalation risk in the life of mine plans and Mineral reserve estimates.

Sensitivity analysis on gold price for project financial evaluation is done to provide flexibility/range analysis for all regional studies and site growth opportunities and investment purposes.

The Mineral resource gold price premium to the Mineral reserve price is circa 15 % and the differential is in general alignment to our peer group and industry standard practice. The Mineral resource price premium is to provide information on each operation's potential at higher gold prices and to indicate possible future site infrastructure and mining footprint requirements.

Damang (AGL) and MKS (Switzerland) S.A manage the refinement and sale of gold between the two companies.

Gold Fields' treasury department in the corporate office in Johannesburg, South Africa sells all the refined gold produced by the operating company. On collection of the unrefined gold from a mine site, the relevant operating company will notify Gold Fields' treasury department of the estimated refined gold content, expressed in troy ounces, available for sale. After such confirmation, the treasury department sells the refined gold to authorized counterparties at a price benchmarked against the London Bullion Market Association PM gold auction price.

Gold Fields may periodically use commodity or derivative instruments to protect against low gold prices with respect to its production. Variations in gold price, currency fluctuations and world economics can potentially impact on the revenue received. No derivative instruments are in place at the date of this report.

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P a g e 104 | 130 Most gold production is used for jewellery and for investment purposes, in the latter case because the market views it as a store of value against inflation. In addition, certain physical properties of gold, including its malleability, ductility, electric conductivity, resistance to corrosion and reflectivity, make it the metal of choice for several industrial and electronic applications. Supply of gold consists of new production from mining, the recycling of gold scrap and releases from existing stocks of bullion. Mine production represents the most important source of supply, typically comprising 75 per cent. each year. Annual demand requires more gold than is newly mined and the shortfall is made up from recycling. Management believes that long-term gold supply dynamics and global economy trends will support the gold price at levels above or aligned to $1,300 per ounce in the long-term. The market for gold is relatively liquid compared to other commodity markets, with London being the world’s largest gold trading market. Gold is also actively traded via futures and forward contracts. The price of gold has historically been significantly affected by macroeconomic factors, such as inflation, exchange rates, reserves policy and by global political and economic events, rather than simple supply/demand dynamics. Gold is often purchased as a store of value in periods of price inflation and weakening currency. The price of gold has historically been less volatile than that of most other commodities. Significant service contracts and/or leases that are in place to enable execution of the life of mine plan include:  ABOSSO Goldfields Limited and MKS (Switzerland) S.A manage the refinement and sale of gold  Contract mining  Power Genser  Flights  Camp services  Assay services The Qualified person has relied on information provided by the Company in preparing its findings and conclusions regarding market studies related to gold sales from Damang. Refining services are based on well-established long-term agreements and expediting gold sales over the life of the asset does not represent any significant uncertainty. Service contracts, lease agreements and goods contracts e.g., diesel, cyanide and cement, necessary to develop the property as planned, are in place and have the capability to support the full projected cash flow period. 16.2 Metal Price history Gold prices London Metals Exchange afternoon close  Gold spot 30 December 2021 - $1,805.85/oz  Gold spot 24 month average - $1,784.45/oz  Gold spot 36 month average - $1,653.71/oz  Gold spot 60 month average - $1,497.48/oz

P a g e 105 | 130 17 Environmental studies, permitting, and plans, negotiations, or agreements with local individuals or groups Climate change is an integral part of the Mineral reserve generation process and incorporating relevant costs associated with climate change, primarily decarbonisation, mitigation and adaptation to the changing climate, is a key theme for the Company. Integration of these key elements into the Mineral reserve process is being carried out progressively and simultaneously across all of Gold Fields’ sites. 17.1 Permitting The EPA Act, 1994 (Act 490) and the Environmental Assessment Regulations, 1999 (LI 1652), regulate activities which affect the environment in Ghana and are administered by the Environmental Protection Agency (EPA). Mining companies are also required under the Minerals and Mining Act, 2006 (Act 703), Minerals and Mining (amendment) Act, 2015 (Act 900) and their attendant Minerals and Mining Regulations (e.g., LI 2182, 2012) to have due regard to the effect of their operations on the environment, and to take steps to prevent pollution of the environment. Under Schedule 2 of the Environmental Assessments Regulations (LI 1652, 1999), mining is considered an undertaking for which registration, environmental impact assessment and permitting is mandatory. Mining companies are therefore required to obtain an environmental permit before commencing mining operations and an environmental certificate within 24 months of the date of the commencement of operations after the submission of an environmental management plan (EMP). To obtain a permit, the EPA require the submission of a completed environmental assessment registration form (Form EA 2), which should provide an overview and preliminary environmental assessment of the proposed undertaking. After receipt and review of the application, the EPA undertakes a review and issues a screening report which stipulates a determination by the Agency that, an application at the initial assessment, is approved, objected to, requires the submission of a preliminary environmental report or the submission of an environmental impact statement (EIS). This decision is normally communicated to the applicant within 25 days from the date of the receipt of the application for an environmental permit. In respect of a proposed mining undertaking, the mining company (applicant) shall submit an EIS which shall be outlined in a scoping report to the Agency. A scoping report sets out the scope or extent of the environmental impact assessment to be carried out by the applicant, and includes a draft term of reference, which shall indicate the essential issues to be addressed in the environmental impact statement. The Agency shall upon receipt of a scoping report examine it and inform the applicant within 25 days of the receipt of the report whether it is acceptable or not acceptable. Where a scoping report is accepted by the Agency, it shall inform the applicant to submit an environmental impact statement based on the scoping report. Where a scoping report is not acceptable to the Agency, the applicant is advised by the Agency to revise the report as appropriate and resubmit it. Where an applicant is asked to submit an EIS it shall be the responsibility of the applicant to advertise the Scoping Notice to the general public and make available for inspection by the general public in the locality of the proposed undertaking copies of the scoping report. The Regulations require the EPA to advertise the EIS and to hold a public hearing if it appears that there is “great adverse public reaction” to the proposed activities, to hear comment and objections from interested and affected parties. The EIS may therefore be reviewed in the light of these comments, and may be approved, or returned to the applicant for modification and re-submission. Once the EIS, if required, is approved, the EPA will issue an environmental permit for the project. Environmental permits, which are valid for 18 months from the date of issue, normally contain a number of conditions and commitments made in the EIS documents and are considered to be legal commitments. Within 24 months after the commencement of operations, and every three years thereafter, the company must submit an environmental management plan (EMP) to the EPA that describes how the company will manage the environmental aspects of the project over the following three years. Other reporting conditions stipulated in environmental reports include the submission of monthly environmental monitoring returns, an annual environmental report and on a biennial basis, a biennial costed reclamation and closure plan. In addition to an environmental permit and environmental certificate, several other authorizations may be required:

- The Minerals Commission issues an Operating Health, Safety and Technical Permit/License for all mining projects on an annual basis. A mine cannot operate in Ghana without this approval.
- Road construction requires approval from the Ghana Highway Authority and the EPA.
- Water abstraction permits are required from the Water Resource Commission (WRC) to sink boreholes, impound water and abstract groundwater or surface water. Permission is also required from the WRC for diversion of watercourses.
- Should mining take place within a Forest Reserve, permission is required from the Forestry Services Division in accordance with the Environmental Guidelines for Mining in Productive Forest Reserves (2001). The guidelines also require that the EPA hold a public hearing at the end of scoping (this is in addition to the one required at the end of the EIA).
- Approval is required from the EPA and Land Valuation Board for the relocation of people, dwellings and crop compensation.
- Chemical purchases require the EPA's Chemical Clearance Certificate on annual basis.
- The Social License to operate issued by the community and stakeholders in general.

In line with the requirements of the EPA Act of 1994 (Act 490), the Agency may suspend or revoke an Environmental Permit, or Environmental Certificate, in certain circumstances, including where the holder breaches any of the provisions of the Regulations, or of the conditions of the permit or certificate, or where the holder fails to comply with any of its mitigation commitments in the EMP.

Damang operates in accordance with Ghanaian environmental requirements, as administered by the EPA and the WRC, as applicable, and holds the required Environmental Permits and valid Environmental Certificates.

A summary of all Damang environmental permits is provided in Table 17.1.1.

Table 17.1.1: List of Damang Environmental Permits

Type of permit	Agency	Date
Project Environmental Impact Statement	Environmental Protection Agency	1991
South Tailings Dam construction approval	Environmental Protection Agency	18th April 1995
Environmental Permit	Environmental Protection Agency	21st November 1995 (superseded)
Environmental Permit (Damang Gold Mining Project)	Environmental Protection Agency	8th November, 1996
Licence for diversion of water for mining operations	Ministry of Energy and Mines	18th November, 1996
Licence to divert Ayaasu River	Ministry of Mines and Energy	1st March 1999
East Tailings Dam construction approval	Environmental Protection Agency	14th September 1999
Environmental Certificate (Abosso Goldfields Limited, Damang Mine)	Environmental Protection Agency	9th November 2000 (superseded)
Environmental Permit (Kwesie Lima Project)	Environmental Protection Agency	16th October 2002
Water Use Permit	Water Resources Commission	9th July 2003 (superseded)
Environmental Certificate (AGL, Damang Mine)	Environmental Protection Agency	8th October 2003 (superseded)
Environmental Permit (Amoanda Project)	Environmental Protection Agency	20th December 2004
Environmental Permit (Tomento Project)	Environmental Protection Agency	4th July 2005
Environmental Permit (Lima South Project)	Environmental Protection Agency	11th August 2005
Environmental Certificate (Abosso Goldfields Limited, Damang Mine)	Environmental Protection Agency	23rd January 2006
East Tailings Facility Embankment Raise – Approval	Environmental Protection Agency	22nd February 2006
Environmental Impact Statement, Rex Project	Environmental Protection Agency	December 2006
Environmental Permit (Rex Project)	Environmental Protection Agency	13th March 2009
Environmental Permit (Lima South Project)	Environmental Protection Agency	20th July 2009
Water Use Permit	Water Resources Commission	5th July, 2010
Environmental Certificate (AGL, Damang Mine)	Environmental Protection Agency	31st October, 2011
Water Use Permit- Domestic, Industrial and Pit Dewatering	Water Resources Commission	1st January 2013
East Tailings Facility Embankment Raise – Approval	Environmental Protection Agency	22nd January 2015

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Type of permit	Agency	Date
Water Use Permit - Domestic, Industrial and Pit Dewatering	Water Resources Commission	1st January 2016
Construction Permit (Far East Tailings Storage Facility)	Minerals Commission	4th February 2017
Environmental Permit (Amoanda - Juno Corridor Project)	Environmental Protection Agency	20th March 2017
Water Use Permit - Domestic, Industrial and Pit Dewatering	Water Resources Commission	1st January 2019
Environmental Permit (Epieso exploration project)	Environmental Protection Agency	6th January 2021

Notes:
a) The Qualified person has selected a few permits to demonstrate permitting.
b) The Qualified person is of the opinion that the licenses are in good standing and that any current or future licensing can and will be obtained for the Mineral reserve or the Mineral resource.
c) The Qualified person is of the opinion that Damang has a good standing with licensing authorities, community groups and that licensing is not expected to be material to reserves or resources.
d) Damang is conducting continues rehabilitation and has a large closure liability. The Qualified person is of the opinion that the closure estimates and duration are reasonable and practical.

Source: Damang CPR, 2021

Mining operations are required by Ghana's environmental laws to rehabilitate disturbed lands as a result of mining operations, pursuant to a Reclamation Security Agreement (RSA), reclamation criteria and action plan agreed with the Ghanaian environmental authorities. This obligation is secured by posting reclamation bonds, which serve as a security deposit against default. Reclamation bonds are assessed every two years (biennial) based on agreed estimated rehabilitation costs incurred to date and expected to be incurred during the two years until the next reclamation plan is submitted to the EPA. The total reclamation bond for AGL as at December 2021 is $17.8 million comprising $15 million Bank Guarantee and $2.8 million cash.

Damang submitted its EMP to the EPA in 2020 (for the 2020-2023 period). Damang paid the requisite processing and permit fees and is waiting for the environmental certificates to be issued by the EPA.

17.2 Environmental studies

Current environmental studies at Damang mine include a biodiversity study, Acid Rock Drainage and Metals Leaching study, update of the water management plan and water balance and an update of the Mine closure plan and closure cost estimate

Damang mine engaged Traffic and Environmental Network (TEN) consultants to conduct biodiversity study at all operational areas of the mine. The study is expected to deliver a Biodiversity Management Plan, which is essential to support the development and implementation of a scientifically sound, inclusive and transparent procedures for land use planning and conservation in a mining environment. The plan is also to prescribe adequate mitigation, compensation and management measures with respect to identified impacts. TEN is also expected to provide a completion progress report on AGL's rehabilitated areas.

Golder Associates consultants were also engaged to review and update Damang's Water Balance Report and Water Management Plans (WMP) and complete a sitewide Acid Rock Drainage and Metal Leaching Potential (ARDML). The WMP study is expected to determine the overall water management objectives, develop a plan to achieve the objectives and to allocate costs to allow for assigning of financial resources, technologies and human capital. The study is also expected to deliver a predictive water balance model using the GoldSim software.

The ARDML study is to conduct a detailed geochemical investigation across the entire property, including interpretations of available Acid Base Accounting (ABA) test results and new sampling to ascertain the potential and significance of ARDML generation at all operational areas including the pits, waste rock dumps and the TSFs. This study is expected to deliver a categorical statement on the potential of ARDML anywhere in AGL to help AGL's planning for closure liability cost estimations.

Environmental management at Damang is conducted within the framework of the ISO14001:2015 certified Environmental Management System (EMS). Certification of the system first occurred in July 2003 for a three-year period and has since been the subject of annual third-party audits by Bureau Veritas (BVC). In the last recertification audit, two minor nonconformities were raised by the auditors. The next recertification audit is scheduled for first

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P a g e 108 | 130 quarter of 2021. The foundation of the EMS is the AGL Environmental Policy, which is aligned with the Gold Fields Limited Environmental Policy Statement. 17.3 Waste disposal, monitoring and water management 17.3.1 Tailings storage facilities (TSF) The FETSF is operated in accordance with the Operations Maintenance and Surveillance (OMS) manual, developed by Knight Piesold KP. KP is the Engineer of Record (EoR) at Damang and is involved with regular monitoring, construction quality assurance and inspection of the TSF. The latest quarterly inspection report by Knight Piesold (January 2021) concluded that the FETSF is a well-managed facility and that the embankments appeared stable with no dam safety concerns. In addition, the slope stability analyses conducted by KP indicated that each of the facilities complies with regulatory requirements and generally agrees with international best practice guidelines (ANCOLD 2019). Operating and monitoring information collected for the FETSF is sent to Glocal Engineering Limited (Glocal). The Mineral Commission’s Inspectorate Division also inspects the facility at least annually. Glocal was commissioned as an independent third-party auditor as required by the EPA. As part of their mandate, Glocal reviews operating and monitoring data and undertakes quarterly audits of the TSFs. Glocal’s audit reports and findings on the TFS’s status and operations are submitted quarterly to the EPA. The 2021 Environmental Audit report by Glocal Engineering Limited was issued in June 2021. The report concluded that the TSF complex was managed satisfactorily during 2021. Water quality management includes monitoring the boreholes, seepage collection sumps, and return water from the ETSF, FETSF, and the STSF. The monitoring data sets were reviewed to evaluate compliance with regulatory guidelines and baseline water quality in the vicinity. There were no exceedances detected in the data sets, indicating that the dam operations did not adversely impact water quality in the vicinity of the dam complex during the period. Ongoing ore tests are conducted semi-annually by subjecting representative ore samples from active pits to Acid Base Accounting (ABA) testing. In addition, samples of drill core representing various lithologies, ore types are collected for the new mining project areas and subjected to the ABA testing. Results show minimal indication of Acid Rock Drainage (ARD) generation potential from the tailings. However, in 2012, some ARD was detected in transitional ore at the Rex mining area. As a result, the ARD was contained and reported to the EPA, and ARD samples were taken at deeper levels from Rex 1, 2 and 3 pits for further analysis. Groundwater monitoring bores are installed around the perimeter of the facility to monitor groundwater levels. In addition, piezometers are installed within the perimeter embankments and tailings beaches to monitor the pore water pressure and phreatic surface levels in support of stability assessments. No dam safety concerns were identified during the audit. The decommissioned ETSF is currently undergoing closure and rehabilitation operations. Seepage from the ETSF seepage collection sumps is directed to the FETSF, and rehabilitation work has successfully established crops including oil palm, coconut, cashew, and mango along the tailings beaches. Groundwater and seepage sampling and testing are carried out routinely by the Environmental Department. Cyanide concentrations are within regulatory and recommended international limits. Ground and surface waters from the decommissioned STSF are regularly monitored and are compliant with total suspended solids, cyanide, and metals standards. The water is released to the environment through an engineered spillway, which has been lowered to reduce the pond area on the dam. The detailed rehabilitation program for the STSF has been successful, with the establishment of large numbers of oil palm plantations, vegetables, and leguminous trees. Currently, the FESTF is the only operational TSF with an ultimate design capacity of ~39 Mt at an embankment crest elevation of 1000 m RL.

P a g e 109 | 130 Deposition into the FETSF commenced in January 2018, and at the current throughput of 4.6 Mtpa, the FESTF is expected to provide tailings storage for another 4.5 years until 2026. This exceeds the tailings storage requirements of the current LoM forecast to 2025 and allows for tailings storage should ore processing extend beyond 2025. a) The Qualified person believes that the procedures and monitoring, water management practices are adequate for the life of mine reserve estimate. 17.3.2 Waste rock dumps Ongoing tests of waste rock are conducted semi-annually, by subjecting samples representing waste and ore from active the pits to ABA testing. In addition, samples of drill core representing various lithologies and waste types are collected for the new mining project areas and subjected to the ABA testing. Results show that there is very little indication of the potential for ARDML from the mine waste. In line with the mine’s concurrent rehabilitation policy, the Health, Safety and Environmental department re-slopes portions of waste rock dumps (WRD) that have reached completion stage. The re-sloped phases are then covered with subsoil or oxide material and topsoil as per regulatory requirement. Construction of crest and stone pitched drains are other rehabilitation activities that are done on re-sloped WRD phases before the completion of revegetation on the phases. Rehabilitation maintenance activities such as weeding, pruning, replacement of dead seedlings, pest control and fertilizer application are rehabilitation maintenance activities that are done on ongoing bases at the mine. Cost estimates for WRD phases that are not at the completion stage for concurrent rehabilitation are captured in the mine’s closure cost estimates every year. a) The Qualified person is of the opinion that the waste rock dumps at Damang are adequate for this life of mine reserve plan. Regular waste rock inspections are performed to assess safety. 17.3.3 Water management AGL hold water use permits AGLID118/19, AGLID294/19 and AGLID295/19 dated 1 January 2019 and AGLID439/20 dated 1 December 2019. The permits allow the mine to abstract raw water from the Tamang Dam, a tributary of Bonsa River, groundwater from boreholes at the plant site and the West Damang townsite for mining and domestic purposes as well as to dewater the Adjaye pond, Damang Cutback Complex, Rex, Lima, Kwesie South, Amoanda and the Tomento pits. In pursuance of the Water Resources Commission (WRC) ACT 522 (1996) and LI 1692, AGL promptly submits applications for water use permit renewal, quarterly reports and complies with all other issues relating to water use, abstraction, discharges and storage. From time to time, the operation may need to discharge water to the downstream environment (e.g., pit dewatering). To ensure all discharges of potentially contaminated water from AGL operations meet the required discharge guidelines for the protection of the downstream receiving environment, a procedure (water discharge) has been instituted and strictly adhered to. Any department wishing to discharge water must complete an application form and test the water for the parameters in the discharge requirements that can reasonably be expected to be present. Once tested, the details relating to the discharge are updated in the Water Discharge Approval Form (Proc SW17_A01). Approval for the discharge is obtained from the Health Safety and Environmental Manager. A suspended discharge into the environment for a period of at least one month will require a new permit and processing before any subsequent dewatering can continue. The department head must contact the Community Affairs Department if the immediate downstream environment is used as a community water source or if the discharge flows will make up >25 % of the downstream flow. Active pits sometimes generate nitrates-contaminated water which requires treatment prior to discharge into the receiving environment. A proposal for the treatment and discharge of Damang pit water using biological means by a consultant Water & Process Consult (WPC) was approved in 2017. The biological method was found to be more favourable as it produces

P a g e 110 | 130 no by-products and is more cost effective. A successful trial was conducted in 2017 using bacteria to reduce nitrates concentration in pit water. This method has been adopted and will remain an integral part of pit dewatering activities. Damang is using an “additive” to treat nitrates-contaminated water. All pit water recovered is stored in inactive pits (Lima, Tomento 1 and Kwesie North pits) and routed to the Adjaye dam for use in the process plant and workshops for washing heavy maintenance equipment and for dust suppression. Though AGL has a permit to abstract raw water from the Tamang dam, no water had been abstracted from the dam since July 2013. The ore processing operations recover most of the water from the TSF. Effluent from ore processing (tails slurry) containing ground and rock particles together with large volumes of water are pumped to the FETSF. The supernatant decant is pumped back to the process plant for reuse. This process will continue in 2021 and beyond to reduce raw water abstraction and increase reuse of process water. Potable water for the mine and residential areas is abstracted from boreholes located at the plant site and the residential area (townsite). a) The Qualified person is of the opinion that permitting is in place or can be readily permitted if required. b) The Qualified person is of the opinion that the water balance and procedures are adequate and support the life of mine reserve estimate. 17.4 Social and community Large resettlement programs were carried out in line with international good practice during the original mine development. Resettlement was done in cooperation with the local communities and the authorities. Development of the Amoanda and Tomento pits involved the relocation of existing residents following a similar process in terms of consultation, negotiations, agreements and subsequent implementation for other sites impacted by mining. Post resettlement monitoring was done to ensure integration of resettled people into their new communities. 17.4.1 Political Structure The Damang Mine falls under the administrative and political authority of the Prestea/Huni-Valley Municipal Assembly (PHMA). The political head of the municipality is the Municipal Chief Executive who administers the socio- economic development agenda of the central government in the municipality. 17.4.2 Traditional Structure The Mine has nine primary stakeholder communities namely, Damang, Abosso, Huni-Valley, Subri, Koduakrom, Kyekyewere, Amoanda, Nyamebekyere and Bompieso. These communities fall under the traditional jurisdiction of three divisional stools - Bosomtwe, Wassa Subri and Wassa Damang. Each division is ruled by a Divisional Chief and has other sub-chiefs that assist in running the communities that fall under the divisional stools. The Divisional Chiefs are the custodians of ancestral community lands, culture, customary laws and traditions which include history. Although the company ha acquired the minerals rights over the concession, the surface rights for the construction of settlements, agriculture activities and other land use belong to Chiefs and clan heads. 17.4.3 Socio-Economic Development The Company is committed to ensuring that the host communities realize genuine and lasting benefits from its presence. To affect this, the Gold Fields Foundation has been established to ensure development of the nine catchment communities. The Foundation is funded by $1/oz of gold produced and 1.5 % of pre-tax profit. The Foundation supports development programs in education, health, water and sanitation, agriculture and micro-enterprises, and infrastructure. The programs are extensively discussed with beneficiary communities for their buy-in before implementation. Since inception, the Foundation has contributed about $8.23 million to host community development.

P a g e 111 | 130 The company has a Host Community Employment procedure in place. The procedure reserves at least 60 % of all employment opportunities for the host communities. This procedure is extended to business partners and contractors. 17.4.3 Land Take Compensation principles under the Minerals and Mining Act 703 guide the payment of compensation for crops as well the deprivation of the use of land. For ease of implementation, the company meets with farmers’ representative, chiefs (who are usually landowners), the Land Valuation Department and the Municipal Directorate of agriculture to agree on crop rates payable each year. Independent private valuers are used to assess the value of land compensation that is paid as and when required. The Standard Operating Procedures - SOP#: CA 002 and SOP#: CA 003 provide details for acquiring land for mine operations and infrastructure. The Qualified person considers that the current policies in place address all issues associated with local individuals and groups. 17.5 Mine closure The operation has an active, well-managed concurrent rehabilitation program for areas no longer required for the operation of the mine. Damang has demonstrated successful rehabilitation of mined lands, including waste rock dumps, borrow pit areas and haul roads as well as the decommissioned STSF and ETSF. The oil palm plantation at the south TSF, which is currently yielding fruit, was handed over to the women’s group of the Kyekyewere community in 2012 as a source of livelihood and socio-economic empowerment. Rehabilitation of the ETSF commenced in January 2018. Currently 80 ha of the ETSF has been put to use with cash crops including coconut, oil palm, cashew, mangoes, rubber, and citrus. In 2020, new areas at Rex pit, Kwabenaho and FETSF were established with rubber whiles active maintenance continued at Tomento East, Lima, FETSF and ETSF rubber estates which was cultivated to prevent encroachment by local farmers as well as to provide future alternative livelihoods for the host communities. These rehabilitation activities will continue in 2021 and beyond. The total closure cost as at December 2021 was estimated at $22.3 million. The cost estimation was done internally but underwent external review and verification by SRK Consulting. a) The Qualified person is of the opinion that the licenses are in good standing and that any current or future licensing can and will be obtained for the Mineral reserve or the Mineral resource. b) The Qualified person is of the opinion that Damang has a good standing with licensing authorities, community groups and that licensing is not expected to be material to reserves or resources. c) The Qualified person is of the opinion that the status of Damang’s current environmental permits are in good standing and will allow for the developments to meet the sites life of mine reserves estimate and is also expected to be in good standing for resources estimation. d) Damang is conducting continuous rehabilitation and has a large closure liability. e) The Qualified person is of the opinion that the closure estimates and duration are reasonable and practical.

Gold Fields

18 Capital and operating costs

18.1 Basis and accuracy

Capital and operating costs for Damang are based on items incorporated in the life of mine plan to secure the Mineral reserve stated as at 31 December 2021.

The operating and capital cost estimates are based on recent historic performance and the Mineral reserve life of mine plan and supporting financial model. The levels of accuracy are the same as or better than pre-feasibility study at an estimated accuracy of ±15 % and require no more than 10 % contingency.

Gold Fields' two-year business planning cycle captures operating and capital costs along with key physicals and revenue. The business plans are internally reviewed, presented to the executive for approval, prior to sanctioning by the Gold Fields board of directors. The business plans are aligned with the Registrant's strategic direction for operating properties and provide the base for the first two years of the life of mine plan.

Capital expenditure once sanctioned must follow the group capital reporting standard.

18.2 Capital costs

Capital costs for Damang are based on items that will maintain operations and support execution of the current life of mine plan and Mineral reserve. Major budgeted capital expenditure items include $38.0 million in 2022 for capital waste stripping to expose ore at the Huni pit, $22.1 million for the FETSF tailing dam Stage expansion, $3.5 million for the process plant upgrades and other sustaining capital costs of $1.0 million.

The forecast capital costs are summarized in Table 18.2.1.

Table 18.2.1: Capital costs ($ million)

Capital Cost item	Unit	2022	2023	2024	2025
Mining MP & Dev	$ million	38.0	0.0	0.0	0.0
Mining Capital Works	$ million	0.7	0.0	0.0	0.0
Processing (incl. TSFs)	$ million	13.0	8.1	4.8	0.0
G&A Capital	$ million	0.0	0.0	0.0	0.0
Exploration	$ million	0.0	0.0	0.0	0.0
Capital Costs	$ million	51.7	8.1	4.8	0.0

Notes:
a) The capital costs are based on the 31 December 2021 life of mine schedule for proven and probable reserves.
b) No inferred Mineral resource is included in the life of mine processing schedule or techno-economic evaluation.
c) Tailing storage facilities are costed according to the life of mine requirements.
d) Mining MP & Dev relates to capital waste stripping from Huni pit.

Source: Damang CPR, 2021

18.3 Operating costs

Operating costs are split into mining, processing and general and administration (G&A):

- Damang's mining operations are based on contractor mining, which means that mining costs are mainly driven by contract rates. These vary depending on the volume of material mined, pit depth, grade control meters, blast patterns and volumes. In addition, Damang's owner mining and technical services costs and dayworks are included in the mining cost.
- The processing cost comprises mill reagents, milling and crushing wear parts, and power and maintenance costs. The power cost is based on a planned kilowatt hour per tonne (kWh/t) milled at the Genser contract rate of $0.14/kWh. The reagent costs and milling and crushing wear parts are based on historical trends and planned throughput. Maintenance costs for the process plant are also included.

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Gold Fields

- The G&A cost is made up of onsite and offsite overhead costs. The onsite cost includes all service departments on the mine, including human resource, finance, community affairs, environment, safety and protection services. Offsite costs include Accra office overhead costs, shared services costs, management fees and Gold Fields charges.

Budgeted operating costs for the 31 December 2021 Mineral reserve LoM plan are summarized in Table 18.3.1.

Table 18.3.1: Operating costs ($ million)

Operating cost item	Unit	2022	2023	2024	2025
Mining	$ million	68.8	50.6	7.5	6.3
Processing	$ million	68.7	70.7	70.5	46.3
G&A Operating	$ million	38.8	35.0	29.9	18.6
Operating costs	$ million	176.3	156.2	107.9	71.2

Notes:
a) The operating costs are based on the 31 December 2021 life of mine schedule for proven and probable reserves.
b) No inferred Mineral resource is included in the life of mine processing schedule or techno-economic evaluation.
c) Costs are first principles based on the Mineral reserve life of mine schedule.
d) This operating cost summary estimate is for the Mineral reserve life of mine schedule.

Source: Damang CPR, 2021

Table 18.3.2: Post LoM costs 100 % basis

Sources	Units	2026	2027	2028	2029
Post Reserve LOM Closure	$ million	16.0	4.7	0.9	0.7

Source: Damang CPR, 2021

The Qualified person's opinion on capital and operating costs is summarized below:

a) The financial schedule is wired to the life of mine plan to ensure the provision of capital is linked to when the major budgeted items require to be funded

b) The capital, operating and closure cost estimation levels of accuracy meet the minimum pre-feasibility study requirements at an estimated accuracy of ±15 % and require no more than 10 % contingency.

c) Gold Fields also perform post investment reviews across all major capital studies and share key learnings.

d) Gold Fields' two-year business planning cycle captures operating and capital costs along with key physicals and revenue. The business plans are aligned with the Registrant's strategic direction and equate to the first two years of the life of mine plan.

e) Capital expenditure, once sanctioned, must follow the company's capital reporting standard. Monthly and quarterly reviews are held to assess capital programs, operating unit costs, mine physicals, plan execution and revenue streams.

f) Operating unit costs are based on recent valid historical performance and where necessary take account of future changing circumstances that are anticipated to impact future operating costs.

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Gold Fields

19 Economic analysis

19.1 Key inputs and assumptions

The economic analysis of Damang is based on the 31 December 2021 Mineral reserve LoM plan to 2025, incorporating the production profiles from the various mining areas inclusive of the following assumptions:

- All assumptions in Publication Date money terms, which is consistent with the valuation date.
- Royalties on revenue consistent with the relevant legislation as discussed in Section 3.5.
- Gold Fields' operations are considered as a unit for taxation purposes and assessed losses and capital expenditure can be offset against corporate taxes.
- A real base case discount rate determined by Gold Fields Corporate Finance annually.
- The discounted cash flow (DCF) applied to post-tax, pre-finance cash flows and reported in financial years ending 31 December 2021.

The input parameters for the economic analysis are:

- The Mineral reserves disclosed in Section 12.3. No inferred Mineral resources are included in the economic analysis.
- The mining and processing schedule disclosed in Section 12.2.
- Process recoveries disclosed in Section 10.2.
- Capital costs disclosed in Section 18.2.
- Operating costs disclosed in Section 18.3.
- A royalty rate of 3.5 %.
- A reserve gold price of $1,300/oz.
- A real discount rate of 8.3 %.
- A corporate tax rate of 32.5 %.

The life of mine physical, operating cost, capital cost inputs, and revenue assumptions for the economic analysis are summarized in Table 19.1.1.

Table 19.1.1: LoM physical, operating cost and capital cost inputs and revenue assumptions 100 % basis

Sources	Units	2022	2023	2024	2025
Open Pit					
LOM Processed	koz	247.7	135.1	12.0	13.0
Recovery	%	92.5	92.5	91.5	91.5
Sold	koz	229.1	125.0	11.0	11.9
Stockpiles					
LOM Processed	koz	0.0	34.4	124.2	70.7
Recovery	%	92.5	92.5	91.5	91.5
Sold	koz	0.0	31.8	113.6	64.7
Total Sold	koz	229.1	156.8	124.6	76.6
Costs, Revenue and Cash flow					
Revenue	$ million	297.9	203.9	162.0	99.6
Operating Costs	$ million	176.3	156.2	107.9	71.2
Capital Costs	$ million	51.7	8.2	4.8	-
Other	$ million	26.5	21.1	27.1	33.8

P a g e 114 | 130

P a g e 115 | 130 Royalties $ million 11.2 7.3 5.8 4.0 Government levies $ million 0 0 0 0 Interest (if applicable) $ million 0 0 0 0 Total Costs $ million 265.6 192.9 145.6 108.9 Taxes $ million 9.1 0.7 - - Cash flow $ million 23.2 10.3 16.3 -9.4 Discounted cash flow at 8.3% (NPV) $ million 22.3 9.1 13.4 -7.1 Cash flow (CF) $ million 28.9 (15.8) (75.2) 0.7 Source: Damang CPR, 2021 Table 19.1.2: Gold Fields 90 % Attributable Gold, FCF and NPV Sources Units 2022 2023 2024 2025 90 % Attributable gold koz 206.2 141.1 112.1 68.9 90 % Cash Flow $ million 20.0 8.2 12.0 -6.4 Discounted cash flow at 8.3% (NPV) $ million 33.3 Source: Damang CPR, 2021 Table 19.1.3: Breakdown of ESG expenditure included in Table 18.2.1, Table 18.3.1 and Table 19.1.1 100 % basis Sources Units 2022 2023 2024 2025 Progressive Closure $ million 0.4 0.4 0.4 10.5 Notes: a) Significant portion of rehabilitation works is expected to be undertaken from 2025 onwards (after current mine life). Source: Damang CPR, 2021 19.2 Economic analysis Damang’s NPV based on discounting the cash flow in Table 19.1.1 at 8.3 % discount rate is $33.3 million (90 % attributable to Gold Fields). Given the mine is currently cash flow positive, the IRR and payback period are not relevant measures for the property. The book value of the Property and its associated plant and equipment as of 31 December 2021 was $172.7 million 19.3 Sensitivity analysis Sensitivity analyses were performed to ascertain the impact on NPV to changes in capital, operating costs, discount rate and gold price as summarized in Table 19.3.1 to Table 19.3.5. Table 19.3.1: NPV sensitivity to changes in gold price Gold Price - real -15% -10% -5% 0% 5% 10% 15% 25% 31 % Gold Price 1,105 1,170 1,235 1,300 1,365 1,430 1,495 1,625 1,700 NPV ($ million) (57.6) (27.0) 3.6 33.3 64.8 94.5 124.2 186.3 220.5 Source: Damang CPR, 2021 Table 19.3.2: NPV sensitivity to changes in grade Grade -15% -10% -5% 0% 5% 10% 15 % NPV ($ million) (46.8) (19.8) 9.0 33.3 59.4 83.7 108.9 Source: Damang CPR, 2021

P a g e 116 | 130 Table 19.3.3: NPV sensitivity to changes in capital costs Capital costs -15% -10% -5% 0% +5% +10% +15 % NPV ($ million) 42.3 39.6 37.8 33.3 31.5 27.9 26.1 Source: Damang CPR, 2021 Table 19.3.4: NPV sensitivity to changes in operating costs Operating costs -15% -10% -5% 0% +5% +10% +15 % NPV ($ million) 89.1 71.1 51.3 33.3 16.2 (1.8) (20.7) Source: Damang CPR, 2021 Table 19.3.5: NPV sensitivity to changes in Discount Rate Discount Rate % 2% 4% 6% 8% 8.3% 10 % NPV ($ million) 36.0 36.0 34.2 33.3 33.3 33.3 Notes: a) The Qualified person is of the opinion that the tecno-economic model based on the Mineral reserve physicals. The Recent historic assumptions are used to test the Mineral reserve economic assumptions. The material assumptions have been found to be valid and used in the tecno-economic studies. The discounted cash flow has economic viability and a NPV of $33.3 million at a discount rate of 8.3%. The IRR has not been presented for this tecno- economic study. b) The tecno-economic study for the Mineral reserves excludes all inferred Mineral resource material. c) The Qualified person is of the opinion that NPV of the Damang Mineral reserves is more sensitive to changes in gold price, grade and operating cost and less sensitive to changes in capital cost (lower capital cost over the life of mine) and discount rate (shorter mine life remaining). Source: Damang CPR, 2021 The Qualified person is of the opinion that the tecno-economic model based on the Mineral reserve physicals. The Recent historic assumptions are used to test the Mineral reserve economic assumptions. The material assumptions have been found to be valid and used in the tecno-economic studies. The discounted cash flow has economic viability and a NPV of $33.3 million at a discount rate of 8.3%. The IRR has not been presented for this tecno-economic study. The tecno-economic study for the Mineral reserves excludes all inferred Mineral resource material.

20 Adjacent properties

The Qualified person is unable to verify the information listed for the properties adjacent to Damang and that the information is not necessarily indicative of the mineralisation on the property that is the subject of this technical report summary. Damang is essentially stand alone and has no or little reliance of neighbouring properties and the proximity of any legal workings are not expected to interact in any way with Damang and the lease and permit areas are not overlapping.

Properties adjacent to the Damang concession are the Wassa gold mine held by Golden Star Resources Limited, Eastern Mining Co and the Tarkwa gold mine, owned by the Registrant (Figure 19.3.1). The Damang property overlaps with Tarkwa at its southern boundary.

Figure 19.3.1: Properties adjacent to the Damang mine concession



N
EASTERN MINING Co. LIMITED
(Pemeso)
30000m
DAMANG MINE
CONCESSION
WASSA MINE
CONCESSION
20000m
10000m
TARKWA MINE
CONCESSION
0m
-10000m
0m
10000m
20000m
30000m

Source: Damang CPR 2021

The geology of the Damang property comprises a syncline connected to the Damang anticline. The mineralisation at Damang is predominantly hosted within palaeoplacers of the Tarkwaian Series. The mineralisation at Wassa mine, near to Akyempim village, some 13 km ENE of Damang, comprises shear hosted mineralisation within the Birimian Supergroup.

The Qualified person is unable to verify the publicly disclosed information pertaining to Wassa. The Qualified person notes that the information relating to these adjacent properties is not necessarily indicative of the mineralisation within the Damang property that is the subject of this technical report summary.

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P a g e 118 | 130 21 Other relevant data and information The Qualified person is not aware of any additional information or explanation necessary to provide a complete and balanced presentation of the value of the Damang property. Gold Fields’ commitment to materiality, transparency and competency in its Mineral resources and Mineral reserves disclosure to regulators and in the public domain is of paramount importance to the Qualified person and the registrants Executive Committee and Board of Directors continue to endorse the company’s internal and external review and audit assurance protocols. This Technical Report Summary should be read in totality to gain a full understanding of Damang’s Mineral resource and Mineral reserve estimation and reporting process, including data integrity, estimation methodologies, modifying factors, mining and processing capacity and capability, confidence in the estimates, economic analysis, risk and uncertainty and overall projected property value. However, to ensure consolidated coverage of the Company’s primary internal controls in generating Mineral resource and reserve estimates the following key point summary is provided: a) A comprehensive quality assurance and quality control (QA/QC) protocol is embedded at Damang and all Gold Fields operations. It draws on industry leading practice for data acquisition and utilizes national standards authority accredited laboratories which are regularly reviewed. Analytical QA/QC is maintained and monitored through the submission of sample blanks, certified reference material and duplicates and umpire laboratory checks. b) Corporate Technical Services (CTS), based in Perth, comprises subject matter experts across the disciplines of geology, resource estimation, geotechnical, mining, engineering, modernization, capital projects, processing, metallurgy, tailings management and Mineral resource and reserve reporting governance. The CTS team budget for regular site visits to all operating mines when emphasis is placed on-site inspection and direct engagement with the technical staff to drive protocols and standards and enable on-site training and upskilling. CTS provides technical oversight and guidance to the operating Regions and mines and ensures an additional level of assurance to the Mineral resource and reserve estimates to supplement the mine sites and Regional technical teams. c) Independent audit review of fixed infrastructure is conducted annually with the appointed insurance auditor focussed on plant, machinery and mine infrastructure risks. An effective structural and corrosion maintenance programme with benchmark inspections is in place supported by equipment condition monitoring major critical component spares. Focus areas include the primary jaw crusher, ball mill shell or motor failure, structural failure of plant or conveyor, process tank failure and large transformer failure. Critical spares are well resourced and there are no large items not supported by on-site spares holdings. d) Mobile equipment is largely owned and well maintained by the mining contractor, There is some spare capacity in the fleet or within the contractor’s group, or hire units are readily available in the region. e) Processing controls include the preparation of quarterly plant metal accounting reconciliation reports by the mine sites which are reviewed by the Regional Metallurgical Manager and VP Metallurgy in the CTS team. Any monthly reconciliation variance outside the limits provided within the Gold Fields Plant Metal Accounting Standard is flagged for follow up assessment and remediation if warranted. f) Damang has a tailings management plan that promotes risk minimization to operators and stakeholders over the lifecycle of each tailings storage facility (TSF). Damang’s TSFs are operated in accordance with the company TSF Management Guidelines, which are aligned with the International Council on Metals & Mining’s (ICMM) Position Statement on preventing catastrophic failure of TSFs (December 2016). Active TSFs are subject to an independent, external audit every three years and regular inspections and formal dam safety reviews by formally appointed Engineers of Record (EoR). Further improvements in tailings management are expected through the achievement of conformance with the new developed Global Industry Standard for Tailings Management (GISTM) issued in 2020. g) The integration of environmental, social and governance (ESG) themes into the estimation process continues as an important consideration for modifying factors, reasonable prospects for economic extraction (RPEE) assessments, and to underpin the integrity of the Mineral resources and Mineral reserves. Accordingly, the company’s ESG Charter, goals, and priorities are fully considered in the life of mine plan, emphasising tailings

P a g e 119 | 130 management, integrated mine closure planning, security of energy and water, and the social and regulatory license to operate. h) Gold Fields also follows an embedded process of third-party reviews to provide expert independent assurance regarding Mineral resource and Mineral reserve estimates and compliance with relevant reporting rules and codes. In line with Gold Fields policy, every material property is reviewed by an independent third-party on average no less than once every three years, or when triggered by a material year on year change. Certificates of compliance are received from the companies that conduct the external audits which are also configured to drive continuous improvement in the estimation process. i) Importantly, Gold Fields endorses a well embedded risk and control matrix (RACM) configured to provide an annual assessment of the effectiveness of the registrants’ internal controls concerning the life of mine planning process and Mineral resource and reserve estimation and reporting. j) The internal controls include coverage of the following (inter alia): i Reasonableness of parameters and assumptions used in the Mineral resource and reserve estimation process ii Reasonableness of the interpretations applied to the geological model and estimation techniques iii Integrity in the mine design and scheduling, including reasonableness of the mine planning assumptions, modifying factors, cut-off grades, mining and processing methods and supporting key technical inputs such as year on year reconciliation, geotechnical, mining equipment, infrastructure, water, energy and economic analysis iv Provision of the necessary skills, experience and expertise at the mine sites and the Regions to undertake and complete the work with the required level of technical ability and competency, including professional registration as a Qualified person v Alignment with the SK 1300 rule (guidance and instruction) for the reporting of Mineral resources and reserves vi Review of the disclosure of the registrants’ Mineral resources and reserves process. k) Because of its inherent limitations, internal controls may not prevent or detect all errors or misstatements. Also, projections of any valuation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate. RCubed® is a proprietary cloud-based reporting system adopted by Gold Fields in 2021 to enhance the level governance and data security concerning Mineral resource and reserve reporting across all company properties. It ensures transparency and auditability for all data verification checks, information stage gating, the approvals process and confirmation of Qualified person credentials. The RCubed® reporting system is being incorporated into the SOX RACM matrix to support the December 2021 Mineral resource and reserve reporting.

P a g e 120 | 130 22 Interpretation and conclusions The views expressed in this technical report summary are based on the fundamental assumption that the required management resources and management skills are in place to achieve the Mineral reserve LoM plan projections for Damang. Climate change is an integral part of the Mineral reserve generation process and incorporating relevant costs associated with climate change, primarily decarbonisation, mitigation and adaptation to the changing climate, is a key theme for the Company. Integration of these key elements into the Mineral reserve process is being carried out progressively and simultaneously across all of Gold Fields’ sites. In terms of mining, there are no other significant factors or risks that affect access, title, or the right or ability to perform work on the Property and therefore execute the life of mine plan. Damang is currently awaiting confirmation from the Minerals Commission with regards to the renewal of three exploration licenses, Subiri (PL2/370), Bonsa River Forest Reserve (PL2/376) and Epieso (PL2/382). Currently there are no Mineral resources or reserves reported for these licence areas, which are at an early green fields stage of development. The life of mine plan for Damang has been reviewed in detail by the Competent Person for Reserves for appropriateness, reasonableness, and viability, including the existence of and justification for departure from historical performance. The Qualified person considers that the Technical Economic Parameters and Financial Models are based on sound reasoning, engineering judgement and technically achievable mine plan, within the context of the risk associated with the gold mining industry. The Mineral reserve estimates contained in this report should not be interpreted as assurances of the economic life or the future profitability of Damang. Mineral reserves are only estimates based on the factors and assumptions described herein, thus future Mineral reserve estimates may need to be revised. For example, if production costs increase or product prices decrease, a portion of the current Mineral resources, from which the Mineral reserves are derived, may become uneconomic and would therefore result in a lower estimate of Mineral reserves. The LoM plans include forward-looking technical and economic parameters and involve a number of risks and uncertainties that could cause actual results to differ materially. The business of gold mining by its nature involves significant risks and hazards, including environmental hazards and industrial accidents. General hazards associated with open pit gold mining operations include:  Flooding of the open pit.  Collapse of open pit walls.  Accidents associated with the operation of large open pit mining and rock transportation equipment.  Accidents associated with the preparation and ignition of large-scale open pit blasting operations.  Catastrophic failure of a tailings storage facility.  Ground and surface water pollution, including as a result of potential spillage or seepage from TSFs.  Production disruptions due to weather. Specific risks relating to Damang include:  Inundation of the Damang pit due to failure of ETSF western embankment. Gold Fields is at risk of experiencing any of these environmental or industrial hazards. The occurrence of any of these hazards could delay or halt production, increase production costs and result in a liability for Gold Fields.

22.1 Risks and mitigating actions

The major risks and mitigation actions at Damang based on a formal risk review and assessment using CURA risk ranking software and methodology are summarized in Table 22.1.1. Senior management review and update the risk register on a routine basis which is reported on a quarterly basis.

Table 22.1.1: Damang risks and mitigating actions

Risk description		Risk mitigating action
Resource Realization and availability of Ore supply	Scattered mineralisation within Huni Sandstone	Include performance KPI t in mining contract. Reconciliation and appropriate MPA's applied. Timeous GC and Advanced GC drilling ahead of mining
Free Cash Flow	Fluctuating gold price. Lower gold production.	Strive to be self funding of the site running cost Improve on production and cost monitoring. Negotiate favorable prices and payment terms for critical production items
Contractor Management	Contractor non - compliance to mine plan	Continuation of on site contractor Management Protocol
Pit Wall Stability	Geotechnical stability, specifically the East Wall of Damang pit, underneath East Tailings Storage Facility. Failure of pit walls /ramp. Induced instability of the East Tailings Storage Facility west embankment due to blasting of Damang Pit Cut Back East Wall.	Radar monitoring system installed on Damang Pit West and East wall. There are no blind spots in Damang Pit
Community Employment	High expectation of employment	Manage expectations for jobs. Intensive community engagement Adherence to community employment procedure
EPA permits/ Mining lease expiry	Delays in obtaining permits for Mining Operations	Damang pit permit covered in the EMP contractor. Payment made for Amoanda pit EMP contractor
Fraud	Fraudulent payment to suppliers, misappropriation of cash or other	Whistle Blowing programme in place
Illegal mining	People engaging in illegal mining activities on mine concession	Adequate illumination has been provided. Routine reaction patrols on the general mine site

Source: Damang CPR, 2021

Page 121 | 130

P a g e 122 | 130 23 Recommendations The Damang Mineral reserves currently support a 4 year life of mine plan that values the operation at $33.3 million at the reserve gold price of $1,300/oz.

P a g e 123 | 130 24 References The primary reference documents that have written consent by the appointed Gold Fields Lead Qualified persons technical report summary are. Primary reference is the Damang Competent Person Report 31 December 2021 for Mineral resources and Mineral reserves. This report has written consent from Mark Neville Biddulph who is the Gold Fields appointed Lead Competent Person or Qualified person for Damang Gold Mine. Mark has accepted responsibility for the Competent Person Report 31 December 2021 for Mineral resources and Mineral reserves as a whole. The Damang Competent Person Report 31 December 2021 for Mineral resources and Mineral reserves is referred to in this document as “Damang CPR 2021”.

P a g e 124 | 130 25 Reliance on information provided by the registrant The competent person has not identified any information provided by the registrant for Damang that requires noting under the reliance on information provided.

P a g e 125 | 130 26 Definitions 26.1 Adequate geological evidence When used in the context of Mineral resource determination, means evidence that is sufficient to establish geological and grade or quality continuity with reasonable certainty. 26.2 Conclusive geological evidence When used in the context of Mineral resource determination, means evidence that is sufficient to test and confirm geological and grade or quality continuity. 26.3 Cutoff grade Is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cutoff grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cutoff grade include net smelter return, pay limit, and break-even stripping ratio. 26.4 Development stage issuer Is an issuer that is engaged in the preparation of Mineral reserves for extraction on at least one Material property. 26.5 Development stage property Is a property that has Mineral reserves disclosed, pursuant to this subpart, but no material extraction. 26.6 Economically viable When used in the context of Mineral reserve determination, means that the Qualified person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral reserve is economically viable under reasonable Investment and market assumptions. 26.7 Exploration results Are data and information generated by mineral exploration programs (i.e., programs consisting of sampling, drilling, trenching, analytical testing, assaying, and other similar activities undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit) that are not part of a disclosure of Mineral resources or Mineral reserves. A Registrant must not use exploration results alone to derive estimates of tonnage, grade, and production rates, or in an assessment of economic viability. 26.8 Exploration stage issuer Is an issuer that has no Material property with Mineral reserves disclosed. 26.9 Exploration stage property Is a property that has no Mineral reserves disclosed. 26.10 Exploration target Is a statement or estimate of the exploration potential of a mineral deposit in a defined geological setting where the statement or estimate, quoted as a range of tonnage and a range of grade (or quality), relates to mineralisation for which there has been insufficient exploration to estimate a Mineral resource.

P a g e 126 | 130 26.11 Feasibility study Is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable Modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is Economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. 1. A feasibility study is more comprehensive, and with a higher degree of accuracy, than a Preliminary feasibility study (or pre-feasibility study). It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. 2. The confidence level in the results of a feasibility study is higher than the confidence level in the results of a Preliminary feasibility study (or pre-feasibility study). Terms such as full, final, comprehensive, bankable, or definitive feasibility study are equivalent to a feasibility study. 26.12 Final market study Is a comprehensive study to determine and support the existence of a readily accessible market for the mineral. It must, at a minimum, include product specifications based on final geologic and metallurgical testing, supply and demand forecasts, historical prices for the preceding five or more years, estimated long term prices, evaluation of competitors (including products and estimates of production volumes, sales, and prices), customer evaluation of product specifications, and market entry strategies or sales contracts. The study must provide justification for all assumptions, which must include assumptions concerning the Material contracts required to develop and sell the Mineral reserves. 26.13 Indicated Mineral resource Is that part of a Mineral resource for which quantity and grade or quality are estimated on the basis of Adequate geological evidence and sampling. The level of geological certainty associated with an indicated Mineral resource is sufficient to allow a Qualified person to apply Modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated Mineral resource has a lower level of confidence than the level of confidence of a Measured Mineral resource, an indicated Mineral resource may only be converted to a Probable Mineral reserve. 26.14 Inferred Mineral resource Is that part of a Mineral resource for which quantity and grade or quality are estimated on the basis of Limited geological evidence and sampling. The level of geological uncertainty associated with an inferred Mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred Mineral resource has the lowest level of geological confidence of all Mineral resources, which prevents the application of the Modifying factors in a manner useful for evaluation of economic viability, an inferred Mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a Mineral reserve. 26.15 Initial assessment Is a preliminary technical and economic study of the economic potential of all or parts of mineralisation to support the disclosure of Mineral resources. The initial assessment must be prepared by a Qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of Mineral resources but cannot be used as the basis for disclosure of Mineral reserves.

P a g e 127 | 130 26.16 Investment and market assumptions When used in the context of Mineral reserve determination, includes all assumptions made about the prices, exchange rates, interest and discount rates, sales volumes, and costs that are necessary to determine the economic viability of the Mineral reserves. The Qualified person must use a price for each commodity that provides a reasonable basis for establishing that the project is Economically viable. 26.17 Limited geological evidence When used in the context of Mineral resource determination, means evidence that is only sufficient to establish that geological and grade or quality continuity are more likely than not. 26.18 Material Has the same meaning as under Part 230.405 or Part 240.12b-2. The term material, when used to qualify a requirement for the furnishing of information as to any subject, limits the information required to those matters to which there is a substantial likelihood that a reasonable investor would attach importance in determining whether to purchase the security registered. 26.19 Material of economic interest When used in the context of Mineral resource determination, includes mineralisation, including dumps and tailings, mineral brines, and other resources extracted on or within the earth's crust. It does not include oil and gas resources resulting from oil and gas producing activities, as defined in Part 210.4-10(a)(16)(i) of this chapter, gases (e.g., helium and carbon dioxide), geothermal fields, and water. 26.20 Measured Mineral resource Is that part of a Mineral resource for which quantity and grade or quality are estimated on the basis of Conclusive geological evidence and sampling. The level of geological certainty associated with a measured Mineral resource is sufficient to allow a Qualified person to apply Modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured Mineral resource has a higher level of confidence than the level of confidence of either an Indicated Mineral resource or an Inferred Mineral resource, a measured Mineral resource may be converted to a Proven Mineral reserve or to a Probable Mineral reserve. 26.21 Mineral reserve Is an estimate of tonnage and grade or quality of Indicated Mineral resources and Measured Mineral resources that, in the opinion of the Qualified person, can be the basis of an Economically viable project. More specifically, it is the economically mineable part of a measured or Indicated Mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. 26.22 Mineral resource Is a concentration or occurrence of Material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral resource is a reasonable estimate of mineralisation, taking into account relevant factors such as Cutoff grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralisation drilled or sampled. 26.23 Modifying factors Are the factors that a Qualified person must apply to Indicated Mineral resources and Measured Mineral resources and then evaluate in order to establish the economic viability of Mineral reserves. A Qualified person must apply and

P a g e 128 | 130 evaluate modifying factors to convert Measured Mineral resources and Indicated Mineral resources to Proven Mineral reserves and Probable Mineral reserves. These factors include, but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. 26.24 Preliminary feasibility study (or pre-feasibility study) Is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a Qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. 1. A pre-feasibility study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the Modifying factors and the evaluation of any other relevant factors that are sufficient for a Qualified person to determine if all or part of the Indicated Mineral resources and Measured Mineral resources may be converted to Mineral reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is Economically viable. 2. A pre-feasibility study is less comprehensive and results in a lower confidence level than a Feasibility study. A pre-feasibility study is more comprehensive and results in a higher confidence level than an Initial assessment. 26.25 Preliminary market study Is a study that is sufficiently rigorous and comprehensive to determine and support the existence of a readily accessible market for the mineral. It must, at a minimum, include product specifications based on preliminary geologic and metallurgical testing, supply and demand forecasts, historical prices for the preceding five or more years, estimated long term prices, evaluation of competitors (including products and estimates of production volumes, sales, and prices), customer evaluation of product specifications, and market entry strategies. The study must provide justification for all assumptions. It can, however, be less rigorous and comprehensive than a Final market study, which is required for a full Feasibility study. 26.26 Probable Mineral reserve Is the economically mineable part of an Indicated Mineral resource and, in some cases, a Measured Mineral resource. 26.27 Production stage issuer Is an issuer that is engaged in material extraction of Mineral reserves on at least one Material property. 26.28 Production stage property Is a property with material extraction of Mineral reserves. 26.29 Proven Mineral reserve Is the economically mineable part of a Measured Mineral resource and can only result from conversion of a Measured Mineral resource. 26.30 Qualified person Is an individual who is:

P a g e 129 | 130 1. A mineral industry professional with at least five years of Relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the Registrant; and 2. An eligible member or licensee in good standing of a recognised professional organisation at the time the technical report is prepared. For an organisation to be a recognised professional organisation, it must: i Be either: A. An organisation recognised within the mining industry as a reputable professional association; or B. A board authorised by U.S. federal, state or foreign statute to regulate professionals in the mining, geoscience or related field; ii Admit eligible members primarily on the basis of their academic qualifications and experience; iii Establish and require compliance with professional standards of competence and ethics; iv Require or encourage continuing professional development; v Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and vi Provide a public list of members in good standing. 26.31 Relevant experience Means, for purposes of determining whether a party is a Qualified person, that the party has experience in the specific type of activity that the person is undertaking on behalf of the Registrant. If the Qualified person is preparing or supervising the preparation of a technical report concerning Exploration results, the relevant experience must be in exploration. If the Qualified person is estimating, or supervising the estimation of Mineral resources, the relevant experience must be in the estimation, assessment and evaluation of Mineral resources and associated technical and economic factors likely to influence the prospect of economic extraction. If the Qualified person is estimating, or supervising the estimation of Mineral reserves, the relevant experience must be in engineering and other disciplines required for the estimation, assessment, evaluation and economic extraction of Mineral reserves. 1. Relevant experience also means, for purposes of determining whether a party is a Qualified person, that the party has experience evaluating the specific type of mineral deposit under consideration (e.g., coal, metal, base metal, industrial mineral, or mineral brine). The type of experience necessary to qualify as relevant is a facts and circumstances determination. For example, experience in a high-nugget, vein-type mineralisation such as tin or tungsten would likely be relevant experience for estimating Mineral resources for vein-gold mineralisation, whereas experience in a low grade disseminated gold deposit likely would not be relevant. Note 1 to paragraph (1) of the definition of relevant experience: It is not always necessary for a person to have five years' experience in each and every type of deposit in order to be an eligible Qualified person if that person has relevant experience in similar deposit types. For example, a person with 20 years' experience in estimating Mineral resources for a variety of metalliferous hard-rock deposit types may not require as much as five years of specific experience in porphyry-copper deposits to act as a Qualified person. Relevant experience in the other deposit types could count towards the experience in relation to porphyry-copper deposits. 2. For a Qualified person providing a technical report for Exploration results or Mineral resource estimates, relevant experience also requires, in addition to experience in the type of mineralisation, sufficient experience with the sampling and analytical techniques, as well as extraction and processing techniques, relevant to the mineral deposit under consideration. Sufficient experience means that level of experience necessary to be able to identify, with substantial confidence, problems that could affect the reliability of data and issues associated with processing. 3. For a Qualified person applying the Modifying factors, as defined by this section, to convert Mineral resources to Mineral reserves, relevant experience also requires:

P a g e 130 | 130 i Sufficient knowledge and experience in the application of these factors to the mineral deposit under consideration; and ii Experience with the geology, geostatistics, mining, extraction and processing that is applicable to the type of mineral and mining under consideration.

Date and Signature Page

Qualified Person	Signature	Date
Dr Julian Verbeek	/s/ Dr. Julian Verbeek	27 March 2022
Richard Butcher	/s/ Richard Butcher	28 March 2022
Dr Winfred Assibey-Bonsu	/s/ Dr Winfred Assibey-Bonsu	27 March 2022
Andrew Engelbrecht	/s/ Andrew Engelbrecht	28 March 2022
Peter Andrews	/s/ Peter Andrews	27 March 2022
Daniel Hillier	/s/ Daniel Hillier	28 March 2022
Johan Boshoff	/s/ Johan Boshoff	28 March 2022
Andre Badenhorst	/s/ Andre Badenhorst	27 March 2022
Nan Wang	/s/ Nan Wang	28 March 2022
Steven Robins	/s/ Steven Robins	28 March 2022
Joseph Nyan	/s/ Joseph Nyan	29 March 2022
Mark Neville Biddulph	/s/ Mark Neville Biddulph	28 March 2022
Kwame Appau	/s/ Kwame Appau	29 March 2022
Thomas Kwesi Abakah	/s/ Thomas Kwesi Abakah	29 March 2022